              AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION
                                ON JUNE 27, 2002



                           REGISTRATION NO. 333-81150

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--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION


                              WASHINGTON, DC 20549
                            ------------------------


                                 AMENDMENT NO. 2
                                       TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                           --------------------------

                     SOVEREIGN REAL ESTATE INVESTMENT TRUST
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

      DELAWARE                      6798                      23-2938835
  (STATE OR OTHER             (PRIMARY STANDARD           (I.R.S. EMPLOYER
  JURISDICTION OF                INDUSTRIAL                IDENTIFICATION
  INCORPORATION OR            CLASSIFICATION                  NUMBER)
    ORGANIZATION)              CODE NUMBER)

                            103 FOULK ROAD, SUITE 200
                           WILMINGTON, DELAWARE 19803
                                  (302)654-7584
                        (ADDRESS, INCLUDING ZIP CODE, AND
                     TELEPHONE NUMBER, INCLUDING AREA CODE,
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                 DAVID C. EPPES
                     SOVEREIGN REAL ESTATE INVESTMENT TRUST
                            103 FOULK ROAD, SUITE 200
                           WILMINGTON, DELAWARE 19803
                                  (302)654-7584
                        (ADDRESS, INCLUDING ZIP CODE, AND
                     TELEPHONE NUMBER, INCLUDING AREA CODE,
                              OF AGENT FOR SERVICE)
                              ---------------------

                                   COPIES TO:

Joseph M. Harenza                 Wesley R. Kelso
Stevens & Lee, P.C.               Stevens & Lee, P.C.
111 North Sixth Street            25 North Queen Street
Reading, Pennsylvania  19603      Suite 602
                                  Lancaster, Pennsylvania 17602

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable following the effective date of this registration statement.

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

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                                       2

         THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE TRUST MAY NOT ISSUE THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND THE TRUST IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                   SUBJECT TO COMPLETION, DATED JUNE 27, 2002

PROSPECTUS

                     SOVEREIGN REAL ESTATE INVESTMENT TRUST
                                  $161,792,000
                                OFFER TO EXCHANGE
             ALL OUTSTANDING 12% SERIES A NONCUMULATIVE EXCHANGEABLE
               PREFERRED INTERESTS FOR 12% SERIES A NONCUMULATIVE
                        EXCHANGEABLE PREFERRED INTERESTS
                    (LIQUIDATION PREFERENCE $1,000 PER SHARE)

               AUTOMATICALLY EXCHANGEABLE INTO PREFERRED STOCK OF

                                 SOVEREIGN BANK

                           UNDER CERTAIN CIRCUMSTANCES
                           ---------------------------

                  THIS EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M.,

                   EASTERN STANDARD TIME, ON __________, 2002

                           ---------------------------

THE PREFERRED INTERESTS


- The terms of the registered preferred interests to be issued are identical to the outstanding interests except that the transfer restrictions and registration rights relating to the outstanding preferred interests will not apply to the registered preferred interests.

- Interest on the registered preferred interests accrues at the rate of 12% per year, payable in cash every six months on April 30 and October 31, with the first payment due on October 31, 2002.

- An investment in the registered preferred interests involves several risks, including the following:

- Except under certain circumstances, the registered preferred interests do not have voting rights. See "Description of Registered Preferred Interests - Voting Rights."

- If Sovereign Bank is placed into conservatorship or receivership or certain similar events described in this prospectus occur, each share of the registered preferred interests will be automatically and mandatorily exchanged for one newly issued share of preferred stock of Sovereign Bank. See "Description of Registered Preferred Interests - Automatic Exchange." Such exchange would likely occur at a time when Sovereign Bank's financial condition is deteriorating and could result in the holder receiving less than he or she would if the Trust was liquidated.

- There is no existing market for the registered preferred interests, and we do not intend to apply for their listing on any securities exchange or to seek approval for quotation through any automated quotation system.

- The Trust is not subject to any material limits on its ability to incur debt, and such debt would rank senior to the registered preferred interests. The terms or amount of such debt may impair the ability of the Trust to pay dividends on or redeem the registered preferred interests. See "Risk Factors" at page 28.

- The Trust relies on Sovereign Bank for advisory and administrative services and pays fees to Sovereign Bank for such services. The Trust intends to acquire additional assets from Sovereign Bank and its affiliates. This reliance on Sovereign Bank creates potential conflicts of interest that may result in the Trust obtaining such assets and services on terms less favorable to the Trust than would be available from an independent third party. See "Certain Relationships and Related Transactions - Relationship with Sovereign Bank."

     Please consider carefully the "Risk Factors" beginning on page 28 of this prospectus.

MATERIAL TERMS OF THE EXCHANGE OFFER


- The exchange offer expires at 5:00 p.m., Eastern Standard Time, on _______ __, 2002, unless extended by the Trust to a time not later than _______ __, 2002.

- Tenders of outstanding preferred interests may be withdrawn at any time prior to the expiration of the exchange offer.

- Broker-dealers that receive registered preferred interests for their own account in exchange for outstanding preferred interests must deliver a prospectus meeting the requirements of the federal securities laws in connection with any resale of the registered preferred interests. See "The Exchange Offer - Resale of the Registered Preferred Interests." Each broker-dealer who holds outstanding preferred interests for its own account due to market-making or other trading activities may use this prospectus, as supplemented or amended, in connection with any resale of the registered preferred interests.


     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED THE SECURITIES TO BE DISTRIBUTED IN THE EXCHANGE OFFER, NOR HAVE ANY OF THESE ORGANIZATIONS DETERMINED THAT THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     The registered preferred interests are not savings accounts, deposits or other debt obligations of a bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

         The date of this prospectus is __________ __, 2002

                             [Organizational Chart]

                          TABLE OF CONTENTS

                                                            PAGE

Prospectus Summary . . . . . . . . . . . . . . . . . . . . .   8
Our Ratio of Earnings to Fixed Charges
  and Preferred Dividends. . . . . . . . . . . . . . . . . .  27
Risk Factors . . . . . . . . . . . . . . . . . . . . . . . .  28
Forward-Looking Statements . . . . . . . . . . . . . . . . .  49
The Exchange Offer . . . . . . . . . . . . . . . . . . . . .  51
Use of Proceeds. . . . . . . . . . . . . . . . . . . . . . .  64
Selected Historical Financial Data . . . . . . . . . . . . .  65
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations. . . . . . . . . . . . . . . . . . . . . . .  65
Business . . . . . . . . . . . . . . . . . . . . . . . . . .  90
Description of the Assets. . . . . . . . . . . . . . . . . . 100
Management . . . . . . . . . . . . . . . . . . . . . . . . . 112
Executive Compensation . . . . . . . . . . . . . . . . . . . 115
Security Ownership . . . . . . . . . . . . . . . . . . . . . 116
Certain Relationships and Related
  Transactions . . . . . . . . . . . . . . . . . . . . . . . 116
Description of the Registered Preferred Interests. . . . . . 119
Description of Common Shares . . . . . . . . . . . . . . . . 129
Transactions with Affiliates . . . . . . . . . . . . . . . . 130
Book-Entry Procedures . . . . . . . . .  . . . . . . . . . . 130
Material United States Federal Income
  Tax Considerations . . . . . . . . . . . . . . . . . . . . 133
ERISA Considerations . . . . . . . . . . . . . . . . . . . . 147
Plan of Distribution . . . . . . . . . . . . . . . . . . . . 148
Legal Matters. . . . . . . . . . . . . . . . . . . . . . . . 149
Experts. . . . . . . . . . . . . . . . . . . . . . . . . . . 149
Available Information. . . . . . . . . . . . . . . . . . . . 149
Index to Financial Statements. . . . . . . . . . . . . . . . F-1

                               PROSPECTUS SUMMARY


The following is a summary of the more detailed information appearing elsewhere in this prospectus. Although this summary contains all of the material terms of the exchange offer, it is not complete and does not contain all the information you should consider. You should read the entire prospectus carefully, including the "Risk Factors" and the financial statements and related notes. You are also urged to read the offering circular with respect to Sovereign Bank preferred stock, which is located at Annex A to this prospectus. The Sovereign Bank Offering Circular contains important information regarding Sovereign Bank and Sovereign Bank preferred stock. Unless the context requires otherwise, "we," "us," "our" and "the Trust" and similar terms refer to Sovereign Real Estate Investment Trust.


                               THE EXCHANGE OFFER

The Exchange Offer...   We offer to exchange $161,792,000 liquidation preference
                        of our 12% Series A noncumulative exchangeable preferred interests, which have been registered under the Securities Act of 1933, as amended, for $161,792,000 liquidation preference of our outstanding 12% Series A noncumulative exchangeable preferred interests. You have the right to exchange your outstanding preferred interests for registered preferred interests with substantially identical terms.

                        We are also concurrently registering with the Office of Thrift Supervision shares of Series A noncumulative preferred stock of Sovereign Bank into which the shares of registered preferred interests are automatically exchangeable upon the occurrence of certain events. See "Description of Registered Preferred Interests -- Automatic Exchange."


Registration
   Rights Agreement..   We issued and sold 61,792 shares of outstanding
                        preferred interests on August 28, 2000, to Lehman
                        Brothers Inc. and Salomon Smith Barney, Inc.
                        Simultaneously, Sovereign REIT Holdings,

                        Inc. sold 100,000 shares of outstanding preferred interests, which it acquired in May 2000 from the Trust, to Lehman Brothers Inc. and Salomon Smith Barney, Inc. (See "Sovereign Real Estate Investment Trust.") At that time, Sovereign Bank and the Trust signed a registration rights agreement with Lehman Brothers Inc. and Salomon Smith Barney Inc. (See "Sovereign Real Estate Investment Trust.") which requires us to conduct this exchange offer.


                        This exchange offer is intended to satisfy those rights set forth in the registration rights agreement. After the exchange offer is complete, you will no longer be entitled to registration rights with respect to outstanding preferred interests that you do not exchange.

If You Fail To
  Exchange Your
  Outstanding
  Preferred
  Interests..........   If you do not exchange your outstanding preferred
                        interests for registered preferred interests in the exchange offer, you will continue to be subject to the restrictions on transfer provided in the outstanding preferred interests. In general, you may not offer or sell your outstanding preferred interests unless they are registered under the federal securities law or are sold in a transaction exempt from or not subject to the registration requirements of the federal securities laws and applicable state securities laws. See "The Exchange
                        Offer - Consequences of Failure to Exchange."


Expiration Date......   The exchange offer will expire at 5:00 p.m., Eastern
                        Standard Time, on ______ __, 2002, unless we decide to extend the expiration date to a time not later than ______ __, 2002. See "The Exchange Offer - Expiration
                        Date; Extensions; Amendments."

Conditions To The
  Exchange Offer.....   The exchange offer is subject to conditions that we may
                        waive. The exchange offer is not conditioned upon any minimum amount of outstanding preferred interests being tendered for exchange. See "The Exchange Offer -
                        Conditions." We reserve the right, subject to applicable law, at any time and from time to time:

                        - to extend the exchange offer or to terminate the exchange offer if specified conditions have not been satisfied; and

                        - to amend the terms of the exchange offer in any manner consistent with the registration rights agreement.

                        See "The Exchange Offer - Expiration Date; Extensions; Amendments."

Procedures For
  Tendering
  Outstanding
  Preferred
  Interests..........   If you wish to tender your outstanding preferred
                        interests for exchange, you must:

                        - complete and sign the enclosed Letter of Transmittal by following the related instructions; and

                        - send the Letter of Transmittal, as directed in the instructions, together with any other required documents, to the exchange agent, in compliance with the specified procedures.

                        Brokers, dealers, commercial banks, trust companies and other nominees may also effect tenders by book-entry transfer.

                        Please do not send your Letter of Transmittal or any other required document to us. Those documents should only be sent to the exchange agent. Questions regarding how to tender and requests for information should be directed to the exchange agent. See "The Exchange Offer
                        - Exchange Agent."

Special Procedures
  For Beneficial
  Owners.............   If your outstanding preferred interests are registered
                        in the name of a broker, dealer, commercial bank, trust company or other nominee, we urge you to contact that person promptly if you wish to tender your outstanding preferred interests in accordance with the exchange offer. See "The Exchange Offer - Procedures for
                        Tendering."

Withdrawal Rights....   You may withdraw the tender of your outstanding
                        preferred interests at any time prior to the expiration date of the exchange offer by delivering a written notice of your withdrawal to the exchange agent. You must also follow the withdrawal procedures as described under the heading "The Exchange Offer - Withdrawal of
                        Tenders."


Resale Of Registered
  Preferred
  Interests..........   We believe that you will be able to offer for resale,
                        resell or otherwise transfer registered preferred interests issued in the exchange offer without compliance with the registration and prospectus delivery provisions of the federal securities laws, provided that:


                        - you are acquiring the registered preferred interests in the ordinary course of business;

                        - you are not participating, and have no arrangement or understanding with any person to participate, in the distribution of the registered preferred interests; and

                        - you are not an affiliate of the Trust, or if you are an affiliate, you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable. As defined in Rule 405 of the Securities Act, an affiliate of the Trust is a person that "controls or is controlled by or is under common control with" the Trust.

                        Our belief is based on interpretations by the Securities and Exchange Commission, as set forth in no-action letters issued to third parties unrelated to the Trust. The staff of the Securities and Exchange Commission has not considered this exchange offer in the context of a no-action letter, and we cannot assure you that they would make a similar determination with respect to this exchange offer.

                        If our belief is not accurate and you transfer registered preferred interests without delivering a prospectus meeting the requirements of the federal securities laws or without an exemption from these laws, you may incur liability under the federal securities laws. We do not and will not assume or indemnify you against this liability.

                        Each broker-dealer that receives registered preferred interests for its own account in exchange for outstanding preferred interests that were acquired by that broker-dealer as a result of market-making or other trading activities must agree to deliver a prospectus meeting the requirements of the federal securities laws in connection with any resale of the registered preferred interests. See "The Exchange Offer
                        - Resale of the Registered Preferred Interests."

Exchange Agent.......   The exchange agent for the exchange offer is Mellon
                        Investor Services LLC. The address, telephone number and facsimile number of the exchange agent are set forth in "The Exchange Offer - Exchange Agent" and in the Letter of Transmittal.


Use Of Proceeds......   We will not receive any cash proceeds from the exchange
                        offer. Upon the issuance of the outstanding preferred interests in August 2000, the Trust used its share of proceeds to pay a dividend to Sovereign REIT Holdings, Inc. in the fourth quarter of 2000. The balance of the proceeds were received directly by Sovereign REIT Holdings, Inc.


                       THE REGISTERED PREFERRED INTERESTS

Issuer...............   Sovereign Real Estate Investment Trust
                        103 Foulk Road, Suite 200
                        Wilmington, Delaware 19803

Exchange Preferred
  Interests..........   $161,792,000 Series A Noncumulative Exchangeable
                        Preferred Interests.

Dividends............   Holders of the registered preferred interests are
                        entitled to receive, if, when and as declared by the administrative trustees of the Trust, out of funds legally available therefor, cash dividends on the registered preferred interests at a rate per annum equal to 12% of the liquidation preference of $1,000 per share.


                        If declared, dividends on the registered preferred interests are payable on April 30 and October 31 of each year, commencing on October 31, 2002.

                        Dividends on the registered preferred interests are noncumulative. Accordingly, if no dividend is declared for a semi-annual dividend period, holders will have no right to receive a dividend for that period, and the Trust will have no obligation to pay a dividend for that period, or interest on such dividend, whether or not dividends are declared or paid for any future period with respect to either the registered preferred interests or the common shares of the Trust. If full dividends on the registered preferred interests for the then current semi-annual dividend period have not been paid, or declared and set apart for payment, the Trust is prohibited from paying dividends on the common shares of the Trust and any other preferred securities of the Trust which are junior in dividend priority in respect of the same period. Payment of dividends on the registered preferred interests may be subject to certain restrictions under Sovereign's $700 million senior note indenture. See "Description of the Registered Preferred Interests - Dividends."


Redemption...........   The registered preferred interests are not redeemable
                        prior to May 16, 2020. At any time on or after May 16, 2020, the registered preferred interests may be redeemed at the option of the Trust, in whole or in part on a pro rata basis, upon payment in cash of a redemption price equal to $1,000 per share, plus accumulated and unpaid dividends for the then-current semi-annual dividend period, but without accumulation of unpaid dividends for prior dividend periods.

                        Prior written approval of the Office of Thrift Supervision is required for any such redemption of the registered preferred interests. See "Description of the Registered Preferred Interests - Redemption." The registered preferred interests are not subject to mandatory redemption or to any sinking fund.

Liquidation
  Rights.............   As discussed below, upon the dissolution or liquidation
                        of the Trust, each share of registered preferred interests will be exchanged automatically for one share of Sovereign Bank preferred stock. Accordingly, no liquidation preference would be applicable to the registered preferred interests. For a description of the liquidation rights of Sovereign Bank preferred stock see
                        "Description of the Registered Preferred Stock -
                        Liquidation Rights" in the attached Sovereign Bank
                        Offering Circular.


Ranking..............   The registered preferred interests rank junior only to
                        the Trust's currently outstanding Series C preferred interests, and the aggregate annual dividends payable on such preferred interests is $80,000. The registered preferred interests will also be junior to any indebtedness incurred or guaranteed by the Trust. As of March 31, 2002, the Trust had no outstanding borrowings and had guaranteed approximately $4 billion of outstanding borrowings by Sovereign Bank from the Federal Home Loan of Pittsburgh. There are no restrictions on the amount of borrowings that Sovereign
                        Bank may incur under the guarantee issued by the Trust to the Federal Home Loan Bank of Pittsburgh, but at March 31, 2002, Sovereign Bank had pledged at least
                        $6.01 billion aggregate principal amount of qualifying collateral to secure its loans from the Federal Home
                        Loan Bank of Pittsburgh.

                        The registered preferred interests rank equal to the Series C preferred interests as to distribution upon liquidation or dissolution of the Trust.

                        The registered preferred interests rank senior to the Trust's other outstanding preferred interests and common shares, as to the payment of dividends and as to distributions upon the liquidation or dissolution of the Trust.

Automatic Exchange...   Upon the occurrence of an exchange event (including a
                        voluntary dissolution or liquidation of the Trust or at the direction of the Federal Home Loan Bank or the Office of Thrift Supervision), each share of registered preferred interests will be exchanged automatically for one share of Sovereign Bank preferred stock. The Federal
                        Home Loan Bank or the Office of Thrift Supervision generally may direct an automatic exchange at times when
                        Sovereign Bank is having financial difficulties. Such shares of Sovereign Bank preferred stock, upon issuance, will rank equally with any other preferred shares of Sovereign Bank then outstanding. In the event of an automatic exchange, an investor would own an investment in Sovereign Bank, and not in the Trust, at a time when Sovereign Bank's financial condition would be deteriorating or Sovereign Bank would have been placed in receivership or conservatorship. See "Description of the Registered Preferred Interests - Automatic
                        Exchange."


Voting Rights........   Except as set forth below, holders of the registered
                        preferred interests will have no voting rights.

                        Without the consent of holders of at least two-thirds of the registered preferred interests, voting as a separate class, the Trust will not: (i) amend, alter or repeal any provision of the Trust's declaration of trust so as to materially and adversely affect the voting powers, preferences, or special rights of holders of the registered preferred interests, (ii) effect a consolidation or merger of the Trust with or into, or enter into a share exchange with, another person, other than a subsidiary wholly owned, directly or indirectly, by Sovereign Bank, unless certain conditions have been met, or (iii) authorize or issue, or obligate the Trust to authorize or issue, any securities which are equal to or senior in right with respect to dividends or upon a liquidation or dissolution of the Trust other than Additional Preferred Interests (as defined in this prospectus).


                        If full dividends on the registered preferred interests are not paid for three semi-annual dividend periods, the number of Administrative Trustees of the Trust will be increased by two and the holders of the registered preferred interests, voting as a class with the holders of the Additional Preferred Interests who are likewise affected and who are entitled to exercise similar voting rights, will have the right to elect such additional trustees, called preferred trustees. The term of the preferred trustees shall terminate after full dividends shall have been paid on the registered preferred interests and on such Additional Preferred Interests for two consecutive dividend periods thereafter. See "Description of the Registered Preferred Interests - Voting Rights."


                        If the Trust is unable to comply with certain covenants in its declaration of trust with respect to the registered preferred interests because such compliance would violate other agreements to which Sovereign Bancorp, Inc. or an affiliate is a party, then the holders of the registered preferred interests may in certain circumstances be granted the right to elect a majority of the trustees of the Trust. See "Description of the Registered Preferred Interests - Covenants."


Covenants............   The Trust's declaration of trust includes certain
                        covenants of the Trust in favor of the holders of the registered preferred interests, specifically, covenants which restrict the Trust's ability to:

                       (i) make certain payments to Sovereign Bank or its affiliates when the Trust is precluded from making payments in respect of junior securities,
                       (ii)  make such payments in anticipation
                             of liquidation, dissolution, or
                             winding up of the Trust;
                       (iii) at any time incur indebtedness
                             other than certain permitted
                             indebtedness;
                       (iv)  under certain conditions related to
                             preferred dividend coverage,
                            (a) pay dividends on its common shares or make any
                             payment with respect to indebtedness to Sovereign Bank or its affiliates or (b) change its policy of reinvesting the proceeds of its assets in other interest-earning assets; or
                       (v) issue any additional common shares if, as a result Sovereign Bank would own, directly or indirectly, less than 80% of the outstanding common shares.

                        The Trust could do any of the foregoing provided it obtains the consent or affirmative vote of the holders of at least two-thirds of the registered preferred interests voting as a separate class.

                        In the event that certain of the foregoing covenants would have the effect of causing Sovereign Bancorp or any of its affiliates to breach the terms of any agreement to which it is a party, then the Trust will not be required to comply with the applicable covenant to the extent that doing so would cause such a breach. In that event, Sovereign Bank may at its option, with the consent of the Office of Thrift Supervision and Federal Home Loan Bank, if necessary, exchange all of the registered preferred interests for Sovereign Bank preferred stock. If Sovereign Bank does not elect to exchange the registered preferred interests for Sovereign Bank preferred stock, then the holders of the registered preferred interests, voting as a class, will have the right, for a prescribed time period, to elect a majority of the trustees of the Trust. See "Description of Registered Preferred Interests - Covenants."

Federal Income Tax
     Considerations..   The Trust has received an opinion from Stevens & Lee,
                        P.C., special tax counsel to Sovereign Bank and to the Trust, that, based on representations made by the Trust,
                        (a) for the taxable years ending December 31, 1998, 1999, 2000, and 2001, the Trust was organized and operated in conformity with the requirements for qualification and taxation as a real estate investment trust under the Internal Revenue Code of 1986, as amended, and (b) the Trust's organization and its proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a real estate investment trust under the Internal Revenue Code of 1986, as amended. See "Material United States Federal
                        Income Tax Considerations - Taxation of the Trust as a
                        REIT."


                        The Trust has also received an opinion from Stevens & Lee, P.C., that holders of outstanding preferred interests who exchange outstanding preferred interests for an equal number of registered preferred interests will not recognize any gain or loss for United States federal income tax purposes solely as a result of such exchange. See "Certain United States Federal Income Tax Considerations - Tax Treatment of the Exchange of Outstanding Preferred Interests for Registered Preferred Interests."


                        Upon the occurrence of an exchange event, the Series A preferred interests will be automatically exchanged on a one-for-one basis for Sovereign Bank preferred stock. See "Automatic Exchange." The automatic exchange will be a taxable exchange with respect to which each holder of Series A preferred interests will have a gain or loss, as the case may be, measured by the difference between the basis of such holder in the Series A preferred interests and the fair market value of Sovereign Bank preferred stock received in the automatic exchange. See "Material United States Federal Income Tax Considerations - Tax Treatment of the Automatic Exchange."


ERISA
  Considerations.....   Each holder of the registered preferred interests and
                        any subsequent transferees
                        of the registered preferred interests are deemed to represent, for the benefit of Sovereign Bank and its affiliates, for the entire period of time during which such holder or transferee holds its interest in the registered preferred interests, that such holder or transferee either (A) is not (i) an "employee benefit plan" within the meaning of Section 3(3) of Employee
                        Income Security Act of 1974, as amended ("ERISA"), whether or not subject to Title I of ERISA, including any U.S. or foreign governmental pension plan, (ii) a "plan" subject to Section 4975 of the Internal Revenue
                        Code of 1986, as amended, or (iii) a person or entity deemed to hold the assets of any such "employee benefit plan" or "plan" within the meaning of 29 C.F.R.
                        2510.3-101 or otherwise or (B) is an insurance company purchasing the registered preferred interests with funds of a general account containing assets of the insurance company that are not legally segregated and allocated to separate accounts under applicable state law, and which otherwise satisfies the requirements of the Department of Labor Prohibited Transaction Class Exemption 95-60.
                        See "ERISA Considerations."


Conflicts of
     Interest........   The Trust relies on Sovereign Bank and its affiliates
                        for virtually every aspect of the Trust's operations.
                        Because the Trust's interest and those of Sovereign Bank and its affiliates are not identical, conflicts of interests may arise with respect to various transactions. See "Investment and Management Policies" and "Conflict of Interest Policies."

Compensation to
     Affiliates......   The Trust has entered into several participation and
                        loan servicing agreements with Sovereign Bank pursuant to which the Trust pays Sovereign Bank an annual servicing fee for the performance of its servicing obligations with respect to the Trust's mortgage loans. See
                        "Description of Assets - Servicing." The Trust also pays an annual fee to Sovereign Bank in connection with administrative and other services provided by Sovereign
                        Bank to the Trust pursuant to an advisory agreement. See
                        "Management - The Advisor."

Risk Factors.........   Potential investors in the registered preferred
                        interests should carefully consider the matters set forth in the section entitled "Risk Factors" in this prospectus and in the Sovereign Bank Offering Circular prior to making an investment decision with respect to the registered preferred interests.

                        In particular, investors should consider that:

                        - there is no active trading market for the registered preferred interests, and it is unlikely that one will develop;

                        - because of the automatic exchange feature, investors may find themselves with an investment in Sovereign Bank at a time when Sovereign Bank's financial condition is likely to be deteriorating or when Sovereign Bank has been placed in conservatorship or receivership;

                        - the holders of the registered preferred interests generally do not have voting rights, and Sovereign Bank and the Federal Home Loan Bank control the liquidation and dissolution of the Trust. Upon such event, the registered preferred interests would automatically and mandatorily convert to Sovereign Bank preferred stock;

                        - as a result of prior agreements, the Federal Home Loan Bank's consent is required before the Trust can take certain actions which could be beneficial to the Trust; and

                        - subject to certain covenants, Sovereign

                        Bank can control the quantity and quality of the assets owned by the Trust. Under certain circumstances, this could limit the Trust's ability to pay dividends on the registered preferred interests.


Transfer Agent.......   Mellon Investor Services LLC will act as transfer agent
                        for the registered preferred interests.

                     Sovereign Real Estate Investment Trust


     The Trust is a statutory business trust created under Delaware law on March 17, 1998. The Trust is a subsidiary of Sovereign REIT Holdings, Inc., which in turn is a subsidiary of Sovereign Bank. The Trust has operated, and intends to continue to operate, so as to qualify as a real estate investment trust under the Internal Revenue Code. Upon formation, assets were contributed to the Trust consisting of (i) 100% participation interests in pools of residential mortgage, home equity and automobile loans with an aggregate principal amount of $3.52 billion, and (ii) fixed rate residential mortgage-backed securities with an aggregate principal amount of $628 million. The Trust acquired these assets indirectly from Sovereign Bank in exchange for the issuance to Sovereign REIT Holdings, Inc. of 10,000 common shares of the Trust. In January 1999, the Trust sold to Sovereign REIT Holdings, Inc. all 1,000 authorized shares of Series C preferred interests, of which 890 shares were retained by Sovereign REIT Holdings, Inc. and, 110 shares were resold to employees and directors of Sovereign Bank and their spouses.

     On May 15, 2000, Sovereign Bank contributed 100% participation interests in pools of residential mortgage loans with a principal balance of $1.26 billion to Sovereign REIT Holdings, Inc. Sovereign REIT Holdings, Inc. contributed such participation interests to the Trust in exchange for the issuance to Sovereign REIT Holdings, Inc. of 100,000 outstanding shares of Series A preferred interests, as well as approximately 1.1 million shares of Series B variable rate dividend noncumulative preferred interests. The Trust estimates that its loan and investment securities portfolios had fair market values as of March 31, 2002, of approximately $1.18 billion and 0.36 billion, respectively.

         All of the Trust's assets are pledged to the Federal Home Loan Bank to secure borrowings by Sovereign Bank, of which the Trust has guaranteed approximately $4 billion. As of March 31, 2002, Sovereign Bank had outstanding Federal Home Loan Bank borrowings of approximately $6.01 billion. The Trust has entered into a number of security and other agreements with the Federal Home Loan Bank in connection with such borrowings and guarantee. See "Business - Federal Home Loan Bank Agreements." In the event the Federal Home Loan Bank forecloses or takes any similar action with respect to more than $500 million of the Trust's assets (including prohibiting any remittance by Sovereign Bank, in its capacity as servicer, to the Trust of payments received in respect of such assets), each share of registered preferred interests will automatically be exchanged for one newly issued share of Sovereign Bank preferred stock. See "Description of the Registered Preferred Shares - Automatic Exchange" and "Business - Federal Home Loan Bank Agreements."


     Sovereign Bank is required by the Office of Thrift Supervision to maintain certain levels of regulatory capital. The registered preferred interests are treated by the Office of Thrift Supervision as Tier 1 Capital of Sovereign Bank on a consolidated basis for regulatory purposes. All of the Trust's currently outstanding common shares are owned by Sovereign Bank indirectly through its ownership of 100% of the capital stock of Sovereign REIT Holdings, Inc.. As long as any registered preferred interests are outstanding, Sovereign Bank intends to retain direct or indirect ownership of at least 80% of the outstanding common shares of the Trust.


     The Trust's principal business objective is to acquire, hold and manage real estate and real estate-related assets that will generate net income for distribution to shareholders. In order to preserve its status as a real estate investment trust, substantially all of the assets of the Trust will consist of qualified real estate investment trust assets of the type permitted by the Internal Revenue Code. See "Material United States Federal Income Tax Considerations." Although the Trust generally intends to generate a substantial portion of its income through the long-term ownership of assets in its loan and investment securities portfolios, the Trust will, from time to time in the future, acquire additional qualified real estate investment trust assets, most probably from Sovereign Bank, from the proceeds received upon repayment or disposition of its assets. The Trust anticipates that new assets acquired by the Trust will consist primarily of additional residential mortgage loans (including by way of 100% participation interests in residential mortgage loans), commercial mortgage loans (including by way of 100% participation interests), commercial and residential mortgage-backed securities, or other real estate assets acquired from Sovereign Bank or its affiliates. Such loans, mortgage-backed securities and real estate assets will be consistent with Sovereign Bank's underwriting and investment policies at the time of origination, purchase or investment.

     The Trust has agreed, subject to certain exceptions, to reinvest principal amounts received on its assets in other income-generating assets such that the Trust's adjusted consolidated funds from operations over any period of four fiscal quarters is anticipated to equal at least 150% of the amount that would be required to pay full annual dividends on the registered preferred interests, as well as any other preferred interests outstanding at the time.

     The Trust has agreed not to make any payment of interest or principal with respect to indebtedness of the Trust to the Bank or its affiliates unless the Trust's adjusted consolidated funds from operations over the preceding four quarters equals at least 150% of the amount that would be required to pay full annual dividends on the registered preferred interests as well as any other securities that rank on a parity with the preferred interests as to the payment of dividends and distributions upon the liquidation, winding up and dissolution of the Trust. See "Description of the Registered Preferred Interests - Covenants."

Management

     The Trust's business and affairs are conducted by three individual Administrative Trustees, all of whom are officers of Sovereign Bank. Additionally, the Trust has a Delaware Trustee who serves in accordance with the requirements of the Delaware Business Trust Act. The Trust currently has eleven officers. The Trust has two employees and does not anticipate that it will require additional employees in the future.

     Under an advisory agreement between the Trust and Sovereign Bank, all of the day-to-day operations of the Trust are managed by Sovereign Bank, in its role as advisor to the Trust. The advisor is responsible for monitoring the credit quality of the Trust's assets and for advising the Trust with respect to the acquisition, financing, disposition and management of those assets.

Tax Status of the Trust


     As a real estate investment trust, the Trust generally will not be subject to federal income tax on net income and capital gains that it distributes to its shareholders, including holders of the registered preferred interests. A real estate investment trust is subject to a number of organizational and operational requirements pursuant to Sections 856 through 860 of the Internal Revenue Code, including a requirement that it timely distribute to shareholders substantially all of its income. See "Material United States Federal Income Tax Considerations
- Distribution Requirements." The Trust has met the foregoing requirements in the past and expects to continue to meet those requirements in the future. See "Risk Factors - Failure to Qualify as a REIT."

The Trust intends to make all distributions necessary to maintain its status as a real estate investment trust.

Risk Factors


     YOU SHOULD REFER TO THE SECTION ENTITLED "RISK FACTORS" FOR AN EXPLANATION OF SOME RISKS OF INVESTING IN THE PREFERRED INTERESTS.

Summary Historical Financial Data


     The following table presents our summary historical financial data as of and for the periods shown below. The data for the years ended December 31, 2001, 2000, and 1999, and the period ended December 31, 1998 are derived from our audited financial statements, and the data for the three months ended March 31, 2002, and 2001, are derived from our unaudited financial statements, all of which, except the period ended December 31, 1998, are contained elsewhere in this prospectus. Because the information in this table is only a summary, you should read our financial statements and the related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in this prospectus.


                        SUMMARY HISTORICAL FINANCIAL DATA
                             (dollars in thousands)


                                                 At March 31,                                  At December 31,
                                          --------------------------      ----------------------------------------------------------
                                                2002            2001            2001            2000            1999            1998
                                          ----------      ----------      ----------      ----------      ----------      ----------
Total Assets                              $1,986,293      $2,873,331      $1,959,245      $3,081,840      $2,092,217      $3,132,985
Investment in Loans/Net
  of Allowance                             1,145,420       1,903,905       1,337,738       2,028,267       1,778,719       2,566,828
Stockholders' Equity                       1,829,992       2,583,754       1,819,455       2,749,232       2,000,387       2,977,058




                                                   Three Months
                                                  Ended March 31,                             Year Ended December 31,
                                             ------------------------       --------------------------------------------------------
                                                  2002           2001            2001            2000           1999           1998*
                                             ---------      ---------       ---------       ---------      ---------       ---------
Total Interest Income                        $  29,535      $  48,148       $ 179,899       $ 184,848      $ 167,047       $ 191,102
Net Provision for Loan Losses                       73         (2,434)         (1,907)          1,225          1,215             640
Expenses                                           631             45             402           1,286            186              96
                                             ---------      ---------       ---------       ---------      ---------       ---------

Net Income                                   $  28,831      $  50,537       $ 181,404       $ 182,337      $ 165,646       $ 190,366
                                             =========      =========       =========       =========      =========       =========

Net Income Available to
  Common Stockholders                        $  11,858      $  23,578       $  70,481       $ 138,731      $ 165,566       $ 190,366
                                             =========      =========       =========       =========      =========       =========

* The Trust was created on March 17, 1998. Results of operations for the period ended December 31, 1998, include only activity from the date of formation through period end.

                         OUR RATIO OF EARNINGS TO FIXED
                         CHARGES AND PREFERRED DIVIDENDS

     We computed our ratio of earnings to fixed charges and preferred dividends by dividing earnings by the sum of fixed charges and preferred dividends. We had no fixed charges for the periods provided below, and our earnings consisted primarily of interest income less provisions for loan losses and expenses.


                                                                Three months
                                                               ended March 31,                       Year ended December 31,
                                                            ---------------------           ----------------------------------------
                                                             2002            2001            2000                1999        1998(1)
                                                            -----           -----           -----           ---------        -------
Ratio of Earnings to Fixed
  Charges and Preferred
  Dividends:                                                1.73X           1.68X           4.22X           2,070.58X           N/A

(1) No shares of preferred interests were outstanding during the period ended December 31, 1998.

                                  RISK FACTORS


     Before you invest in the registered preferred interests, you should carefully review the information contained in this prospectus and should particularly consider the following matters. In addition, prospective holders of the registered preferred interests should also carefully consider the information contained in the Sovereign Bank Offering Circular attached as Annex A for information concerning Sovereign Bank and Sovereign Bank preferred stock. To the extent any of the information contained or incorporated into this prospectus or in the Sovereign Bank Offering Circular constitutes a forward-looking statement, the risk factors set forth below are cautionary statements identifying important factors that could cause actual results to differ materially from those in the forward-looking statement.

There Is A Potential For A Prolonged Economic Downturn, Additional Market Disruptions And Other Effects Resulting From The Terrorist Attacks On New York And Washington And Actions By The United States And Other Governments In Reaction Thereto Which May Lead To Lower Interest Rates And Refinancing By Borrowers And Also Greater Defaults By Borrowers, Both Of Which May Adversely Affect The Trust's Earnings And Cash Flow.

     The Trust's business faces various material risks. In a recession or other economic downturn, these risks would probably become more acute, and might reduce loan originations, ultimately resulting in lower earnings and cash flow. In an economic downturn, the Trust's credit risk and litigation expense would also increase, resulting in lower earnings.

No Prior Market For The Securities -- You Cannot Be Sure That Active Trading Markets Will Develop For These Securities.


     There is no established trading market for the outstanding preferred interests or the registered preferred interests. The liquidity of these securities, and the market prices for these securities, may be adversely affected by changes in the overall market for high yield securities and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a result, you cannot be sure that an active trading market will develop for these securities. Furthermore, the Trust does not intend to apply for listing on any securities exchange or seek approval for quotation through any automated quotation system.

Restrictions On Transfer Of Outstanding Preferred Interests - If You Do Not Exchange Your Outstanding Preferred Interests You May Have Difficulty In Transferring Them At A Later Time.

     Outstanding preferred interests that are not exchanged will remain subject to restrictions on transfer and will not have any rights to registration. If any outstanding preferred interests are not tendered in the exchange or are tendered but not accepted, the trading market for the outstanding preferred interests could be negatively affected due to the limited number of outstanding preferred interests expected to remain outstanding following the completion of the exchange offer.

     If you do participate in the exchange offer for the purpose of participating in the distribution of the registered preferred interests, you must comply with the registration and prospectus delivery requirements of the Securities Act of 1933 for any resale transaction. Each broker-dealer who holds outstanding preferred interests for its own account due to market-making or other trading activities and who receives registered preferred interests for its own account must acknowledge that it will deliver a prospectus in connection with any resale of the registered preferred interests.


Due To The Possible Automatic Exchange Of The Registered Preferred Interests Into Sovereign Bank Preferred Stock, Holders Of Registered Preferred Interests Would Become Holders Of Sovereign Bank Preferred Stock At A Time When Sovereign Bank's Financial Condition Was Likely To Be Deteriorating Or When Sovereign Bank Had Been Placed Into Conservatorship Or Receivership.


     An investment in the registered preferred interests involves a degree of risk commensurate with an investment in preferred stock of Sovereign Bank. A decision by the Office of Thrift Supervision to require an automatic exchange based on a decline in the performance and capital levels of Sovereign Bank or otherwise in the exercise of its supervisory authority, the placement of Sovereign Bank into conservatorship or receivership, or a decision by the Federal Home Loan Bank in its capacity as a secured lender to Sovereign Bank to cause the dissolution of the Trust or to foreclose or take similar action with respect to all or a significant portion of the Trust's assets would result in the exchange of the registered preferred interests for shares of Sovereign Bank preferred stock, which would represent a preferred equity investment in Sovereign Bank and not in the Trust. As a result, holders of registered preferred interests would become preferred shareholders of Sovereign Bank at a time when Sovereign Bank's financial condition was likely to be deteriorating or when Sovereign Bank had been placed into conservatorship or receivership.

     An investment in Sovereign Bank preferred stock is also subject to certain risks that are distinct from the risks associated with an investment in the registered preferred interests. Sovereign Bank's ability to pay dividends on any Sovereign Bank preferred stock would be subject to risks relating to the capital levels of, and other federal regulatory requirements applicable to, Sovereign Bank, the performance of Sovereign Bank's loan portfolios, and Sovereign Bank's reliance on non-interest income. An investment in Sovereign Bank preferred stock is also subject to the general risks inherent in equity investments in depository institutions. In the event of a liquidation of Sovereign Bank, the claims of depositors (including the Federal Deposit Insurance Corporation, as subrogee of such depositors) and secured, senior, general and subordinated creditors of Sovereign Bank (including the Federal Home Loan Bank) would be entitled to a priority of payment over the claims of holders of Sovereign Bank preferred stock. The claims of creditors of Sovereign Bancorp, the parent of Sovereign Bank, however, would be structurally subordinated to the claims of the holders of Sovereign Bank preferred stock.

     As a result, if Sovereign Bank were to be placed into receivership after the automatic exchange or if the automatic exchange were to occur after receivership of Sovereign Bank, the holders of Sovereign Bank preferred stock likely would receive, if anything, substantially less than the holders of the registered preferred interests would have received had the registered preferred interests not been exchanged for Sovereign Bank preferred stock. Furthermore, it is not likely that Sovereign Bank would be in a financial position, after the occurrence of the automatic exchange, to make any dividend payments on Sovereign Bank preferred stock. As a result of these risks, any downgrade of Sovereign Bank's preferred stock rating by a rating agency would likely also result in a corresponding downgrade of the registered preferred interests by such rating agency. Potential investors in the registered preferred interests should carefully consider the risks with respect to an investment in Sovereign Bank. See also "Description of Preferred Stock - Automatic Exchange" and "Risk Factors" in the Sovereign Bank Offering Circular.


If an automatic exchange occurs, it would be a taxable event with respect to each holder of registered preferred interests.

     Upon the occurrence of an exchange event, the registered preferred interests will be automatically exchanged on a one-for-one basis for Sovereign Bank preferred stock. The automatic exchange will be a taxable exchange, and each holder of registered preferred interests will have a gain or loss, as the case may be, measured by the difference between the basis of such holder in the registered preferred interests and the fair market value of Sovereign Bank preferred stock received in the automatic exchange. See "Material United States Federal Income Tax Considerations - Tax Treatment of the Automatic Exchange."

The Federal Home Loan Bank Has The Right To Require An Automatic Exchange Of The Registered Preferred Interests For Sovereign Bank Preferred Stock At A Time When Sovereign Bank's Financial Condition Is Deteriorating Or Sovereign Bank Is Placed In Conservatorship Or Receivership.

     Under the Trust's agreements with the Federal Home Loan Bank, the Federal Home Loan Bank is a secured lender with rights greater than those customary in a typical commercial loan. Upon the occurrence of a "triggering event" (as described below), the Federal Home Loan Bank has the right to take extraordinary action with respect to the Trust, including causing its dissolution and liquidation and the distribution of its assets to Sovereign Bank. In such event and without the consent of the holders of the registered preferred interests, each registered preferred interest will be automatically exchanged for one share of Sovereign Bank preferred stock immediately prior to such dissolution. A "triggering event" is broadly defined in the Federal Home Loan Bank agreements and includes, among other things, (i) an event of default under Sovereign Bank's loan agreements with the Federal Home Loan Bank, (ii) the failure of Sovereign Bank to remain "adequately capitalized" under Office of Thrift Supervision regulations and (iii) a good faith determination by the Federal Home Loan Bank, in its sole discretion, that the Federal Home Loan Bank's participation in the transactions covered by the Federal Home Loan Bank agreements are subject to risks or uncertainties to which the Federal Home Loan Bank is unwilling to be exposed.

Sovereign Bank's Regulators Have the Right to Restrict Dividends and Place Other Restrictions on Operations of the Trust


     Because the Trust is a subsidiary of Sovereign Bank, bank regulatory authorities, including the Office of Thrift Supervision, will have the right to examine the Trust and its activities. Even if no exchange event occurs, under certain circumstances, including any determination that Sovereign Bank is not permitted to make distributions with respect to Sovereign Bank's equity securities or that Sovereign Bank's relationship with the Trust results in an unsafe and unsound banking practice, such regulatory authorities will have the authority to restrict the ability of the Trust to transfer assets, to make distributions to its shareholders (including dividends to the holders of the registered preferred interests) or to redeem preferred shares (including the registered preferred interests). Such actions could potentially result in the Trust's failure to qualify as a real estate investment trust and may have a material adverse effect on the Trust's financial condition and results of operations.

     Upon the occurrence of the automatic exchange, Sovereign Bank's ability to pay dividends would be subject to various restrictions under applicable regulations and Sovereign Bank probably would not pay dividends on Sovereign Bank preferred stock unless its financial condition improved significantly. See " - Certain Risks Associated with Sovereign Bank and the Automatic Exchange into Sovereign Bank Preferred Stock."


Dividends On The Registered Preferred Interests Are Not Cumulative

     Dividends on the registered preferred interests are not cumulative. Consequently, if the Administrative Trustees do not declare a dividend on the registered preferred interests for any semi-annual dividend period, the holders of the registered preferred interests would not be entitled to payment of such dividends, whether or not funds are or subsequently become available. The Administrative Trustees may determine, in their business judgment, that it would be in the best interest of the Trust to pay less than the full amount of the stated dividends, or no dividends, on the registered preferred interests for any semi-annual dividend period even though funds are available. Factors expected to be considered by the Administrative Trustees in making this determination include the Trust's financial condition and capital needs, the impact of legislation and regulations then in effect or proposed, economic factors and other factors deemed relevant by the Administrative Trustees. Notwithstanding the foregoing, to remain qualified as a real estate investment trust, the Trust must distribute substantially all of its income, on a timely basis, to its shareholders.. See " - Failure to Qualify as a Real Estate Investment Trust" and "Material United States Federal Income Tax Considerations - Distribution Requirements."

The Holders Of The Registered Preferred Interests Do Not Have Voting Rights With Respect To The Dissolution or Liquidation Of The Trust


     The holders of the registered preferred interests do not have voting rights with respect to a proposed dissolution or liquidation of the Trust. Sovereign REIT Holdings, Inc., as holder of our common shares, and the Federal Home Loan Bank have control over the liquidation and dissolution of the Trust. Automatically and mandatorily upon such event, the registered preferred interests would convert to an equal number of shares of Sovereign Bank preferred stock.


Sovereign Bank Does Not Guarantee That The Trust Will Declare Or Pay Any Dividends, Nor Is Sovereign Bank Obligated To Provide Additional Capital Or Other Support To The Trust To Enable The Trust To Pay Dividends In The Event The Trust's Assets And Results Of Operations Are Insufficient For Such Purpose.


     The registered preferred interests do not constitute an obligation or equity security of Sovereign Bank (unless and until exchanged for Sovereign Bank preferred stock pursuant to an automatic exchange) or any other affiliate of Sovereign Bank. The obligations of the Trust are not guaranteed by Sovereign Bank or any other affiliate of Sovereign Bank. In particular, Sovereign Bank does not guarantee that the Trust will declare or pay any dividends, nor is Sovereign Bank obligated to provide additional capital or other support to the Trust to enable the Trust to pay dividends in the event the Trust's assets and results of operations are insufficient for such purpose. The registered preferred interests are not exchangeable for Sovereign Bank preferred stock prior to an automatic exchange. No holder of registered preferred interests will have the right to require the Trust to exchange such holder's registered preferred interests for shares of Sovereign Bank preferred stock.


The Trust may not be able to make dividend payments or distributions upon liquidation to holders of the preferred interests because of obligations to creditors and holders of preferred interests that rank senior to the registered preferred interests.


     The Trust will be unable to pay dividends on the registered preferred interests at any time that it is in default under any indebtedness of the Trust or is in default in the payment of dividends on any preferred interests ranking senior to the registered preferred interests as to the payment of dividends. Similarly, no liquidation distributions can be made upon the registered preferred interests until all distributions have been paid on any preferred interests ranking senior to the registered preferred interests as to the right to receive distributions upon liquidation of the Trust.


     The registered preferred interests will rank junior to all indebtedness incurred or guaranteed by the Trust. At March 31, 2002, the Trust had no outstanding borrowings, but had guaranteed approximately $4.0 billion of outstanding loans by the Federal

Home Loan Bank of Pittsburgh to Sovereign Bank. In the event of liquidation of the Trust, if Sovereign Bank did not repay these borrowings in full, the Trust would be required to repay these borrowings in full prior to making any distributions to holders of the preferred interests. Although there is no limit on the amount of borrowings that Sovereign Bank may obtain under such guarantee, at March 31, 2002, Sovereign Bank had pledged not less than $6.01 billion of qualifying collateral to the Federal Home Loan Bank of Pittsburgh to secure such borrowings.

     The registered preferred interests are junior only to the Series C preferred interests as to the right to receive dividends. Only 1,000 shares of Series C preferred interests are outstanding, and the annual dividend requirement on such interests is $80,000. Similarly, only the Series C preferred interests rank equal to the registered preferred interests as to the right to receive distributions upon liquidation of the Trust. Assuming that dividends are not in arrears on the Series C preferred interests, the maximum aggregate distribution obligation on the Series C preferred interests is $1,080,000.

     The Trust may only issue additional preferred interests that are on a parity with the registered preferred interests as to the payment of dividends and the right to receive distributions upon liquidation if (a) such shares are identical to the terms of the registered preferred interests and (b) the issuance of such additional preferred interests does not result in any rating agency reducing or withdrawing its then-current rating of the registered preferred interests.

In Connection With the Trust's Guaranty of Sovereign Bank's Indebtedness to the Federal Home Loan Bank, the Federal Home Loan Bank Was Granted Certain Rights With Respect to the Trust (Which Are Generally Greater Than Those Customary in a Typical Commercial Loan) That it May Exercise in the Event of a Sovereign Bank Default.

     All of the Trust's assets consist of assets originally owned by Sovereign Bank, which assets were and continue to be collateral for Sovereign Bank's borrowings from the Federal Home Loan Bank. As such, all of the Trust's assets are pledged to the Federal Home Loan Bank to secure Sovereign Bank's borrowings, and the Trust has guaranteed approximately $4 billion of Sovereign Bank's indebtedness to the Federal Home Loan Bank, which as of March 31, 2002, was approximately $6.01 billion.


     Sovereign Bank, in its capacity as servicer, may not remit any interest or principal payments received on mortgage loans it services for the Trust if prohibited by the Federal Home Loan Bank. Additionally, the Trust has covenanted to refrain from taking certain actions without the Federal Home Loan Bank's prior consent, including entering into certain contracts that would obligate the Trust to make payments above nominal levels to persons other than the Federal Home Loan Bank. Accordingly, the Federal Home Loan Bank could prevent the Trust from entering into servicing or acquisition agreements that might be beneficial to the Trust or necessary in order to reinvest the proceeds from interest and principal payments on the Trust's assets. In addition, in connection with its security interest in the Trust's assets, the Federal Home Loan Bank has been granted certain rights (which are generally greater than those customary in a typical commercial loan) that it may exercise in the event of a default under Sovereign Bank's loan agreements with the Federal Home Loan Bank, including the ability to cause the dissolution of the Trust. In such event, an automatic exchange will be deemed to occur immediately before the filing of a certificate of cancellation of the Trust. See "Business - Federal Home Loan Bank Agreements."


Possible Tax Law Changes Could Prevent The Trust From Being Treated As A REIT Resulting In Unfavorable Tax Effects.


     Congress has, from time to time, considered but not enacted into law proposed amendments to the Internal Revenue Code which, if enacted, could prevent the Trust from being treated as a real estate investment trust. There can be no assurance that (i) amendments to the Internal Revenue Code affecting real estate investment trusts will not be included in subsequent legislation,
(ii) the Trust would be grandfathered from such legislation, or (iii) such legislation would not have a retroactive effect which would disqualify the Trust from continuing to qualify for real estate investment trust status. See "Material United States Federal Income Tax Considerations."


Because There Are No Third-Party Valuations Of The Trust's Loans And The Trust's Negotiations With Its Affiliates Were Not At Arm's Length, There Can Be No Assurance That The Fair Value Of Its Loan Portfolio Does Not Differ From Such Estimate And That The Consideration To Be Paid (Or Received) By The Trust To (Or
From) Sovereign Bank Or Its Affiliates In Connection With Future Acquisitions Or Dispositions Of Assets Will Not Differ From The Fair Value Of Such Assets.

     The Trust estimates that the fair market value of its loan portfolio was approximately $1.18 billion as of March 31, 2002. No third-party valuations of the assets constituting its loan portfolio were or will be obtained for purposes of the offering of the preferred interests, and there can be no assurance that the fair value of its loan portfolio does not differ from such estimate. In addition, it is not anticipated that third-party valuations will be obtained in connection with future acquisitions and dispositions of assets even though such acquisitions or dispositions are generally from and to affiliates of the Trust. Accordingly, although the Trust intends that future acquisitions or dispositions of assets be on a fair value basis, there can be no assurance that the consideration to be paid (or received) by the Trust to (or from) Sovereign Bank or its affiliates in connection with future acquisitions or dispositions of assets will not differ from the fair value of such assets.

Sovereign Bank and the Trust have not established minimum credit quality standards for the loans constituting the Trust's loan portfolio or any loans which may be added to such portfolio in the future.

     Although most assets included in the Trust's loan portfolio were originated or purchased generally in accordance with the underwriting, purchase or investment policies of Sovereign Bank or its predecessors-in-interest, Sovereign Bank and the Trust have established no minimum credit quality standards for the loans constituting the existing loan portfolio or for any loans that may be added to the portfolio in the future. Due to the absence of such standards, the Trust may acquire lower quality assets than if credit quality standards existed. Sovereign Bank made certain representations and warranties to the Trust with respect to each residential mortgage loan included in the current loan portfolio (See "Description of the Assets - Underwriting Standards"). If any of the representations or warranties is materially untrue, Sovereign Bank is obligated to repurchase the Trust's interest in the related mortgage loan or to substitute a qualified mortgage loan in its place.

Subject To Certain Covenants, Sovereign Bank Can Cause The Trust To Reduce The Amount Of Assets The Trust Holds. This Could Impair The Trust's Ability To Pay Full Annual Dividends On The Registered Preferred Interests.

     The Trust's assets presently consist principally of 100% participation interests in single family residential mortgage loans and residential mortgage-backed securities with a combined principal balance of approximately $1.50 billion as of March 31, 2002. Holders of registered preferred interests should be aware that subject to the Trust's obligation to maintain adjusted consolidated funds from operations in an amount at least equal to

150% of the amount required to pay full annual dividends when due on the registered preferred interests and all securities equal in right to dividends, Sovereign Bank can cause the Trust to reduce the amount of its assets as loans in its loan portfolio are paid or pre-paid. Historically, the Trust has not reinvested the proceeds from principal repayments on its loan and investment security portfolios. Instead, Sovereign Bank has caused the Trust to distribute the proceeds of such repayments as dividends and/or a return of capital to Sovereign REIT Holdings, Inc. Sovereign Bank intends to maintain the Trust's assets at levels sufficient to meet the dividend coverage covenant described above, and Sovereign Bank intends to contribute additional assets to the Trust to the extent necessary to satisfy that covenant. See "Business - The Trust's Ability to Change the Amount and Type of Assets," "Business - Federal Home Loan Bank Consent Issues," "Description of the Registered Preferred Interests - Covenants" and "Certain Relationships and Related Transactions - Relationship with Sovereign Bank."

If The Trust Fails To Qualify As A Real Estate Investment Trust In Any Taxable Year, The Trust Would Be Subject To Federal Income Tax (Including Any Applicable Alternative Minimum Tax) On Its Taxable Income At Regular Corporate Rates, Which Would Significantly Reduce Net Earnings Available To Pay Dividends To Holders Of The Registered Preferred Interests.


     The Trust has operated so as to qualify as a real estate investment trust under the Internal Revenue Code since March 1998 and intends to operate in the future so as to continue to qualify. Although the Trust's management believes that the Trust is organized and operated in a manner to so qualify, and its special counsel has delivered certain opinions regarding the Trust's qualification as a real estate investment trust (see "Material United States Federal Income Tax Considerations"), no assurance can be given that the Trust will qualify or remain qualified as a real estate investment trust.

     If the Trust fails to qualify as a real estate investment trust in any taxable year, the Trust will be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Moreover, unless entitled to relief under certain statutory provisions, the Trust will be disqualified from treatment as a real estate investment trust for the four taxable years following the year during which qualification was lost. This treatment would significantly reduce net earnings available to service indebtedness, make investments or pay dividends to shareholders because of the additional tax liability to the Trust for the years involved. However, under such circumstances eligible holders of preferred interests could be entitled to a dividends-received deduction with respect to such dividends.

     Under certain circumstances, federal regulatory authorities may restrict the ability of the Trust, as a subsidiary of Sovereign Bank, to make distributions to its shareholders. Such a restriction could result in the Trust's failure to meet real estate investment trust requirements.


The Trust Depends Upon Sovereign Bank Almost Entirely For Conducting Its Day-To-Day Operations And Servicing Its Loan Portfolio.


     The Trust has two employees. Most of the day-to-day operations of the Trust are conducted by Sovereign Bank and Sovereign Bank's employees pursuant to the advisory agreement. The Trust is dependent upon the diligence and skill of its officers and the diligence and skill of the employees of Sovereign Bank, in its role as advisor, for the selection, structuring and monitoring of its portfolio of mortgage assets. See "Management." In addition, the Trust is dependent upon the expertise of Sovereign Bank, in its role as servicer pursuant to the participation and loan servicing agreements, for (a) the servicing of the mortgage loans for which Sovereign Bank owns the servicing rights, and (b) for those loans where another party owns the servicing rights, Sovereign Bank's oversight of such other servicer on behalf of the Trust. In the event Sovereign Bank, as the advisor or servicer, subcontracts any of its obligations, the Trust will be dependent upon the subcontractor to provide such services.


Because Sovereign Bank And Its Affiliates Are Involved In Virtually Every Aspect Of The Trust's Operations, And Because The Trust And Sovereign Bank And Its Affiliates Have Differing Interests, Conflicts Of Interest May Arise With Respect To Transactions Between The Trust And Sovereign Bank And Its Affiliates.


     Sovereign Bank and its affiliates are involved in virtually every aspect of the Trust's operations. Sovereign Bank is, through Sovereign REIT Holdings, Inc., the sole holder of the common shares of the Trust and acts as advisor to the Trust and as servicer with respect to the Trust's assets. See "Certain Relationships and Related Transactions." All of the officers and trustees of the Trust (other than the Delaware trustee) are also officers and/or directors of Sovereign Bank or its affiliates. As the holder (indirectly) of all of the outstanding voting shares of the Trust, Sovereign Bank will have the right to elect all of the trustees (other than any preferred trustees). In addition, all of the Trust's assets were contributed indirectly from Sovereign Bank in exchange for interests in the Trust, and the Trust expects that substantially all the assets it acquires in the future will also be acquired from Sovereign Bank or its affiliates.

     Sovereign Bank and its affiliates may have interests that are not identical to those of the Trust. Consequently, conflicts of interest may arise with respect to transactions, including, without limitation, the selection and acquisition of assets by the Trust from Sovereign Bank or its affiliates, future dispositions of the Trust's assets, payments of dividends and other distributions on the common shares of the Trust, servicing of the Trust's assets and modifications of the advisory agreement or the participation and loan servicing agreements. Although agreements and transactions between the Trust and Sovereign Bank are not the result of arm's length negotiations, it is the intention of the Trust and Sovereign Bank that any agreements and transactions, between the Trust, on the one hand, and Sovereign Bank and its affiliates, on the other hand, be fair to all parties and consistent with market terms, including the prices paid and received upon acquisition or disposition of the Trust's mortgage assets. However, there can be no assurance that such agreements or transactions will be on terms as favorable to the Trust as those that could have been obtained from unaffiliated third parties. Currently, Sovereign Bank, as advisor, is entitled to receive an annual advisory fee equal to 103% of its costs. In addition, Sovereign Bank, as servicer, receives an annual servicing fee for the performance of its servicing obligations with respect to (i) each fixed rate mortgage loan, equal to 0.25% of the then outstanding principal balance of such mortgage loan, (ii) each adjustable rate mortgage loan, equal to 0.375% of the then outstanding principal balance of such mortgage loan, or (iii) each loan serviced by a servicer other than Sovereign Bank, equal to 0.01% of the then outstanding principal balance of the loan. The Trust paid Sovereign Bank $1.4 million in 2001 and $0.3 million for the three months ended March 31, 2002, for services provided as both servicer and advisor. See "Investment and Management Policies - Conflict of Interest Policies."

Because the Trust has guaranteed certain of Sovereign Bank's debt to the Federal Home Loan Bank, the Trust may be unable to make timely payments of dividends or liquidation payments if Sovereign Bank defaults on such debt.

     In connection with the formation of the Trust, the Trust agreed to guarantee approximately $4 billion of Sovereign Bank's debt obligations to the Federal Home Loan Bank. In the event of a default of such obligations by Sovereign Bank, because the Trust would be obligated to satisfy such guarantee, such obligation could adversely effect the Trust's ability to make timely dividend payments or liquidation payments to the holders of the registered preferred interests if there are insufficient assets following satisfaction of the guarantee. Note, however, that if Sovereign Bank defaults on its Federal Home Loan Bank obligations, it is likely that the Federal Home Loan Bank would require an automatic exchange, causing the holders of the registered preferred interests to exchange such interests for preferred stock of Sovereign Bank. See "Description of the Registered Preferred Interests - Automatic Exchange."

The Trust Can Change Its Investment And Operating Policies Without Shareholder Approval, Which Could Adversely Affect The Trust's Financial Condition, Results Of Operations Or The Market Price Of Its Securities.

     The administrative trustees have established the investment and operating policies and strategies of the Trust, certain of which are described in this prospectus. These policies, except as described elsewhere herein, may be amended or revised from time to time at the discretion of the administrative trustees without a vote of the Trust's shareholders, including holders of the registered preferred interests. A change in these policies could adversely affect the Trust's financial condition, results of operations or the market price of its securities.

The Trust Believes That It Is Not Required To Register As An Investment Company Under The Investment Company Act. If The Securities And Exchange Commission Were To Take A Different Position, The Trust Could Be Required To (a) Change The Manner In Which It Conducts Its Operations Or (b) Register As An Investment Company, Either Of Which Could Have A Material Adverse Effect On The Trust, The Price Of Its Securities And The Trust's Ability To Make Payments In Respect Of The Registered Preferred Interests.


     The Trust believes that it is not, and intends to conduct its operations so as not to become, an investment company under the Investment Company Act. Under the Investment Company Act, a non-exempt entity that is an investment company is required to register with the Commission and is subject to extensive, restrictive and potentially adverse regulation relating to, among other things, operating methods, management, capital structure, dividends and transactions with affiliates. The Investment Company Act exempts entities that, directly or through majority-owned subsidiaries, are "primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate." These mortgages, liens and interests in real estate are referred to as qualifying interests in this prospectus. Under current interpretations of the staff of the Commission, in order to qualify for this exemption, the Trust, among other things, must maintain at least 55% of its assets in qualifying interests and also may be required to maintain an additional 25% in qualifying interests or other real estate-related assets. The assets that the Trust may acquire therefore may be limited by the provisions of the Investment Company Act. The Trust believes its investments in 100% participation interests in mortgage loans generally constitute qualifying interests. Under current interpretations of the staff of the Commission, interests in mortgage-backed securities generally constitute qualifying interests for purposes of the Investment Company Act only to the extent the owner of such securities has certain rights regarding foreclosure on the loans that back such securities or owns 100% of the pass-through interests in a pool of mortgage loans. Interests in mortgage-backed securities that do not provide such rights and do not represent 100% of a pool of mortgage loans generally constitute real estate-related assets but not qualifying interests.


     Based on the criteria outlined above, the Trust believes that as of March 31, 2002, its qualifying interests comprised approximately 99.5% of the estimated fair value of the Trust's total assets, and that the Trust's qualifying interests and other real-estate related assets comprised approximately 99.5% of the estimated value of the Trust's total assets. As a result, the Trust believes that it is not required to register as an investment company under the Investment Company Act. The Trust does not intend, however, to seek an exemptive order, no-action letter or other form of interpretive guidance from the Commission or its staff on this position. If the Securities and Exchange Commission or its staff were to take a different position with respect to whether the Trust's assets constitute qualifying interests, the Trust could be required either (a) to change the manner in which it conducts its operations to avoid being required to register as an investment company or (b) to register as an investment company, either of which could have a material adverse effect on the Trust, the price of its securities and its ability to make payments in respect of the registered preferred interests. Further, if it were established that the Trust were an unregistered investment company, there would be a risk that the Trust would be subject to monetary penalties and injunctive relief in an action brought by the Commission, that the Trust would be unable to enforce contracts with third parties and that third parties could seek to obtain recision of transactions undertaken during the period it was established that the Trust was an unregistered investment company.

The Holders Of The Registered Preferred Interests Generally Do Not Have Voting Rights, And Sovereign Bank And The Federal Home Loan Bank Control The Liquidation And Dissolution Of The Trust. Upon Such Event, The Registered Preferred Interests Would Automatically And Mandatorily Convert To Sovereign Bank Preferred Stock.

     Except in limited circumstances, the holders of the registered preferred interests will have no voting rights. As a result, because Sovereign Bank and the Federal Home Loan Bank control the liquidation and dissolution of the Trust, such parties could effectively cause the exchange of the registered preferred interests into Sovereign Bank preferred stock without the consent of the holders of the registered preferred interests. See "Description of the Registered Preferred Interests - Voting Rights."

Risks Associated With the Trust's Assets

     Approximately 99.5% of the estimated fair market value of the Trust's loan portfolio at March 31, 2002, consisted of 100% participation interests in residential mortgage loans. An investment in the registered preferred interests may be affected by, among other things, factors that cause a decline in the value or collectibility of such residential mortgage loans in the Trust's portfolio. In the event that a substantial amount of the residential mortgage loans become nonperforming, the Trust may not have funds sufficient to pay dividends on the registered preferred interests. Factors that could affect the value or collectibility of the mortgage loan participation interests held by the Trust include the following:

      - The Trust Generally Does Not Obtain Credit Enhancements Such As Mortgage Bankruptcy Or Special Hazard Insurance, And Therefore Bears The Risk Of Borrower Defaults And Certain Hazards.


     The Trust generally does not intend to obtain credit enhancements such as mortgagor bankruptcy insurance or to obtain special hazard insurance for its mortgage loans, other than standard hazard insurance, which will in each case only relate to individual mortgage loans. For mortgage loans originated or acquired by Sovereign Bank, Sovereign Bank generally requires flood insurance only if the property lies within a U.S. Housing and Urban Development Department designated flood hazard area. Accordingly, during the time it holds participations in the mortgage loans for which third party insurance is not obtained, the Trust will be subject to risks of borrower defaults and bankruptcies and special hazard losses that are not covered by standard hazard insurance (such as those occurring from earthquakes or floods). In addition, in the event of a default on any mortgage loan held by the Trust resulting from declining property values or worsening economic conditions, among other factors, the Trust would bear the risk of loss of principal to the extent of any deficiency between (i) the value of the related mortgaged property, plus any payments from an insurer or guarantor and (ii) the amount owing on the mortgage loan.


      - Real Estate Market Conditions Could Cause the Value Of The Property Securing The Trust's Loan To Decline.


     The results of the Trust's operations will be affected by various factors, many of which are beyond the control of the Trust, such as local and other economic conditions affecting real estate values, interest rate levels and the availability of credit to refinance mortgage loans at or prior to maturity. The results of the Trust's operations will depend on, among other things, the level of interest income generated by the Trust's mortgage assets and the supply of and demand for such mortgage assets. Further, no assurance can be given that the values of the properties securing the mortgage loans have remained or will remain at the levels existing on the dates of origination of such mortgage loans.


      - Because The Mortgage Loans Are Relatively Illiquid, The Trust May Be Unable To Sell Loans If It Were Beneficial To Do So.


     Mortgage loans are relatively illiquid. Moreover, the Trust owns the mortgage loans by reason of its ownership of 100% participation interests in such mortgage loans, which may tend to further limit liquidity. Such illiquidity will tend to limit the ability of the Trust to vary its portfolio in response to changes in economic and other conditions. In addition, federal income tax rules applicable to real estate investment trusts will limit the Trust's ability to sell loans held for fewer than four years, which may affect the Trust's ability to sell loans even if it would otherwise be beneficial to do so.


      - Delays In Liquidating Defaulted Mortgage Loans Could Reduce Amounts Available To The Trust In The Event Of A Foreclosure On The Underlying Real Property.


     Even assuming that the mortgaged properties securing the mortgage loans provide adequate security for such mortgage loans, substantial delays could be encountered in connection with the liquidation of defaulted mortgage loans, with corresponding delays in the receipt of related proceeds by the Trust. An action to foreclose on a mortgaged property securing a mortgage loan is regulated by state statutes and rules and is subject to many of the delays and expenses of other lawsuits if defenses or counterclaims are interposed, sometimes requiring several years to complete. In addition, the servicer of the Trust's mortgage loans will be entitled to deduct from collections received all expenses reasonably incurred in attempting to recover amounts due and not yet repaid on liquidated mortgage loans (including legal fees and costs of legal action, real estate taxes, and maintenance and preservation expenses), thereby reducing amounts available to the Trust.


      - Consumer Protection Statutes And Other Laws Could Limit The Trust's Ability To Collect Principal Or Interest On The Mortgage Loans Held By It.


     Most states have consumer protection and other laws, public policy considerations and general principles of equity relating to the protection of consumers that may apply to the origination, servicing and collection of mortgage loans. Certain states also limit the remedies that may be available to a lender in the event of default. Depending on the provisions of applicable laws and the specific facts and circumstances involved, these laws, policies and principles may limit the ability of the Trust to collect all or part of the principal of or interest on the mortgage loans held by it, may entitle the borrower to a refund of amounts previously paid and, in addition, could subject the Trust to damages and administrative sanctions.


      - The Trust Does Not Have Environmental Insurance, Therefore, Environment Issues Affecting The Real Estate Securing The Trust's Mortgage Loans Could Result in Cost and Liabilities to the Trust.

     The Trust does not have in place and does not expect to obtain environmental insurance liability coverage with respect to the real estate securing the mortgage loans. Thus, in the event that the Trust is forced to foreclose on a defaulted mortgage loan to recover its investment in such mortgage loan or Sovereign Bank or another servicer does so on behalf of the Trust, the Trust may be subject to uninsured environmental liabilities in connection with the underlying real property which could exceed the value of the real property. Commercial real estate properties, particularly industrial and warehouse properties, are generally subject to relatively greater environmental risks than non-commercial properties and to the corresponding burdens and costs of compliance with environmental laws and regulations. Although the Trust intends to exercise due diligence to discover potential environmental liabilities prior to the acquisition of any property through foreclosure, hazardous substances or wastes, contaminants, pollutants or sources thereof (as defined by state and federal laws and regulations) may be discovered on properties during the Trust's ownership or after a sale to a third party.

If such hazardous substances are discovered on a property that the Trust has acquired through foreclosure or otherwise, the Trust may be required to remove those substances and clean up the property. There can be no assurance that in such a case the Trust would not incur full recourse liability for the entire costs of any such removal and clean-up, that the cost of such removal and clean-up would not exceed the value of the property or that the Trust could recover any of such costs from any third party. The Trust may also be liable to others including other users of neighboring properties. In addition, the Trust may find it difficult or impossible to sell the property prior to or following any such clean-up.

      - The Trust's Mortgage Loans Are Secured By Properties Which Are Geographically Concentrated. Adverse Conditions In Such Area Could Have An Adverse Effect On A Significant Portion Of Such Loans.


     The Trust currently anticipates that a substantial amount of the properties underlying its mortgage loans will be located in the New England and Mid-Atlantic region. Adverse changes in economic, political or business conditions in these areas or the occurrence of natural disasters such as floods or hurricanes could have an adverse effect on real estate values and on the ability of property owners in these areas to make payments on the related mortgage loans.


      - The Trust May Receive Substantial Principal Prepayments At A Time When, Due To Low Prevailing Interest Rates, It Is Not Possible To Reinvest Such Principal At Yields Comparable To Those Of The Assets In The Trust As Of March 31, 2002.

     Approximately 55.0% of the Trust's total assets (including cash) by estimated fair value consisted of fixed rate mortgage loans, mortgage-backed securities, home equity and automobile loans as of March 31, 2002. The rate of principal payments with respect to mortgage-backed securities is directly affected by the rate of principal payments on the underlying residential mortgage loans. Because borrowers generally may prepay residential mortgage loans at any time without penalty, the rate of principal payments and amortization of principal with respect to the Trust's mortgage loans and mortgage-backed securities is likely to vary over time, and can generally be expected to increase as prevailing interest rates decline. As a result, the Trust may receive substantial principal prepayments at a time when, due to low prevailing interest rates, it is not possible to reinvest such principal at yields comparable to those of the assets in the Trust as of March 31, 2002.

      - Because The Rate At Which Dividends Are Required To Be Paid On The Registered Preferred Interests Is Fixed And Because The Mix Of Adjustable Rate Versus Fixed Rate Trust Assets Will Vary From Time To Time, There Can Be No Assurance A Significant Decline In Interest Rates Would Not Adversely Affect The Trust's Ability To Pay Dividends On The Registered Preferred Interests.

     The Trust's income will consist primarily of interest payments on the mortgage loans held by it by way of 100% participation interests. On March 31, 2002, approximately 39.8% of the estimated fair value of its assets bore interest at adjustable rates. If there is a decline in interest rates, as measured by the interest indices upon which the interest or payment rates of the assets are based, then the Trust will experience a decrease in income available to be distributed to its shareholders, the amount of which will vary based on the mix of fixed versus adjustable rate assets at the time. The Trust does not plan to enter into any hedging or similar transactions to offset or reduce this potential risk. Because the rate at which dividends are required to be paid on the registered preferred interests is fixed for the life of the instrument and because the mix of adjustable rate versus fixed rate assets will vary from time to time, there can be no assurance that an interest rate environment in which there is a significant decline in interest rates would not adversely affect the Trust's ability to pay dividends on the preferred interests. However, the Trust is required to reinvest principal payments on its assets in other income earning assets consistent with maintaining adjusted consolidated funds from operations at least equal to 150% of the required dividend amount on the registered preferred interests and any securities equal in right to dividends to the registered preferred interests.

      - The Trust May Acquire Commercial Mortgage Loans In The Future That Could Increase The Risks In The Trust's Loan Portfolio.


     The Trust's loan portfolio does not contain any commercial mortgage loans; however, the Trust may in the future acquire commercial mortgage loans. While certain risks are more substantial with respect to commercial mortgage loans than with respect to residential mortgage loans, any investment by the Trust in commercial mortgage loans would involve risks similar to those described above.

     The credit quality of a commercial mortgage loan may depend on, among other factors, the existence and structure of underlying leases, the physical condition of the property (including whether any maintenance has been deferred), the creditworthiness of tenants, the historical and anticipated level of vacancies and rents on the property and on other comparable properties located in the same region, potential or existing environmental risks, the availability of credit to refinance the commercial mortgage loan at or prior to maturity and the local and regional economic climate in general. Foreclosures of defaulted commercial mortgage loans are generally subject to a number of complicating factors which are generally not present in foreclosures of residential mortgage loans. Commercial mortgage loans may also not be fully amortizing, which means that they may have a significant principal balance or "balloon" payment due on maturity. Moreover, commercial properties, particularly industrial and warehouse properties, are generally subject to relatively greater environmental risks than non-commercial properties, generally giving rise to increased costs of compliance with environmental laws and regulations.


      - There Can Be No Assurance That The Trust Will Select Or Be Able To Locate Investments That Will Enable It To Reinvest Principal Proceeds Or Sale Proceeds Of Its Loan Portfolio At Yields Sufficient To Permit The Trust To Pay Dividends On The Registered Preferred Interests.


     Under provisions of the Internal Revenue Code governing real estate investment trusts, potential trading activity by the Trust with respect to the Trust's loan portfolio and its other assets from time to time will be substantially restricted. However, the terms of the registered preferred interests will not restrict the Trust from selling, varying or disposing of the assets in the Trust's loan portfolio. Moreover, to the extent that assets held by the Trust experience principal prepayment or amortization, the Trust will be subject to reinvestment risk with respect to such principal amounts. There can be no assurance that the Trust will select or be able to locate investments that will enable it to reinvest principal proceeds or sale proceeds of its loan portfolio at yields sufficient to permit the Trust to pay dividends on the registered preferred interests. The Trust is required to make such investment decisions consistent with its policy of generating adjusted consolidated funds from operations over any period of four fiscal quarters at least equal to 150% of the annual dividends on the registered preferred interests and any securities equal in right to dividends to the registered preferred interests. The types and concentrations of assets the Trust is permitted to acquire are limited by provisions of the Internal Revenue Code governing real estate investment trusts and by the requirement of the exemption set forth in Section 3(c)(5)(C) of the Investment Trust Act of 1940, as amended, that the Trust be "primarily engaged" in the business of "purchasing or acquiring mortgages and other liens on and interests in real estate." See "Business - Business and Strategy."

                           FORWARD-LOOKING STATEMENTS



     This prospectus contains certain forward-looking statements reflecting expectations by the Trust regarding future growth, operating results, financial condition and business prospects. The forecasts, pro forma presentations, projections, and some of the other disclosure in this prospectus and in the documents incorporated by reference, including any statements preceded by, followed by or that include the words "may," "could," "should," "pro forma," "looking forward," "will," "would," "believe," "expect," "anticipate," "estimate," "intend," "plan," "strive," "hopefully," "try," "assume" or similar expressions constitute forward-looking statements.

     These forward-looking statements include statements with respect to the Trust's vision, mission, strategies, goals, beliefs, plans, objectives, expectations, anticipations, estimates, intentions, financial condition, results of operations, future performance and business of the Trust, including statements relating to:

     - growth in net income and stockholder equity; growth in earnings per share; return on equity; return on assets;

     - annualized net charge-offs and other asset quality measures;

     - book value per share;

     - loan portfolio compositions, asset quality and reserve adequacy; and

     - other risks set forth under "Risk Factors."

     These forward-looking statements, implicitly and explicitly, include the assumptions underlying the statements. Although the Trust believes that the expectations reflected in these forward-looking statements are reasonable, these statements involve risks and uncertainties which are subject to change based on various important factors (some of which are beyond the Trust's control). The following factors, among others, could cause the Trust's financial performance to differ materially from its goals, plans, objectives, intentions, expectations, forecasts and projections

(and the underlying assumptions) expressed in the forward-looking statements:

     - the strength of the United States economy in general and the strength of the regional and local economies in which the Trust's assets are located;

     - the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System;

     - inflation, interest rate, market and monetary fluctuations;

     - technological changes;

     - terrorist attacks in the United States or upon United States interests abroad, or armed conflicts relating to these attacks;

     - regulatory or judicial proceedings;

     - changes in asset quality; and

     - the Trust's success in managing the risks involved in the foregoing.

     If one or more of the factors affecting the Trust's forward-looking information and statements proves incorrect, then its actual results, performance or achievements could differ materially from those expressed in, or implied by, forward-looking information and statements. Therefore, the Trust cautions you not to place undue reliance on any forward-looking information and statements.

     The Trust does not intend to update any forward-looking information and statements, whether written or oral, to reflect any change. All forward-looking statements attributable to the Trust are expressly qualified by these cautionary statements.

                               THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

     On August 28, 2000, we issued and sold, and Sovereign REIT Holdings, Inc. sold, collectively, $161,792,000 of 12% Series A noncumulative exchangeable preferred interests (which are the outstanding preferred interests) to Lehman Brothers Inc. and Salomon Smith Barney Inc. Lehman Brothers Inc. and Salomon Smith Barney Inc. sold the outstanding preferred interests to a limited number of "Qualified Institutional Buyers," as defined under the Securities Act. In connection with the sale of the outstanding preferred interests, we entered into a registration rights agreement, dated as of August 28, 2000, with Lehman Brothers Inc. and Salomon Smith Barney Inc. Under that agreement, we agreed to use our reasonable best efforts to file with the Securities and Exchange Commission a registration statement under the Securities Act covering the exchange offer and to cause that registration statement to become and remain effective under the Securities Act. Upon the effectiveness of that registration statement, we must also offer each holder of the outstanding preferred interests the opportunity to exchange its securities for an equal amount of registered preferred interests. You are a holder with respect to the exchange offer if you are a person in whose name any outstanding preferred interests are registered as the owner on the books of the transfer agent for the outstanding preferred interests or any other person who has obtained a properly completed assignment of outstanding preferred interests from the registered holder.

     We are making the exchange offer to comply with our obligations under the registration rights agreement. A copy of the registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus is a part.

     In order to participate in the exchange offer, you must represent to us, among other things, that:

     - the registered preferred interests being acquired in accordance with the exchange offer are being obtained in the ordinary course of business of the person receiving the registered preferred interests;

     - neither you nor any other person with whom you have any arrangement or understanding is engaging in or intends to engage in a distribution of those registered preferred interests;

     - you are not an affiliate of the Trust. An affiliate is any person who "controls or is controlled by or is under common control with" the Trust;

     - if you are an affiliate of the Trust, you will comply with requirements of the Securities Act applicable to affiliates; and

     - you are not acting on behalf of any person who could not truthfully make these representations.

Resale of the Registered Preferred Interests

     Based on a previous interpretation by the staff of the Commission set forth in no-action letters issued to third parties, including Exxon Capital Holdings Corporation (available May 13, 1988), Morgan Stanley & Co. Incorporated (available June 5, 1991), Mary Kay Cosmetics, Inc. (available June 5, 1991), Warnaco, Inc. (available October 11, 1991), and K-111 Communications Corp. (available May 14, 1993), we believe that the registered preferred interests issued in the exchange offer may be offered for resale, resold, and otherwise transferred by you, except if you are an affiliate of the Trust, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the representations set forth in " - Purpose and Effect of the Exchange Offer" apply to you. The staff of the Commission has not considered this exchange offer in the context of a no-action letter, and we cannot assure you that the staff would make a similar determination with respect to the exchange offer.

     If you tender in the exchange offer with the intention of participating in a distribution of the registered preferred interests, you cannot rely on the interpretation by the staff of the Commission as set forth in no-action letters issued to third parties unrelated to the Trust, and you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. In the event that our belief regarding resale is inaccurate, those who transfer registered preferred interests in violation of the prospectus delivery provisions of the Securities Act and without an exemption from registration under the federal securities laws may incur liability under these laws. We do not and will not assume or indemnify you against this liability.

     The exchange offer is not being made to, nor will we accept surrenders for exchange from, holders of outstanding preferred interests in any jurisdiction in which the exchange offer or the acceptance of the exchange offer would not be in compliance with the securities or blue sky laws of the particular jurisdiction. Each broker-dealer that receives registered preferred interests for its own account in exchange for outstanding preferred interests, where the outstanding preferred interests were acquired by that broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the registered preferred interests. In order to facilitate the disposition of registered preferred interests by broker-dealers participating in the exchange offer, we have agreed to make a reasonable number of copies of this prospectus, as it may be amended or supplemented from time to time, available for delivery by those broker-dealers to satisfy their prospectus delivery obligations under the Securities Act.

     Any holder that is a broker-dealer participating in the exchange offer must comply with the procedures set forth for broker-dealers in the enclosed Letter of Transmittal. Under the registration rights agreement, we are not required to amend or supplement the prospectus after 180 days after the expiration date of the exchange offer, except in limited circumstances where we suspend use of the registration statement. We may suspend use of the registration statement if:

     - an order suspending the effectiveness of the registration statement or preventing the use of any prospectus is entered, or any proceeding is initiated to obtain this type of order;

     - we receive notice that the qualification or exemption from qualification of the registration statement or any of the registered preferred interests to be sold by any broker-dealer for offer or sale in any jurisdiction has been suspended, or any proceeding is initiated or threatened to obtain a suspension;

     - any information becomes known that makes any statement made in the registration statement, prospectus or any document incorporated by reference in either, untrue in any material respect, or that requires changes in or amendments to any of these documents to correct or clarify the statement; or

     - we determine that a post-effective amendment to the registration statement is appropriate.

     We have not entered into any arrangement or understanding with any person to distribute the registered preferred interests to be received in the exchange offer. See "Plan of Distribution."

Terms of the Exchange Offer

     Upon the terms and subject to the conditions set forth in this prospectus and in the Letter of Transmittal, we will accept any and all outstanding preferred interests validly tendered and not withdrawn prior to 5:00 p.m., Eastern Standard Time, on the day the exchange offer expires.

     As of the date of this prospectus, $161,792,000 liquidation value of preferred interests are outstanding. This prospectus, together with the Letter of Transmittal, is being sent to all registered holders of the outstanding preferred interests on this date. There will be no fixed record date for determining registered holders of the outstanding preferred interests entitled to participate in the exchange offer, however, holders of the outstanding preferred interests must cause their outstanding preferred interests to be tendered by book-entry transfer prior to the expiration date of the exchange offer to participate.

     The form and terms of the registered preferred interests will be the same as the form and terms of the outstanding preferred interests except that the registered preferred interests will be registered under the Securities Act and therefore will not bear legends restricting their transfer. Following consummation of the exchange offer, all rights under the registration rights agreement accorded to holders of outstanding preferred interests, to the extent and in the circumstances specified in the registration rights agreement, will terminate.

     We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement and applicable federal securities laws. Any outstanding preferred interest not tendered for exchange will not retain any rights under the registration rights agreement and will remain subject to transfer restrictions. See " - Consequences of Failure to Exchange."

     We will be deemed to have accepted validly tendered outstanding preferred interests when, as and if we have given oral or written notice of our acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the registered preferred interests from us. If any tendered outstanding preferred interests are not accepted for exchange because of an invalid tender, the occurrence of other events set forth in this prospectus, or otherwise, those unaccepted outstanding preferred interests will be credited to an account maintained with DTC, without expense to the tendering holder of those outstanding preferred interests as promptly as practicable after the expiration date of the exchange offer. See " - Procedures for Tendering."

     Those who tender outstanding preferred interests in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange in accordance with the exchange offer. We will pay all charges and expenses, other than applicable taxes described below, in connection with the exchange offer. See " - Fees and Expenses."

Expiration Date; Extensions; Amendments


     The expiration date is 5:00 p.m., Eastern Standard Time on _________ __, 2002, unless we, in our sole discretion, extend the exchange offer, in which case, the expiration date will be at a time which is no later than 5:00 p.m. Eastern Standard Time on _______ __, 2002. We must use our best efforts to consummate the exchange offer on or prior to the 30th day following the date the registration statement is declared effective.


     To extend the exchange offer, we must notify the exchange agent by oral or written notice prior to 8:00 a.m., Eastern Standard Time, on the next business day after the previously scheduled expiration date and make a public announcement of the extension.

     We reserve the right:

     - to extend the exchange offer or to terminate the exchange offer if any of the conditions set forth below under " - Conditions" are not satisfied by giving oral or written notice of the extension or termination to the exchange agent; or

     - to amend the terms of the exchange offer in any manner consistent with the registration rights agreement.

     Any delay in acceptances, extension, termination, or amendment will be followed as promptly as practicable by oral or written notice of the delay to the registered holders of the outstanding preferred interests. If we amend the exchange offer in a manner that constitutes a material change, we will promptly disclose the amendment by means of a prospectus supplement that will be distributed to the registered holders of the outstanding preferred interests, and we will extend the exchange offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure to the registered holders of the outstanding preferred interests, if the exchange offer would otherwise expire during the five to ten business day period.

     Without limiting the manner in which we may choose to make a public announcement of any delay, extension, amendment, or termination of the exchange offer, we will have no obligation to publish, advertise, or otherwise communicate that public announcement, other than by making a timely release to an appropriate news agency.

     Upon satisfaction or waiver of all the conditions to the exchange offer, we will accept, promptly after the expiration date of the exchange offer, all outstanding preferred interests properly tendered and will issue the registered preferred interests promptly after acceptance of the outstanding preferred interests. See " - Conditions" below. For purposes of the exchange offer, we will be deemed to have accepted properly tendered outstanding preferred interests for exchange when, as and if we have given oral or written notice of our acceptance to the exchange agent.

     In all cases, issuance of the registered preferred interests for outstanding preferred interests that are accepted for exchange in accordance with the exchange offer will be made only after timely receipt by the exchange agent of certificates for those outstanding preferred interests or a timely confirmation of book-entry transfer of the outstanding preferred interests into the exchange agent's account at The Depository Trust Company, a properly completed and duly executed Letter of Transmittal, and all other required documents; provided, however, that we reserve the absolute right to waive any defects or irregularities in the tender of outstanding preferred interests or in the satisfaction of conditions of the exchange offer by holders of the outstanding preferred interests. If any tendered outstanding preferred interests are not accepted for any reason set forth in the terms and conditions of the exchange offer, if the holder withdraws the previously tendered outstanding preferred interests, or if outstanding preferred interests are submitted for a greater principal amount of outstanding preferred interests than the holder desires to exchange, then those unaccepted, withdrawn or portion of non-exchanged outstanding preferred interests, as appropriate, will be credited to an account maintained with DTC, without expense to the tendering holder of these outstanding preferred interests.

Conditions

     Without regard to other terms of the exchange offer, we will not be required to exchange any registered preferred interests for any outstanding preferred interests and may terminate the exchange offer before the acceptance of any outstanding preferred interests for exchange, if:

     - the exchange offer is not registered under the Securities Act of 1933 on the appropriate form; or

     - the exchange offer fails to comply with all applicable rules and regulations under the Exchange Act.

     If we determine that any of these conditions are not satisfied, we may refuse to accept any outstanding preferred interests and credit those outstanding preferred interests to an account maintained with DTC.

Procedures for Tendering

     To tender in the exchange offer, you must complete, sign and date an original or facsimile Letter of Transmittal, have the signatures thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver the Letter of Transmittal to the exchange agent prior to the expiration date of the exchange offer. In addition, a timely confirmation of transfer by book-entry of those outstanding preferred interests, into the exchange agent's account at DTC, as set forth in the procedure for book-entry transfer described below, must be received by the exchange agent prior to the expiration date of the exchange offer.

     To be tendered effectively, the exchange agent must receive the Letter of Transmittal and other required documents at the address set forth below under "- Exchange Agent" prior to the expiration of the exchange offer.

     If you tender your outstanding preferred interests and do not withdraw them prior to the expiration date of the exchange offer, you will be deemed to have an agreement with us in accordance with the terms and subject to the conditions set forth in this prospectus and in the Letter of Transmittal.

     THE METHOD OF DELIVERY OF THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT YOUR RISK. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT YOU USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE OF THE EXCHANGE OFFER. NO LETTER OF TRANSMITTAL SHOULD BE SENT TO US. YOU MAY REQUEST YOUR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES, OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR YOU.

     Any beneficial owner whose outstanding preferred interests are registered in the name of a broker, dealer, commercial bank, trust company, or other nominee and who wishes to tender its outstanding preferred interests should contact the registered holder promptly and instruct that registered holder to tender the outstanding preferred interests on the beneficial owner's behalf. If the beneficial owner wishes to tender its outstanding preferred interests on the owner's own behalf, that owner must, prior to completing and executing the Letter of Transmittal, either make appropriate arrangements to register ownership of the outstanding preferred interests in that owner's name or obtain a properly completed assignment from the registered holder. The transfer of registered ownership of outstanding preferred interests may take considerable time.

     Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an eligible institution, unless the outstanding preferred interests are tendered:

     - by a registered holder who has not completed the box entitled "Special Payment Instructions" or "Special Delivery Instructions" on the Letter of Transmittal; or

     - for the account of an eligible institution.

     In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, each of the following is deemed an eligible institution:

     - a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc.;

     - a commercial bank;

     - a trust company having an office or correspondent in the United States;
and

     - an eligible guarantor institution as provided by Rule 17Ad-15 of the Exchange Act.

     If the Letter of Transmittal is signed by a person other than the registered holder of any outstanding preferred interests, the outstanding preferred interests must be endorsed or accompanied by a properly completed stock power, signed by the registered holder as his, her or its name appears on the outstanding preferred interests.

     If trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity sign the Letter of Transmittal or any outstanding preferred interests or stock power, those persons should so indicate when signing, and unless we waive evidence satisfactory to us of their authority to so act, this evidence must be submitted with the Letter of Transmittal.

     We will determine all questions as to the validity, form, eligibility, including time of receipt, acceptance of tendered outstanding preferred interests, and withdrawal of tendered outstanding preferred interests, in our sole discretion. All of these determinations by us will be final and binding. We reserve the absolute right to reject any and all outstanding preferred interests not properly tendered or any outstanding preferred interests our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular outstanding preferred interests. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the Letter of Transmittal will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of outstanding preferred interests must be cured within the time we determine. Although we intend to notify holders of outstanding preferred interests of defects or irregularities with respect to tenders of outstanding preferred interests, neither we nor the exchange agent or any other person will incur any liability for failure to give this notification. Tenders of outstanding preferred interests will not be deemed to have been made until defects or irregularities have been cured or waived. Any outstanding preferred interests received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders of outstanding preferred interests, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the expiration date of the exchange offer.

     In addition, we reserve the right, in our sole discretion, to purchase or make offers for any outstanding preferred interests that remain outstanding subsequent to the expiration date of the exchange offer. We also reserve the right, as set forth above under " - Conditions," to terminate the exchange offer and, to the extent permitted by applicable law, purchase outstanding preferred interests in the open market, in privately negotiated transactions or otherwise. The terms of any purchases or offers could differ from the terms of the exchange offer.

     If the holder of outstanding preferred interests is a broker-dealer participating in the exchange offer that will receive registered preferred interests for its own account in exchange for outstanding preferred interests that were acquired as a result of market-making activities or other trading activities, that broker-dealer will be required to acknowledge in the Letter of Transmittal that it will deliver a prospectus in connection with any resale of the registered preferred interests and otherwise agree to comply with the procedures described above under " - Resale of the Registered Preferred Interests." That broker-dealer, however, by so acknowledging and delivering a prospectus, will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     In all cases, issuance of registered preferred interests in accordance with the exchange offer will be made only after the exchange agent receives a timely confirmation of book entry transfer of outstanding preferred interests into the exchange agent's account at DTC, a properly completed and duty executed Letter of Transmittal, and all other required documents. If any tendered outstanding preferred interests are not accepted for any reason set forth in the terms and conditions of the exchange offer or if outstanding preferred interests are submitted for a greater amount than the holder of outstanding preferred interests desires to exchange, the unaccepted or portion of non-exchanged outstanding preferred interests will be credited to an account maintained with DTC, without expense to the tendering holder of outstanding preferred interests.

Book-Entry Transfer

     The exchange agent will make a request to establish an account with respect to the outstanding preferred interests at DTC for the purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in DTC's systems may make book-entry delivery of outstanding preferred interests by causing DTC to transfer the outstanding preferred interests into the exchange agent's account at DTC in accordance with DTC's procedures for transfer. Although delivery of outstanding preferred interests may be effected through book-entry transfer at DTC, the Letter of Transmittal or facsimile of the Letter of Transmittal, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the exchange agent at the address set forth below under " - Exchange Agent" on or prior to the expiration date of the exchange offer, unless the holder complies with the guaranteed delivery procedures described below.

Withdrawal of Tenders

     Except as otherwise provided, tenders of outstanding preferred interests may be withdrawn at any time prior to 5:00 p.m., Eastern Standard Time, on the expiration date of the exchange offer.

     To withdraw a tender of outstanding preferred interests in the exchange offer, a written or facsimile transmission notice of withdrawal must be received by the exchange agent at its address set forth herein prior to 5:00 p.m., Eastern Standard Time, on the expiration date of the exchange offer. Any notice of withdrawal must:

     - specify the name of the person who tendered the outstanding preferred interests to be withdrawn;

     - identify the outstanding preferred interests to be withdrawn;

     - be accompanied by documents of transfer sufficient to have the exchange agent register the transfer of the outstanding preferred interests in the name of the person withdrawing the tender; and

     - specify the name in which any outstanding preferred interests are to be registered, if different from that of the person who deposited the outstanding preferred interests to be withdrawn.

     We will determine all questions as to the validity, form, and eligibility of the notices, and our determination will be final and binding on all parties. Any outstanding preferred interests so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer, and no registered preferred interests will be issued with respect to those outstanding preferred interests unless the outstanding preferred interests so withdrawn are validly retendered.

     Any outstanding preferred interests that have been tendered by book-entry transfer, will be credited to an account maintained with DTC, without cost to the holder as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn outstanding preferred interests may be retendered by following the procedures described above under "- Procedures for Tendering" at any time prior to the expiration date of the exchange offer.

Termination Of Certain Rights

     All rights given to holders of outstanding preferred interests under the registration rights agreement will terminate upon the consummation of the exchange offer except with respect to our duty:

     - to keep the registration statement effective until the closing of the exchange offer and for a period not to exceed 180 days after the expiration date of the exchange offer; and

     - to provide a reasonable number of copies of the latest version of this prospectus to any broker-dealer that requests copies of this prospectus for use in connection with any resale by that broker-dealer of registered preferred interests received for its own account in accordance with the exchange offer in exchange for outstanding preferred interests acquired for its own account as a result of market-making or other trading activities, subject to the conditions described above under " - Resale of the Registered Preferred Interests."

Exchange Agent

     Mellon Investor Services LLC has been appointed exchange agent for the exchange offer. Questions and requests for assistance, requests for additional copies of this prospectus or the Letter of Transmittal, and requests for copies of the Notice of Guaranteed Delivery with respect to the outstanding preferred interests should be addressed to the exchange agent as follows:

BY REGISTERED OR                                                BY HAND OR OVERNIGHT:
  CERTIFIED MAIL:                       BY HAND:                  DELIVERY
(Eligible Institutions Only)
Mellon Investor Services LLC     Mellon Investor Services LLC     Mellon Investor Services LLC
P.O. Box 330                     120 Broadway                     85 Challenger Road
South Hackensack, NJ 97696       New York, NY 10271               Mail Drop
Attn:  Reorg Dept.               Attn:  Reorg Dept.               Ridgefield Park, NJ
                                 Attn:  Reorg Dept.               Attn:  Reorg Dept.

                              CONFIRM BY TELEPHONE
                                 (412) 263-8161
                                ----------------


Fees and Expenses

     We will pay the expenses of soliciting tenders in connection with the exchange offer. The principal solicitation is being made by mail; however, additional solicitation may be made by telecopier, telephone, or in person by officers and regular employees of ours or our affiliates.

     We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. We, however, will pay the exchange agent reasonable and customary fees for its services and will reimburse the exchange agent for its reasonable out-of-pocket expenses in connection with the exchange offer.

     We estimate that our cash expenses in connection with the exchange offer will be approximately $1.0 million. These expenses include registration fees, fees and expenses of the exchange agent, accounting and legal fees and printing costs, among others.

     We will pay all transfer taxes, if any, applicable to the exchange of the outstanding preferred interests for registered preferred interests. The tendering holder of outstanding preferred interests, however, will pay applicable taxes if preferred interests not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the outstanding preferred interests tendered, or

     - if tendered, the outstanding preferred interests are registered in the name of any person other than the person signing the Letter of Transmittal; or

     - if a transfer tax is imposed for any reason other than the exchange of the outstanding preferred interests in the exchange offer.

     If satisfactory evidence of payment of the transfer taxes or exemption from payment of transfer taxes is not submitted with the Letter of Transmittal, the amount of the transfer taxes will be billed directly to the tendering holder and the registered preferred interests may not be delivered until the transfer taxes are paid.

Consequences of Failure to Exchange

     Participation in the exchange offer is voluntary. Holders of the outstanding preferred interests are urged to consult their financial and tax advisors in making their own decisions on what action to take.

     Outstanding preferred interests that are not exchanged for the registered preferred interests in the exchange offer will not have any rights under the registration rights agreement and will remain restricted securities for purposes of the federal securities laws. Accordingly, the outstanding preferred interests may not be offered, sold, pledged, or otherwise transferred except in accordance with applicable securities laws:

     - to us;

     - to a "Qualified Institutional Buyer" within the meaning of Rule 144A under the Securities Act purchasing for its own account or for the account of a qualified institutional buyer in a transaction meeting the requirements of Rule 144A;

     - in an offshore transaction complying with Rule 904 of Regulation S under the Securities Act;

     - in accordance with an exemption from registration under the Securities Act provided by Rule 144 thereunder, if available;

     - to "Institutional Accredited Investors" in a transaction exempt from the registration requirements of the Securities Act; or

     - in accordance with an effective registration statement under the Securities Act.

Accounting Treatment

     For accounting purposes, we will recognize no gain or loss as a result of the exchange offer. The registered preferred interests will be recorded at the same carrying value as the outstanding preferred interests, as reflected in our accounting records on the date of the exchange. The expenses of the exchange offer will be amortized over the remaining term of the registered preferred interests.

                                 USE OF PROCEEDS

     We will not receive any cash proceeds from the issuance of the registered preferred interests. Because we are exchanging the registered preferred interests for the outstanding preferred interests, which have substantially identical terms, the issuance of the registered preferred interests will not result in any increase in our capital.

                       SELECTED HISTORICAL FINANCIAL DATA


     The following table sets forth selected historical, financial and other data of the Trust as of and for the three years ended December 31, 2001, and as of and for the three months ended March 31, 2002, and 2001, which have been derived from, and should be read in conjunction with, the financial statements of the Trust included in this prospectus, including the Notes to Financial Statements and Management's Discussion and Analysis of Financial Condition and Results of Operations.

                                    Three Months Ended
                                        March 31,                    Year Ended December 31,
                                   -------------------           ------------------------------
                                     2002       2001               2001       2000       1999
                                     ----       ----               ----       ----       ----
                                                  (dollars in thousands)
Total Interest Income..........     $29,535    $48,148           $179,899   $184,848   $167,047
Net Provision for Loan Losses..          73     (2,434)            (1,907)     1,225      1,215
Expenses.......................         631         45                402      1,286        186
                                    --------   --------          --------   --------   --------
Net Income.....................     $28,831    $50,537           $181,404   $182,337   $165,646
                                    --------   --------          ========   ========   ========

Net Income Available to
   Common Stockholder .........     $11,858    $23,578           $ 70,481   $138,731   $165,566
                                    --------   -------           ========   ========   ========




                                    March 31,                      December 31,
                                   ----------          -----------------------------------
                                      2002                2001         2000         1999
                                   ----------          ----------   ----------   ----------
                                             (dollars in thousands)
Investment in Loans, Net of
  Allowance........................$1,145,420          $1,337,738   $2,028,267   $1,778,719
Mortgage-Backed Securities,
  Available for Sale...............     9,442              67,606            -            -
Mortgage-Backed Securities, Held
  to Maturity......................   347,639             388,047      686,635      203,618
Cash...............................   377,352              41,351      274,641            -
Total Assets....................... 1,986,293           1,959,245    3,081,840    2,092,217
Shareholders' Equity............... 1,829,992           1,819,455    2,749,232    2,000,387


                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     General. The Trust was created on March 17, 1998, as a Delaware statutory business trust. As a real estate investment trust, we invest in mortgage-backed securities and participation interests in residential mortgage, home equity and automobile loans. We are a subsidiary of Sovereign REIT Holdings, Inc., which is a subsidiary of Sovereign Bank, which is a wholly-owned subsidiary of our ultimate parent, Sovereign Bancorp, Inc. We have elected to be treated as a real estate investment trust under the Internal Revenue Code and intend to continue to operate as such. All loan participation interests were purchased from Sovereign Bank which owns and services the loans in return for a fee.

     Sovereign Bank provides loan processing, credit and investment management services to us and deducts a servicing fee from the interest payments remitted to us. See "Description of Portfolio - Servicing."


     Critical Accounting Policies. Our significant accounting policies are described in Note 1 to the consolidated financial statements. The preparation of the financial statements in accordance with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and disclosure of contingent assets and liabilities. Actual results could differ from those estimates. We have identified accounting for the allowance for credit losses as our most critical accounting policy and estimate because it is important to the portrayal of our financial condition and results, and it requires management's most difficult, subjective or complex judgment as a result of the need to make estimates about the effect of matters that are inherently uncertain. This accounting policy, including the nature of the estimates and types of assumptions used, is described in Management's Discussion and Analysis.

Results of Operations for the Three Months Ended March 31, 2002, and 2001

     Summary of Operations. We had net income of $28.8 million for the three months ended March 31, 2002, as compared to $50.5 million for the same period of 2001. This decrease of 43% is due to a decrease in average assets resulting from payments and payoffs on loans and investments. Earnings applicable to common shareholders for the three months ended March 31, 2002, decreased to $11.9 million from $23.6 million for the same period in 2001 due to a decrease in average assets partially offset by a lower dividend on the Series B preferred interests as a result of a decrease in LIBOR. The annual return on average equity and annual return on average assets were 6.32% and 5.99%, respectively, for the three months ended March 2002 compared to 7.58% and 7.06%, respectively, for the same period in 2001.

     Interest Income. Interest income for the three-month period ended March 31, 2002, was $29.5 million compared to $48.1 million for the same period in 2001, or a decrease of 39%. The decrease in interest income in 2002 was due primarily to a decrease in average assets as a result of payments and payoffs of loans and investments. The proceeds from the payoffs during 2001 were distributed to Sovereign REIT Holdings as an annual dividend late in 2001.

     Interest on loans was $21.6 million for the three months ended March 31, 2002, compared to $36.8 million for the three months ended March 31, 2001. The average balance of net loans was $1.3 billion with an average annual yield of 6.82% for 2002 compared to an average balance of $2.0 billion with an average annual yield of 7.36% for 2001. The average loan volume decreased as a result payments and payoffs of outstanding loans. The lower interest rate environment in 2001 led to a large volume of refinancing of higher rate loans. This caused the 35% reduction in average loans and the decrease in the annual yield.

     Interest on investment securities available-for-sale was $0.4 million for the three months ended March 31, 2002, compared to $2.5 million for the same period in 2001. The average balance of investment securities available-for-sale was $23.4 million with an average annual yield of 6.32% for 2002 compared to $142.1 million with an average yield of 6.90% for 2001. The reductions are due to payoffs and payments of outstanding balances.

     Interest on investment securities held-to-maturity was $6.0 million for the three months ended March 31, 2002, compared to $8.9 million for the three months ended March 31, 2001. The average balance of investment securities held-to-maturity was $358 million with an average annual yield of 6.67% for 2002 compared to an average balance of $517 million with an average annual yield of 6.88% for 2001. The decrease in the average balance was primarily related to payment and payoffs caused by mortgage refinancing of higher rate, fixed rate loans and declining rates on adjustable rate investments. The lower yield is due to lower interest rates. Approximately 41% of the investment securities held-to-maturity bear interest at a variable rate.

     Interest on interest-earning deposits was $1.6 million for the three months ended March 31, 2002. The average balance of interest-earning deposits was $190 million with an average annual yield of 3.39% for 2002. We did not have interest earning deposits in the first quarter of 2001. The addition of interest-earning deposits was due to a change in our dividend policy. Prior to 2001, we distributed dividends on our common stock on a quarterly basis and did not have a cash balance during the period. In 2001, we began distributing dividends on our common stock annually. As a result, we started investing cash in interest-earning deposits in April 2001.

     Provision for Loan Losses. The provision for loan losses is based upon our credit loss experience and an estimation of losses arising in the current loan portfolio. The provision for loan losses for the three months ended March 31, 2002, was an expense of $0.1 million compared to a credit to expense of $2.4 million for the same period in 2001. During 2001, we lowered our allowance for non-accrual residential loans from 20% of outstanding balance to 10% due to historical analysis of loan charge-offs while giving consideration to the current economic environment. The change resulted in a decrease in the required allowance of $2.0 million out of the total decrease of $2.4 million in the provision for loan losses for the three months ended March 31, 2001. In addition, the loan balances decreased 14% in the three months ended March 31, 2002, however the impact on the provision for loan losses was partially offset by an increase in non-performing assets as a percent of total assets.

     Our net charge-offs for the three-month periods ended March 31, 2002, and 2001, were $0.8 million and $0.2 million, respectively. We sold $5.7 million of non-performing assets consisting of $4.2 million of non-performing loans and $1.5 million of other real estate owned in the three months ended March 31, 2002, which accelerated charge-offs and increased related other real estate owned and other loan sale expenses in that period.

     Net charge-offs to average loans increased during 2002 due to two factors. The Bank transferred $1.3 billion in loans to us in May 2000 comprised primarily of loans purchased by the Bank from third parties, which have a higher inherent risk. In October 2000, we securitized $548 million in Bank originated loans which were all current in payment terms. The effect of the securitization and the transfer was to increase the inherent risk in the loan portfolio, which has resulted in higher charge-offs as the portfolio matures.

     The following table presents the activity in the allowance for the loan losses for the periods indicated: (in thousands)

Table 1:   Reconciliation of the Allowance for Loan Losses

                                        Three-month Period Ended March 31,
                                        ----------------------------------
                                                 2002             2001
                                               --------         --------
Allowance, beginning of year                   $ 5,215          $ 8,519
Charge-offs:
  Residential                                      704               97
  Consumer                                          95              149
                                               -------          -------
    Total charge-offs                              799              246

Recoveries:
  Residential                                        -                -
  Consumer                                          33                4
                                               -------          -------
    Total recoveries                                33                4

Charge-offs, net of recoveries                     766              242
Provision for loan losses                           73           (2,434)
                                               -------           -------

Allowance, end of period                       $ 4,522          $ 5,843
                                               =======          =======

Charge-offs , net of recoveries to
  average total loans                            0.061%           0.012%
                                               =======          =======

     Expenses. Total expenses were $0.60 million for the three-month period ended March 31, 2002, compared to $0.04 million for the three-month period ended March 31, 2001. The increase in expenses in 2002 is related to the aforementioned non-performing asset sale.

                               Financial Condition

     Federal law requires a company to meet certain requirements to maintain its status as a qualified real estate investment trust. Our qualified real estate investment trust assets, as defined in the Internal Revenue Code, were 99.5% of our total assets at March 31, 2002, and 99.2% at December 31, 2001, as compared to the Internal Revenue Code requirement that at least 75% of our total assets be qualified real estate investment trust assets. The percentage of our revenues that qualified for the 75% source of income test required by the Internal Revenue Code was 90.8% of our total revenue for the three months ended March 31, 2002, and the year ended December 31, 2001, respectively. All of our revenue qualified for the 95% source of income test under the real estate investment trust rules for the three months ended March 31, 2002, and the year ended December 31, 2001, respectively. We also met all real estate investment trust requirements regarding the ownership of our common stock and the distribution of our net income. Therefore, as of March 31, 2002, and December 31, 2001, we believe that we qualified as a real estate investment trust under the Internal Revenue Code.

     We intend to conduct our business so as not to become regulated as an investment company under the Investment Company Act. If we were to become regulated as an investment company, then our ability to use leverage would be substantially reduced. The Investment Company Act exempts entities that are "primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate" (qualifying interests). Under current interpretation of the staff of the SEC, in order to qualify for this exemption, we must maintain at least 55% of our assets directly in qualifying interests. In addition, unless certain mortgage securities represent all the certificates issued with respect to an underlying pool of mortgages, the mortgage-backed securities may be treated as securities separate from the underlying mortgage loans and, thus, may not be considered qualifying interests for purposes of the 55% requirement. We calculate that as of March 31, 2002, and December 31, 2001, we were in compliance with this requirement.

     Loan Portfolio. Our loan portfolio was $1.1 billion at March 31, 2002, as compared to $1.3 billion at December 31, 2001. The decrease in net loans was due to payments and loan payoffs.

     Our loan portfolio consists principally of residential first mortgage loans secured primarily by liens on owner-occupied one-to-four-family residential properties representing 99.5% and 99.4% of the loan portfolio at March 31, 2002, and December 31, 2001, respectively.

Table 2 presents the composition of the loan portfolio at the dates indicated (in thousands):

Table 2:   Composition of Loan Portfolio

                                    March 31, 2002        December 31, 2001
                                 --------------------   --------------------
                                    Balance   Percent      Balance   Percent
                                 ----------   -------   ----------   -------
Residential real estate loans    $1,144,346     99.5%   $1,334,703     99.4%
                                 ----------    -----    ----------    -----
Total residential loans           1,144,346     99.5%    1,334,703     99.4%

Home equity loans                       579      0.1%          581      0.0%
Auto loans                            5,017      0.4%        7,669      0.6%
                                 ----------    -----    ----------    -----
Total consumer loans                 11,629      0.5%        8,250      0.6%
                                 ----------    -----    ----------    -----
Total Loans                      $1,149,942    100.0%   $1,342,953    100.0%
                                 ==========    =====    ==========    =====

Total Loans with:
Fixed rates                      $  875,035     76.1%   $1,020,524     76.0%
Variable rates                      274,907     23.9%      322,429     24.0%
                                 ----------    -----    ----------    -----
Total Loans                      $1,149,942    100.0%   $1,342,953    100.0%
                                 ==========    =====    ==========    =====

     Credit Risk Management. We receive credit risk management and other services in exchange for the servicing fee paid to Sovereign Bank. Because all of the loans we currently hold were received directly from Sovereign Bank or indirectly through Sovereign REIT Holdings, the credit risk of the portfolio is managed using the credit policies of Sovereign Bank. Holding loans exposes us to credit risk, which is the risk that the principal balance of a loan and any related interest will not be collected due to the inability of the borrower to repay the loan. The following describes the credit risk policies of Sovereign Bank applicable to us.

     Sovereign Bank manages credit risk in the loan portfolio through adherence to consistent standards, guidelines and limitations established by its Board of Directors. Written loan policies establish underwriting standards, lending limits and other standards or limits as deemed necessary and prudent to ensure consistency and quality in accordance with Sovereign Bank's credit standards.

     Sovereign Bank's loan review group conducts ongoing, independent reviews of the lending process to ensure adherence to established policies and procedures, monitors compliance with applicable laws and regulations, provides objective measurement of the risk inherent in the loan portfolio, and ensures that proper documentation exists. The results of these periodic reviews, in which our portfolio is included, are reported to the Asset Review Committee of Sovereign Bank.

     The following discussion summarizes policies and procedures for the major categories within our loan portfolio and addresses our strategies for managing the related credit risk.

     Residential Loans. We have fixed rate and adjustable rate residential mortgage loans which are secured by the underlying 1-4 family residential property. At March 31, 2002, and December 31, 2001, residential loans accounted for 99.5% and 99.4%, respectively, of our total loan portfolio. Credit risk exposure in this area of lending is minimized by the evaluation of the creditworthiness of the borrower, including debt-to-equity ratios, credit scores, and adherence to underwriting policies that emphasize conservative loan-to-value ratios of generally no more than 80%. Residential mortgage loans granted in excess of the 80% loan-to-value ratio criterion are generally insured by private mortgage insurance, unless otherwise guaranteed or insured by federal, state or local governments. Sovereign Bank also utilizes underwriting standards which comply with those of the Federal Home Loan Mortgage Corporation ("FHLMC") or the Federal National Mortgage Association ("FNMA").

     Consumer Loans. Credit risk in the direct consumer loan portfolio is controlled by strict adherence to conservative underwriting standards that consider debt-to-income levels and the creditworthiness of the borrower and, if secured, collateral values. Other credit considerations may warrant higher combined loan-to-value ratios for approved loans.

     Collections. Sovereign Bank, as servicer, closely monitors delinquencies. Collection efforts begin within 15 days after a loan payment is missed by attempting to contact all borrowers and to offer a variety of loss mitigation alternatives. If these attempts fail, the servicer will proceed to gain control of any and all collateral in a timely manner in order to minimize losses.

     Non-performing Assets. At March 31, 2002, our non-performing assets were $26.2 million compared to $29.2 million at December 31, 2001. Non-performing assets as a percentage of total assets were 1.32% at March 31, 2002, compared to 1.49% at December 31, 2001. These improvements are due to collections and a sale of non-performing assets.

     At March 31, 2002, 99.8% of non-performing assets consisted of loans related to real estate or OREO. The balance of non-performing assets consisted of indirect auto loans and other repossessed assets. We place all residential mortgage loans 120 days or more delinquent on non-performing status. Our auto loans continue to accrue interest until they are 120 days delinquent, at which time they are charged off.

     Gross interest income for the three months ended March 31, 2002, and 2001, would have increased by approximately $1.8 million and $1.5 million, respectively, had our period-end non-performing loans been current in accordance with their original terms and outstanding throughout the period.

     Allowance for Loan Loss. The adequacy of our allowance for loan losses is regularly evaluated by Sovereign Bank's credit management personnel subject to review and affirmation by our management. Management's evaluation of the adequacy of the allowance to absorb possible loan losses takes into consideration the risks inherent in the loan portfolio, past loan loss experience, specific loans which have loss potential, geographic and industry concentrations, delinquency trends, economic conditions and other relevant factors. Management also considers loan quality, changes in the size and character of the loan portfolio, amount of non-performing loans, delinquency trends, economic conditions, and industry trends when determining the appropriate allowance level.

     We will revise the allowance estimates whenever necessary in order to address improving or deteriorating credit quality trends or specific risks associated with a given loan pool classification.

     Regardless of the extent of our analysis of portfolio evaluations, trends or risk management processes established, certain inherent but undetected losses are probably present in the loan portfolio. This is due to the sensitivity of assumptions utilized to establish allocated allowances for homogeneous groups of loans, among other factors.

     A comprehensive analysis of the allowance for loan losses is performed by Sovereign Bank on a quarterly basis. In addition, a review of allowance levels based on nationally published statistics is conducted on an annual basis. Sovereign Bank has an Asset Review Committee, which has the responsibility of affirming allowance methodology and assessing the general and specific allowance estimates in relation to estimated and actual net charge-off trends.

     We strive to maintain an allowance for loan losses sufficient to absorb inherent losses in the loan portfolio. We believe the current allowance to be at a level adequate to cover such losses.

     Table 3 summarizes the allocation of the allowance for loan losses for allocated allowances by loan type, and the percentage of each loan type of total portfolio loans (in thousands):

Table 3:   Allocation of Allowance for Loan Losses

                                                   March 31, 2002      December 31, 2001
                                                -------------------  --------------------
                                                         % of Loans            % of Loans
                                                          to Total              to Total
                                                Amount      Loans     Amount      Loans
                                                ------   ----------   ------   ----------
Allocated allowances:
Residential real estate mortgage loans          $4,364      99.5%     $5,011      99.4%
Consumer loans                                     158       0.5%        204       0.6%
                                                ------     -----      ------     -----
Total allowance for loan losses                 $4,522     100.0%     $5,215     100.0%
                                                ======     =====      ======     =====

     Residential Portfolio. The allowance for the residential mortgage portfolio decreased from $5.0 million at December 31, 2001, to $4.4 million at March 31, 2002. The decrease was primarily due to a 14% decrease in the balance of the residential portfolio and a sale of certain non-performing assets. These decreases were partially offset by a slight increase in the percentage of non-performing loans as a percentage of loans. The allowance for consumer loans decreased slightly due to the decrease in loan balances.

     Investment Securities. Our investment portfolio is concentrated in mortgage-backed securities and collateralized mortgage obligations issued by federal agencies or private label issues. The private label issues have ratings of "AAA" by Standard and Poor's and Fitch. Our strategy is to have a portfolio that has an average life of four years or less. The effective duration of the total investment portfolio at March 31, 2002 was 1.7 years.

     At March 31, 2002, total investment securities available-for-sale were $9.4 million compared to $67.6 million at December 31, 2001. The decrease is due to payments and payoffs of principal balances. For additional information with respect to the amortized cost and estimated fair value of our investment securities held-to-maturity, see Note 3 in the "Notes to Financial Statements" herein.

     The actual maturities of the mortgage-backed securities held-to-maturity will differ from contractual maturities because borrowers may have the right to call or repay obligations with or without call or prepayment penalties.

     At March 31, 2002, the balance of cash and cash equivalents was $377 million compared to $41 million at December 31, 2001. Cash balances build during the year because of income and principal repayments that we received on our loans and investment securities that are remitted to us monthly from the servicer. The cash is distributed to our preferred and common shareholders at various times during the year. A preferred dividend of $0.37 million was paid in January 2002 in accordance with the terms of our declaration of trust. Refer to footnote 5 in our audited financial statements for the frequency of payment of the preferred dividends. Common shareholders are currently paid an annual dividend.


Results of Operations for the Years Ended December 31, 2001, and 2000


     Summary of Operations. We had net income of $181 million as compared to $182 million for the years ended December 31, 2001, and 2000, respectively. Earnings applicable to common stockholder for 2001 decreased to $70 million, from $139 million in 2000 due to an increase of $69 million in dividend requirements on our outstanding preferred interests. The increase in our preferred interests dividend requirements is due to the issuance of additional preferred interests in May 2000. Return on average equity and return on average assets were 7.70% and 6.32%, respectively, for the year ended December 31, 2001 compared to 7.25% and 7.02%, respectively, for the same period in 2000.

     Interest Income. Interest income for the year ended December 31, 2001, was $180 million compared to $185 million for the same period in 2000, or a decrease of 3%. The decrease in interest income in 2001 was due primarily to repayments and payoffs of loans and investments partially offset by higher cash balances earning interest. The average balance of loans and investments in 2001 was $2.3 billion with an annual yield of 7.14% compared to $2.5 billion with an annual yield of 7.38% in 2000.

     Interest on loans was $126 million for the year ended December 31, 2001, compared to $166 million for the year ended December 31, 2000. The average balance of net loans was $1.7 billion with an average annual yield of 7.24% for 2001 compared to an average balance of $2.2 billion with an average annual yield of 7.45% for 2000. The average loan volume decreased as a result of a securitization of $548 million of loans into mortgage-backed investment securities and as a result of repayments of outstanding loans. This decrease was offset by $1.3 billion of loans contributed by Sovereign Bank in May 2000. The decrease in the rate was due to payoffs of higher yielding loans.

     Interest on investment securities available-for-sale was $7.5 million for the year ended December 31, 2001. None of our investment securities were classified as available-for-sale in 2000. We adopted SFAS No. 133 on January 1, 2001 and elected to reclassify $150 million of securities from held-to-maturity to available-for-sale in accordance with provisions of the statement. The average balance of investment securities available-for-sale was $108 million with an average annual yield of 6.94% for 2001.

     Interest on investment securities held-to-maturity was $31.3 million for the year ended December 31, 2001 compared to $18.7 million for the year ended December 31, 2000. The average balance of investment securities held-to-maturity was $458 million with an average annual yield of 6.82% for 2001 compared to an average balance of $275 million with an average annual yield of 6.80% for 2000. The increase in the average balance was primarily due to the securitization of $548 million of loans into FHLMC certificates in October 2000 partially offset by principal repayments throughout the year. The exchange of mortgage loans for FHLMC mortgage-backed securities reduces credit risk.

     Interest on interest-earning deposits was $15.6 million for the year ended December 31, 2001. The average balance of interest-earning deposits was $453 million with an average annual yield of 3.44% for 2001. We did not have interest earning deposits in 2000. The addition of interest-earning deposits was due to a change in our dividend policy. For the period ending December 31, 2000, we distributed dividends on our common stock on a quarterly basis and did not have a cash balance during the period. In 2001, we began distributing dividends on our common stock annually. As a result, cash accumulated until the common dividend payment in December 2001.

     Provision for Loan Losses. The provision for loan losses is based upon our credit loss experience and an estimation of losses arising in the current loan portfolio. The provision for loan losses for the year ended December 31, 2001, was a credit to expense of $1.9 million compared to expense of $1.2 million for the same period in 2000. During 2001, we lowered our allowance estimate related to non-accrual residential loans from 20% of outstanding balance to 10% due to historical analysis of loan charge-offs while giving consideration to the current economic environment. The change resulted in a decrease in the allowance required of $2.6 million. In addition, the provision was decreased in 2001 because the loan portfolio balance decreased by 34% from the year ended December 31, 2000. The impact of the change in estimate and the decrease in the portfolio was partially offset by the increase in non-performing assets as percent of total loans. Non-performing assets as a percent of total loans increased from 1.19% at December 31, 2000, to 2.17% at December 31, 2001.

     Management regularly evaluates the risk inherent in our loan portfolio and adjusts the allowance for loan losses as necessary.

     Our net charge-offs for the years ended December 31, 2001, and 2000, were $1.4 million which, for 2001, was comprised of $0.8 million of residential charge-offs and $0.6 million of consumer charge-offs and for 2000 was comprised of $0.2 million of residential and $1.2 million of consumer charge-offs. Prior to May 2000, Sovereign Bank, as servicer, repurchased defaulted residential loan participation interests from the Trust at book value, although not contractually obligated to do so. In May of 2000, Sovereign Bank, as servicer, ceased repurchasing defaulted loans.

     Net charge-offs to average loans increased during 2001 due to two factors. The Bank transferred $1.3 billion in loans to us in May 2000 comprised primarily of loans purchased by the Bank from third parties, which have a higher inherent risk. In October 2000, we securitized $548 million in Bank originated loans which were all current in payment terms. The effect of the securitization and the transfer was to increase the inherent risk in the loan portfolio, which resulted in higher charge-offs.

     Table 1 represents the activity in the allowance for loan losses for the years indicated (dollars in thousands).

Table 1:  Reconciliation of the Allowance for Loan Losses


                                                       Years Ended December 31,
                                                      -------------------------
                                                         2001              2000
                                                      -------           -------
Allowance, beginning of year                          $ 8,519           $ 6,169
Charge-offs:
  Residential                                             837               202
  Consumer                                                608             1,213
                                                      -------           -------
    Total charge-offs                                 $ 1,445           $ 1,415

Recoveries:
  Residential                                               1                 5
  Consumer                                                 47                19
                                                      -------           -------
    Total recoveries                                  $    48           $    24
                                                      -------           -------
Charge-offs, net of recoveries                        $ 1,397           $ 1,391
Net provision for loan losses                          (1,907)            1,225
Acquired allowance and other
  additions(1)                                           --               2,516
                                                      -------           -------
Allowance, end of year                                $ 5,215           $ 8,519
                                                      =======           =======
Charge-offs, net of recoveries
to average total loans                                  0.081%            0.062%

(1) In May 2000, we received a contribution of an additional $1.3 billion of loan participation interests, net of an initial allowance of $2.5 million.

     Expenses. Total expenses were $0.2 million for the year ended December 31, 2001, compared to $1.1 million for the year ended December 31, 2000. Included in 2000 expenses were $0.9 million of costs for advisory services provided by Sovereign Bank that ultimately resulted in the securitization of residential loans. Compensation expense was $0.2 million for 2001 and 2000, respectively.

     Other real estate owned expenses were $0.2 million for 2001. The Trust did not have any material other real estate owned expenses in 2000 or 1999.

                               Financial Condition


     Federal law requires us to meet certain requirements to maintain our status as a qualified real estate investment trust. Our qualified real estate investment trust assets, as defined in the Internal Revenue Code, were 99.2%, 98.4% and 96.1% of our total assets at December 31, 2001, 2000, and 1999, respectively, as compared to the Internal Revenue Code requirement that at least 75% of our total assets be qualified real estate investment trust assets. The percentage of our revenue that qualified for the "75% source of income" test as defined by the Internal Revenue Code was 90.8%, 98.6% and 96.4% of our total revenue for the years ended December 31, 2001, 2000, and 1999, respectively. All of our revenue qualified for the 95% "source of income" test, as defined by the Internal Revenue Code for the years ended December 31, 2001, 2000, and 1999, respectively. We also met all of the real estate investment trust requirements regarding the ownership of our common stock and the distribution of our net income. Therefore, as of December 31, 2001, 2000, and 1999, we believe that we qualified as a real estate investment trust under the Internal Revenue Code.


     We intend to conduct our business so as not to become regulated as an investment company under the Investment Company Act. The Investment Company Act exempts entities that are "primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate." These interests are referred to as qualifying interests. Under current interpretation of the staff of the SEC, in order to qualify for this exemption, we must maintain at least 55% of our assets directly in such qualifying interests. In addition, unless certain mortgage securities represent all the certificates issued with respect to an underlying pool of mortgages, the mortgage-backed securities may be treated as securities separate from the underlying mortgage loans and, thus, may not be considered qualifying interests for purposes of the 55% requirement. As of December 31, 2001, 2000, and 1999, we were in compliance with this requirement.

     Loan Portfolio. Our loan portfolio at December 31, 2001, was $1.3 billion compared to $2.0 billion at December 31, 2000. The decrease in net loans was due to principal repayments and loan pay-offs.

     Our loan portfolio consists principally of 100% participation interests in first mortgage loans secured primarily by liens on owner-occupied one-to-four-family residential properties, which represented 99.4% and 98.7% of the loan portfolio at December 31, 2001, and 2000, respectively. The remainder of the portfolio consists of consumer loans.


     Table 2 presents the composition of our loan portfolio by type of loan and by fixed and variable rates at the dates indicated (in thousands):


Table 2:   Composition of Loan Portfolio


                                                         At December 31,
                                 ----------------------------------------------------------------
                                       2001                   2000                   1999
                                 ------------------   --------------------   --------------------
                                 Balance    Percent     Balance    Percent     Balance    Percent
                                 ----------- ------   ----------   -------   ----------   -------
Residential real estate
  loans                          $1,334,703   99.4%   $2,009,995     98.7%   $1,724,961     96.6%
                                 ----------  -----    ----------    -----    ----------    -----
  Total residential loans         1,334,703   99.4%    2,009,995     98.7%    1,724,961     96.6%

Home equity loans                       581    0.0%          607      0.0%          948      0.1%
Auto loans                            7,669    0.6%       26,184      1.3%       58,979      3.3%
                                 ----------  -----    ----------    -----    ----------    -----
  Total consumer loans                8,250    0.6%       26,791      1.3%       59,927      3.4%

    Total Loans                  $1,342,953  100.0%   $2,036,786    100.0%   $1,784,888    100.0%
                                 ==========  =====    ==========    =====    ==========    =====

Total Loans with:
  Fixed rates                    $1,020,524   76.0%   $1,610,558     79.1%   $  808,837     45.3%
  Variable rates                    322,429   24.0%      426,228     20.9%      976,051     54.7%
                                 ----------  -----    ----------    -----    ----------    -----
Total Loans                      $1,342,953  100.0%   $2,036,786    100.0%   $1,784,888    100.0%
                                 ==========  =====    ==========    =====    ==========    =====


     Credit Risk Management. We receive credit risk management and other services in exchange for the servicing fee paid to Sovereign Bank. Because all loans currently held by the Trust were received directly from Sovereign Bank or indirectly through Sovereign REIT Holdings, Inc., the credit risk of the portfolio is managed using the credit policies of Sovereign Bank. Holding loans exposes us to credit risk, which is the risk that the principal balance of a loan and any related interest will not be collected due to the inability or unwillingness of the borrower to repay the loan. The following describes the credit risk policies of Sovereign Bank applicable to us.

     Sovereign Bank manages our credit risk in the loan portfolio through adherence to consistent standards, guidelines and limitations established by its Board of Directors. Written loan policies establish underwriting standards, lending limits and other standards or limits as deemed necessary and prudent to ensure consistency and quality in accordance with Sovereign Bank's credit standards.

     Sovereign Bank's loan review group conducts ongoing, independent reviews of the lending process to ensure adherence to established policies and procedures, monitors compliance with applicable laws and regulations, provides objective measurement of the risk inherent in the loan portfolio, and ensures that proper documentation exists. The results of these periodic reviews, in which our portfolio is included, are reported to the Asset Review Committee of Sovereign Bank.

     The following discussion summarizes policies and procedures for the major categories within our loan portfolio and addresses our strategies for managing the related credit risk.


     Residential Loans. We have fixed rate and adjustable rate residential mortgage loans which are secured by the underlying 1-4 family residential property. At December 31, 2001, and 2000, residential loans accounted for 99.4% and 98.7%, respectively, of the total loan portfolio. Credit risk exposure in this area of lending is minimized by the evaluation of the creditworthiness of the borrower, including debt-to-equity ratios, credit scores, and adherence to underwriting policies that emphasize conservative loan-to-value ratios of generally no more than 80%. Residential mortgage loans granted in excess of the 80% loan-to-value ratio criterion are generally insured by private mortgage insurance, unless otherwise guaranteed or insured by the federal, state or local government. Sovereign Bank also utilizes underwriting standards which comply with those of FNMA or FHLMC.


     Consumer Loans. Credit risk in the direct consumer loan portfolio is controlled by strict adherence to conservative underwriting standards that consider debt-to-income levels and the creditworthiness of the borrower and, if secured, collateral values. Other credit considerations may warrant higher combined loan-to-value ratios for approved loans.

     Collections. Sovereign Bank, as servicer, monitors delinquencies. Collection efforts begin within 15 days after a loan payment is missed by attempting to contact all borrowers and to offer a variety of loss mitigation alternatives. If these attempts fail, the servicer will proceed to gain control of any and all collateral in a timely manner in order to minimize losses.


     Non-performing Assets. At December 31, 2001, our non-performing assets were $29.2 million compared to $24.2 million at December 31, 2000. Non-performing assets as a percentage of total assets were 1.49% at December 31, 2001, compared to 0.78% at December 31, 2000. The increase in the percentage of non-performing assets as a percentage of total assets is due to a 36% reduction in assets while non-performing loans increased slightly. The reduction in assets is related to repayments and loan pay-offs. The non-performing assets increased due to deterioration in the loans that were purchased by the Bank.


     At December 31, 2001, 99.8% of non-performing assets consisted of loans related to real estate or OREO. The balance of non-performing assets consist of indirect auto loans and other repossessed assets. We place all residential mortgage loans 120 days or more delinquent on non-performing status. Our auto loans continue to accrue interest until they are 120 days delinquent, at which time they are charged off.

     Gross interest income for the years ended December 31, 2001 and 2000 would have increased by approximately $2.0 million and $1.3 million, respectively, had period-end non-performing loans been current in accordance with their original terms and outstanding throughout the period.

     Allowance for Loan Losses. The adequacy of the Trust's allowance for loan losses is regularly evaluated by Sovereign Bank's credit management personnel, subject to review and affirmation by our management. Management's evaluation of the adequacy of the allowance for possible loan losses takes into consideration the risks inherent in the loan portfolio, past loan loss experience, specific loans which have loss potential, geographic and industry concentrations, delinquency trends, economic conditions and other relevant factors. Management also considers loan quality, changes in the size and character of the loan portfolio, amount of non-performing loans, delinquency trends, economic conditions, and industry trends when determining the appropriate allowance level.

     We revise the allowance estimates whenever necessary in order to address improving or deteriorating credit quality trends or specific risks associated with a given loan pool classification.

     Regardless of the extent of our analysis of portfolio evaluations, trends or risk management processes established, certain inherent but undetected losses are probably within the loan portfolio. This is due to the sensitivity of assumptions utilized to establish allocated allowances for homogeneous groups of loans, among other factors.

     A comprehensive analysis of the allowance for loan losses is performed by Sovereign Bank on a quarterly basis. In addition, a review of allowance levels based on nationally published statistics is conducted on an annual basis. Sovereign Bank has an Asset Review Committee, which has the responsibility of affirming allowance methodology and assessing the general and specific allowance estimates in relation to estimated and actual net charge-off trends.


     At December 31, 2001, our loan delinquencies (all performing loans greater than 30 days delinquent) as a percentage of total loans was 6.3% compared to 5.0% at December 31, 2000. The increase in this ratio is due to several factors. The first is the Bank transferred $1.3 billion in loans to us in May 2000. Those loans were comprised primarily of loans purchased by Sovereign Bank from third parties, which have a higher inherent risk relative to loans underwritten by Sovereign Bank personnel. In 2001, the increase in the amount of delinquencies occurred primarily in the purchased loans. In October 2000, we securitized $548 million of Sovereign Bank-originated loans into FHLMC-backed securities. The loans that were securitized were current as to payment terms and as such reduced total loans without reducing loan delinquencies. Overall, we believe that delinquencies, charge-offs, and non-performing statistics have evidenced deterioration because of certain specific factors and not weakness throughout the entire portfolio.

     We strive to maintain an allowance for loan losses sufficient to absorb inherent losses in the loan portfolio. At December 31, 2001, the Company's total allowance was $5.2 million. Because historical charge-offs are not necessarily indicative of future charge-off levels, we also give consideration to other risk indicators when determining the appropriate allowance level, such as a review of allowance levels based on nationally published statistics. We believe the current allowance to be at a level adequate to cover such inherent losses.


Table 3 summarizes the Trust's allocation of the allowance for loan losses and the percentage of each loan type of total portfolio loans (in thousands):

Table 3:   Allocation of Allowance for Loan Losses


                                                    At December 31,
                            ---------------------------------------------------------------
                                    2001                  2000                  1999
                            -------------------   -------------------    ------------------
                                     % of Loans            % of Loans            % of Loans
                                      to Total              to Total              to Total
                            Amount      Loans     Amount      Loans     Amount      Loans
                            ------   ----------   ------   ----------   ------   ----------
Allocated allowances:
  Residential real estate
    mortgage loans          $5,011      99.4%     $7,689      98.7%     $5,082      96.6%
  Consumer loans               204       0.6%        830       1.3%      1,087       3.4%
                            ------     -----      ------     -----      ------     -----
Total allowance for loan
  losses                    $5,215     100.0%     $8,519     100.0%     $6,169     100.0%
                            ======     =====      ======     =====      ======     =====


     The allowance for the residential mortgage portfolio decreased from $7.7 million at December 31, 2000, to $5.0 million at December 31, 2001. The decrease was primarily due to a change in estimate for calculating the allowance. As previously discussed, we lowered our allowance factor related to residential non-performing loans from 20% to 10%. The change resulted in a decrease in the allowance of $2.6 million. As a result, the allowance as a percentage of loans decreased to .38% as of December 31, 2001, compared to .42% as of December 31, 2000. The decrease is also due to a 34% decrease in residential loan balances, partially offset by a higher percentage of non-performing loans to total loans, which increased from 1.1% at December 31, 2000 to 1.9% at December 31, 2001. The allowance for consumer loans decreased from $0.8 million at December 31, 2000 to $0.2 million at December 31, 2001, due to the 69% decrease in consumer loan balances and improvement in non-performing consumer loans.


     Investment Securities. Our investment portfolio is concentrated in mortgage-backed securities and collateralized mortgage obligations issued by federal agencies or private label issues. The private label issues have ratings of "AAA" by Standard and Poor's or Fitch. Our strategy is to have a portfolio that has an average life of four years or less. The effective duration of the total investment portfolio at December 31, 2001 was 1.9 years.

     At December 31, 2001, total investment securities available-for-sale were $68 million. We did not have investment securities available-for-sale at December 31, 2000. The increase is due entirely to the reclassification of $150 million from investment securities held-to-maturity on January 1, 2001. Repayments and paydowns have partially offset the reclassification. For additional information with respect to the amortized cost and estimated fair value of our investment securities available-for-sale, see Note 3 in the "Notes to Financial Statements" herein.

     The actual maturities of the mortgage-backed securities held-to-maturity will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

     Investment securities held-to-maturity decreased to $388 million at December 31, 2001, from $687 million at December 31, 2000. The decrease is due to repayments, paydowns and the reclassification of $150 million of investment securities held-to-maturity to investment securities available-for-sale. For additional information with respect to the amortized cost and estimated fair value of the investment securities held-to-maturity, see Note 4 in the "Notes to Financial Statements" herein.

     At December 31, 2001, the balance of cash and cash equivalents was $41 million compared to $275 million at December 31, 2000. The decrease is due to a change in our policy on the payment of dividends on our common stock which switched from quarterly payments in 2000 to an annual payment in December 2001.

     Table 4 presents the book value, expected maturity and yields of our investment securities available for sale at December 31, 2001:

Table 4:  Investment and Mortgage-Backed Securities Available-for-Sale



                                                  At December 31, 2001, Due
                                 --------------------------------------------------------
                                 In One Yr   One Year/   Five Year/    After
                                  or Less    Five Year    Ten Year    Ten Years     Total
                                 ---------   ---------   ----------   ---------     -----
                                                   (dollars in thousands)

Collateralized Mortgage:
  Obligations                     $67,606         $0          $0          $0       $67,606
                                     4.35%      0.00%       0.00%       0.00%         4.35%
                                  -------      -----       -----       -----       -------

Total Investment and Mortgage-
  Backed securities Available-
  for-Sale                        $67,606         $0          $0          $0       $67,606
                                  =======      =====       =====       =====       =======

Weighted Average Yield               4.35%      0.00%       0.00%       0.00%         4.35%


     Table 5 presents the book value, expected maturity and yields or our investment securities held-to-maturity at December 31, 2001:


Table 5:  Investment and Mortgage-Backed Securities Held-to-Maturity


                                                At December 31, 2001, Due
                                 --------------------------------------------------------
                                 In One Yr   One Year/   Five Year/     After
                                  or Less    Five Year    Ten Year    Ten Years     Total
                                 ---------   ---------   ----------   ---------     -----
                                                   (dollars in thousands)

Mortgage-Backed Securities:
  US Government Agency
    Passthroughs                 $ 61,234    $236,854    $76,580      $13,379     $388,047
                                     5.92%       5.91%      6.54%        6.03%        6.04%
                                 --------    --------    -------      -------     --------

Total Investment and Mortgage-
  Backed securities Held-to-
    Maturity                     $ 61,234    $236,854    $76,580      $13,379     $388,047
                                 ========    ========    =======      =======     ========

Weighted Average Yield               5.92%       5.91%      6.54%        6.03%        6.04%

Table 6 presents selected quarterly consolidated financial data (in thousands, except per share data):

TABLE 6: Selected Quarterly Consolidated Financial Data




                     Dec 31,    Sep 30,    Jun 30,    Mar 31,    Dec 31,    Sep 30,    Jun 30,    Mar 31,
                      2001       2001       2001       2001       2000       2000       2000       2000
                    ---------  --------   --------   ---------  ---------  --------   --------   -------
Interest Income      $41,415    $44,120    $46,216    $48,148    $50,908    $53,415    $46,783   $33,742
Net provision
  for loan losses(1)    (437)       627        337     (2,434)       (74)       518        454       327
                    ---------  --------   --------   ---------  ---------  --------   --------  --------
Interest income
  after net provision 41,852     43,493     45,879     50,537     50,982     52,897     46,329    33,415
Expenses                 166        122         69         45        954        199         63        70
                    --------   --------   --------   --------   --------   --------   --------  --------
Net income            41,686     43,371     45,810     50,358     50,028     52,698     46,266    33,345
Net income applicable
  to common stock     11,665     21,407     13,831     23,578      9,921     49,188     46,266    33,345

Earnings per share:
Basic and diluted     $1,166.50  $2,140.70  $1,383.10  $2,357.80  $  992.10  $4,919.90  $4,626.63 $3,334.48


     (1) We recorded a reduction in the allowance for loan loss in the quarter ended December 31, 2000, due to the securitization of $548 million in loans in October 2000.


          We recorded a reduction in the allowance for loan loss in the quarter ended March 31, 2001 due to a reduction in the allowance estimate related to non-accrual loans.

          We recorded a reduction in the allowance for loan loss in the quarter ended December 31, 2001, due to a reduction in the loan principal outstanding.


Results of Operations for the years Ended December 31, 2000, and 1999.

     Summary of Operations. We had net income of $182 million as compared to $166 million for the years ended December 31, 2000, and 1999, respectively. The increase is attributable to higher asset balances in 2000. Return on average equity and return on average assets were 7.25% and 7.02%, respectively, for 2000, compared to 6.65% and 6.64%, respectively, for the year 1999.

     Interest Income. Interest income for 2000 was $185 million compared to $167 million for 1999. The increase in interest income in 2000 was due primarily to additional interest-earning assets contributed by Sovereign Bank through Sovereign REIT Holdings, Inc.

     Interest on investment securities held-to-maturity was $18.7 million for 2000 compared to $18.0 million for 1999. The average balance of investment securities held-to-maturity was $275 million with an average yield of 6.80% for 2000 compared to an average balance of $261 million with an average yield of 6.89% for 1999. The decrease in the average balance was primarily due to securitization of $548 million of loans into FHLMC mortgage-backed investment securities in October 2000 partially offset by principal repayments throughout the year.

     Interest on loans was $166 million for 2000 compared to $149 million for 1999. The average balance of net loans was $2.2 billion with an average yield of 7.45% for 2000 compared to an average balance of $2.2 billion with an average yield of 6.88% for 1999. The average balance remained stable as a result of $1.3 billion of loans contributed by Sovereign Bank offset by a securitization of $548 million of loans into FHLMC mortgage-backed investment securities, and principal repayments on the loan portfolio.

     Provision for Loan Losses. The provision for loan losses was $1.2 million for 2000 compared to $1.2 million for 1999. The Trust's net charge-offs for 2000 were $1.4 million and consisted of charge-offs of $1.41 million and recoveries of $0.02 million. This compares to 1999 net charge-offs of $3.5 million consisting of charge-offs of $3.62 million and recoveries of $0.15 million. The ratio of net loan charge-offs to average loans was 0.062% for 2000 as compared to 0.160% for 1999.


     Compensation Expense. Total compensation expense was $0.2 million for 2000 compared to $0.2 million in 1999.

Liquidity and Capital Resources

     Liquidity represents our ability to obtain cost-effective funding to meet our financial obligations. Our primary source of liquidity is scheduled principal and interest payments from our loan and investment portfolio.

     Factors that impact our primary source of liquidity is the ability for borrowers to make scheduled principal and interest payments.

     Other than our dividend requirements, which are non-cumulative, we have no liquidity requirements.

     We believe that our current liquidity sources are sufficient to meet our current and future obligations.


     On May 15, 2000, Sovereign Bank contributed 100% participation interests in pools of residential mortgage loans with a principal balance of $1.26 billion to Sovereign REIT Holdings, Inc. Sovereign REIT Holdings, Inc. contributed such participation interests to us in exchange for the issuance to Sovereign REIT Holdings, Inc. of 100,000 Series A preferred interests, as well as 1,090,437 shares of Series B variable rate dividend noncumulative preferred interests.

     On August 28, 2000, we received from third party investors approximately $52 million of net proceeds from the issuance of 61,792 shares of 12% Series A noncumulative exchangeable preferred interests with a face value of $61.8 million. On the same date, Sovereign REIT Holdings, Inc. received approximately $83 million for the sale to third parties of 100,000 shares of our 12% Series A noncumulative exchangeable preferred interests that it owned, with a face value of $100 million. The preferred interests were issued at a discount, which is being amortized by the Trust over the life of the preferred interests using the effective yield method. The entire discount and expense of the offering totaling $26.8 million were charged to the Trust. The preferred interests may be redeemed at any time on or after May 16, 2020, at our option, subject to the approval of the Office of Thrift Supervision. Under certain circumstances, the Office of Thrift Supervision or the Federal Home Loan Bank can require an automatic exchange of the Series A preferred interests into Sovereign Bank preferred stock. The aforementioned circumstances include a decline in the performance and capital levels of Sovereign Bank, the placement of Sovereign Bank into conservatorship or receivership, or our dissolution or the foreclosure on all or a significant portion of our assets.



     In January 1999, the Trust issued to Sovereign REIT Holdings, Inc. all of its 1,000 authorized Series C preferred interests, of which, 890 shares were retained by Sovereign REIT Holdings, Inc. and 110 shares were resold to employees and directors of Sovereign Bank and their spouses.

Quantitative and Qualitative Disclosures About Market Risk

     Market risk is the risk of loss from adverse changes in market prices and interest rates. Market risk arises primarily from interest rate risk inherent in investing in participation interests in loans, mortgage-backed securities and interest earning deposits. The risk of investments is affected by interest rate changes, changes in the book and market values, unrealized gains and losses, maturities of investments and anticipated loan participation pay-offs. Our loan participation portfolio and mortgage-backed securities contain a number of participations with underlying loans at fixed rates. Such loans tend to increase our interest rate risk. At March 31, 2002, approximately 72.2% of the loans underlying the participation portfolio and mortgage-backed securities carried fixed interest rates. Our methods for evaluating interest rate risk include an analysis of interest-rate sensitivity "gap", which is defined as the difference between interest-earning assets and interest-bearing liabilities maturing or repricing within a given time period. A gap is considered positive when the amount of interest-rate-sensitive assets exceeds the amount of interest-rate-sensitive liabilities. A gap is considered negative when the amount of interest-rate-sensitive liabilities exceeds interest-rate-sensitive assets. At March 31, 2002, and December 31, 2001, our cumulative one-year gap was 41.3% and 29.8%, respectively. The increase is due to the increase in cash from $0.04 million at December 31, 2001, to $0.38 million at March 31, 2002. There was no material change in our market risk exposure from 2001 to 2002.

         At March 31, 2002, and December 31, 2001, we did not have any interest-rate-sensitive liabilities. For the same period, our interest-rate-sensitive assets consisted primarily of participation interests in consumer loans, residential mortgage loans and mortgage-backed securities. Our income consists primarily of interest income from these assets, if there is a decline in market interest rates resulting from downward adjustments in the indices upon which the interest rates on loans are based, we may experience a reduction in interest income and a corresponding decrease in funds available for distribution to our shareholders. A decline in interest income can also be realized from prepayments, including pay-offs, of loans with fixed interest rates, resulting in reinvestment of proceeds in lower-yielding participation interests. The borrower has the ability to prepay a loan with or without premium or penalty depending on the provisions found in the underlying loan agreements. The level of underlying loan prepayments is influenced by several factors, including the interest rate environment, the real estate market in particular areas, the timing of transactions, and circumstances related to individual borrowers and loans.

The following table presents the expected maturities* of our interest-rate-sensitive assets at March 31, 2001 (in thousands):



                                   Year        Year         Year          Year          Year         There-
                                    One         Two         Three         Four          Five         after         Total
                                  -------       -------     ---------     --------     ---------     ---------     ---------
Rate sensitive assets:
Interest bearing deposits         377,352           -             -            -             -             -       377,352
Investment in loans
  Fixed rate                      201,163     150,060       118,128       94,005        76,024       235,655       875,035
  Variable rate                   171,523      51,783        28,315       14,207         9,062            17       274,907
Mortgage-backed securities -
available-for-sale
  Fixed rate                        9,442           -             -            -             -             -         9,442
Mortgage-backed securities -
held-to-maturity
  Fixed rate                       24,996      24,989        24,984       24,512        21,372        83,555       204,408
  Variable rate                    24,221      24,221        24,221       24,221        24,221        22,126       143,231
Total rate sensitive assets       808,697     251,053       195,648      156,945       130,679       341,353     1,884,375
Total rate sensitive liabilities        -         -             -            -             -           -             -
Gap                               808,697     251,053       195,648      156,945       130,679       341,353     1,884,375
Cumulative gap                    808,697   1,059,750     1,255,398    1,412,343     1,543,022     1,884,375
% of total assets                    41.3%       54.1%         64.1%        72.1%         78.8%         96.2%

     *Contractual maturities may differ significantly from expected maturities.

                                    BUSINESS

The Trust


     The Trust was formed in March 1998 when Sovereign Bank caused primarily real estate related assets with a fair market value of $4.193 billion to be transferred to us in exchange for the issuance to Sovereign REIT Holdings, Inc., a wholly owned subsidiary of Sovereign Bank, of our common stock. In January 1999, we issued 1,000 shares of our Series C preferred interests to Sovereign REIT Holdings, Inc. At that time, the Series C preferred interests were the only preferred interests outstanding. The Series C preferred interests are limited to 1,000 shares of $1,000 liquidation value each, or $1,000,000 in the aggregate. Sovereign REIT Holdings, Inc. transferred 110 of these 1,000 Series C preferred interests to 110 persons who are employees or directors of Sovereign Bank or Sovereign Bancorp, Inc. or spouses of such employees or directors.

     On May 15, 2000, Sovereign Bank caused an additional $1.19 billion estimated fair market value of assets to be transferred to the Trust in exchange for the issuance to Sovereign REIT Holdings, Inc. of the Series B preferred interests and 100,000 of the outstanding preferred interests. On August 28, 2000, the Trust issued and sold, and Sovereign REIT Holdings, Inc. sold, 61,792 and 100,000, respectively, shares of the outstanding preferred interests in a private placement.

Federal Home Loan Bank Agreements

     Sovereign Bank is a member of the Federal Home Loan Bank and borrows from the Federal Home Loan Bank in the ordinary course of its business to fund its operations and provide it with liquidity. Generally, loans from the Federal Home Loan Bank are one of the most cost effective sources of funding for its members. Residential real estate loans and related assets are the primary form of collateral for such borrowings. The assets transferred to us in 1998 and 2000 by Sovereign Bank had been previously pledged as collateral by Sovereign Bank to the Federal Home Loan Bank.

         In order to obtain the consent of the Federal Home Loan Bank to the transfer of these assets, and to maintain the security interest of the Federal Home Loan Bank in these assets, we, along with Sovereign Bank and Sovereign REIT Holdings, Inc., entered into a number of agreements with the Federal Home Loan Bank. Pursuant to these agreements, we have guaranteed approximately $4 billion of Sovereign Bank's obligations to the Federal Home Loan Bank. To secure this guaranty, we and Sovereign REIT



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Holdings, Inc. granted to the Federal Home Loan Bank a security interest in all of our respective assets. In addition, all of the common shares of the Trust and all of the common stock of Sovereign REIT Holdings, Inc. have been pledged to the Federal Home Loan Bank. We have also covenanted that we will not take certain actions without the Federal Home Loan Bank's prior consent, including amending any of the loan participation and servicing agreements with Sovereign Bank, or entering into any new contract with any party other than the Federal Home Loan Bank that would obligate us to make payments (or provide property or services) in an amount of $10,000 or more. The dollar limitation applies to any individual contract and to all contracts in the aggregate. Thus, any future changes in the Trust's contractual relationships would likely require such Federal Home Loan Bank consent. In addition, these restrictions may impair our ability to reinvest the proceeds received from interest and principal payments on assets we hold.

     The Federal Home Loan Bank is a secured lender with rights greater than those customary in a typical commercial loan. Upon the occurrence of a "triggering event" (as described below), the Federal Home Loan Bank has the right to take extraordinary action with respect to the Trust, including causing its dissolution and liquidation and the distribution of its assets to Sovereign Bank. A "triggering event" is broadly defined in the Federal Home Loan Bank agreements and includes, among other things, (i) an event of default under Sovereign Bank's loan agreements with the Federal Home Loan Bank, (ii) the failure of Sovereign Bank to remain "adequately capitalized" under Office of Thrift Supervision regulations and (iii) a good faith determination by the Federal Home Loan Bank, in its sole discretion, that its participation in the transactions covered by the Federal Home Loan Bank agreements are subject to risks or uncertainties to which the Federal Home Loan Bank is unwilling to be exposed. In such event, each registered preferred interest will be automatically exchanged for one share of Sovereign Bank preferred stock immediately prior to such dissolution. No vote, approval or consent of the holders of the registered preferred interests is required for the Federal Home Loan Bank to exercise any of its rights under the Federal Home Loan Bank agreements, including causing the dissolution of the Trust.

Outstanding Indebtedness and Guarantees

     At March 31, 2002, we had no outstanding borrowings and our only liabilities were to Sovereign Bank for services provided under the participation and servicing agreements and the advisory agreement with Sovereign Bank. See "Management - The Advisor" and "Business - Servicing." We have guaranteed borrowings by Sovereign Bank from the Federal Home Loan Bank that had an



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aggregate outstanding principal balance at March 31, 2002, of approximately $4 billion. Sovereign Bank has pledged not less than $6.01 billion of qualifying collateral to the Federal Home Loan Bank to secure such borrowings. A default by Sovereign Bank under any of these borrowings is a default under all of the borrowings giving the Federal Home Loan Bank the right to accelerate the maturity of any or all of such loans. Our obligation under our guaranty of these loans is senior to the rights of a holder of any of the preferred interests.

Business And Strategy


General

     Our principal business is to acquire, hold and manage residential mortgage loans, commercial mortgage loans, residential and commercial mortgage-backed securities and other real estate-related assets that will generate net income for distribution to shareholders. As of the date of this prospectus, our assets are consistent with this principal business objective.

     In order to preserve our status as a real estate investment trust under the Internal Revenue Code, substantially all of our assets will consist of residential mortgage loans, commercial mortgage loans, residential and commercial mortgage-backed securities, and other qualified real estate investment trust real estate assets of the type set forth in Section 856(c)(4) of the Internal Revenue Code. See "Material United States Federal Income Tax Considerations."

     We intend to maintain a portfolio of at least 55% of real estate interests and loans collateralized by real estate, with the balance of the portfolio consisting primarily of other real estate type interests such as mortgage-backed securities, consistent with the requirement of the exemption set forth in
Section 3(c)(5)(C) of the Investment Company Act that we be "primarily engaged" in the business of "purchasing or acquiring mortgages and other liens on and interests in real estate."


     Although we may in the future swap residential mortgage loans with FNMA or FHLMC for guaranteed mortgage-backed securities, we do not intend to securitize the loans that we own, issue mortgage-backed securities, or resecuritize the mortgage-backed securities that we own.

Dividend Policy

     In order to remain qualified as a real estate investment trust, beginning January 1, 2001, we must distribute annually at least 90% of our real estate investment trust taxable income



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(excluding capital gains) to shareholders. We intend to pay an aggregate amount of dividends with respect to the outstanding beneficial ownership interests in the Trust equal to at least (A) the sum of (i) 90% of the Trust's "taxable income" (which is defined generally as the taxable income of the Trust computed without regard to the dividends paid deduction and the Trust's net capital gain), plus (ii) 90% of the net income (after tax), if any, from foreclosure property, minus (B) the sum of certain items of non-cash income. We anticipate that none of the dividends on the registered preferred interests will constitute nontaxable returns of capital.


     Dividends will be authorized and declared at the discretion of the Administrative Trustees after considering the Trust's distributable funds, financial requirements, tax considerations and other factors. Because (i) a majority of the Trust's assets are interest bearing, (ii) the registered preferred interests represent less than 10% of the Trust's capitalization, and
(iii) the Trust will reinvest repayments of principal in amounts sufficient to generate adjusted consolidated funds from operations over any period of four fiscal quarters, after payments of all amounts due on any indebtedness of the Trust, at least equal to 150% of the annual dividend requirement on the registered preferred interests and any parity securities, we currently expect that both our cash available for distribution and real estate investment trust taxable income will be in excess of amounts needed to pay full dividends on the registered preferred interests and other shares ranking on a parity with the registered preferred interests, even in the event of a significant drop in interest rates.


     Under certain circumstances, including any determination that Sovereign Bank's relationship with us results in an unsafe and unsound banking practice, the Office of Thrift Supervision will have the authority to issue an order restricting our ability to make dividend payments to holders of the registered preferred interests.


The Trust's Ability to Change the Amount and Type of Assets

     We have the right under our declaration of trust to (i) distribute assets to the holders of our common shares as a dividend or as a return of capital,
(ii) sell assets to an affiliate at fair market value, (iii) exchange assets with an affiliate for other assets (including commercial mortgage and multifamily mortgage loans and securities backed by commercial or multifamily mortgage loans), and (iv) incur debt or guaranty debt of an affiliate to unrelated third parties and grant a security interest in our assets to secure such guaranty or debt provided, in each case, that the covenants relating to dividend coverage on preferred interests and incurrence of indebtedness are met. As a



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result, our asset portfolio in the future may be substantially different in size and composition from our current portfolio. See " - Investment and Management Policies - Capital and Leverage Policies," and " - Federal Home Loan Bank Consent Issues."

Federal Home Loan Bank Consent Issues

     The consent of the Federal Home Loan Bank was required (i) for us to issue and sell, and for Sovereign REIT Holdings, Inc. to sell, the outstanding preferred interests, (ii) for us and Sovereign REIT Holdings, Inc. to enter into the agreements and commitments necessary to issue and sell the preferred interests, and (iii) to permit us to comply with our obligations under the Registration Rights Agreement. The Federal Home Loan Bank required as a condition of its consent that Sovereign Bank exclude all of our assets as qualifying collateral for Federal Home Loan Bank advances under Sovereign Bank's borrowing agreements with the Federal Home Loan Bank. Sovereign Bank believes, based on discussions with the Federal Home Loan Bank, that the Federal Home Loan Bank will require this restriction to remain in effect until such time as we satisfy the Federal Home Loan Bank that certain specific issues relating to the Registration Rights Agreement, the Exchange Offer and the Automatic Exchange will be resolved in the Federal Home Loan Bank's favor. Presently, substantially all of our assets constitute qualifying collateral for Federal Home Loan Bank advances to Sovereign Bank. Therefore, excluding such assets reduces the maximum amount that Sovereign Bank can borrow from the Federal Home Loan Bank by an amount equal to approximately 80% of our assets, which Sovereign Bank does not believe to be material from a funding perspective under present and anticipated market conditions.


     We discussed with the Federal Home Loan Bank and Sovereign Bank several alternatives to permit our assets to again be considered qualifying collateral for Federal Home Loan Bank borrowings by Sovereign Bank. These discussions failed to produce an alternative acceptable to the Federal Home Loan Bank. If Sovereign Bank and the Federal Home Loan Bank are unable to agree upon an alternative, Sovereign Bank may decide to reduce, over time, the amount of assets in the Trust to the minimum amount required to comply with the Trust's covenant to maintain income-generating assets sufficient to generate adjusted consolidated funds from operations at least equal to 150% of the amount required to pay full dividends on the registered preferred interests and all parity securities. Sovereign Bank may also decide to replace, over time, Federal Home Loan Bank eligible assets (such as residential mortgage loans) with non-Federal Home Loan Bank eligible assets (such as commercial mortgage loans). In the latter case, we expect that the rights of the Federal Home Loan Bank in our assets and its contractual ability to trigger



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the Automatic Exchange feature of the registered preferred interests would be eliminated, but there can be no assurance that this will be the case. We do not have any specific plans or proposals at this time to reduce the amount of our assets significantly or to change the asset mix, although we may do so to the extent permitted by the covenants relating to the registered preferred interests. See "Risk Factors - The Amount and Type of Assets Owned by the Trust May Change Materially," "Description of the Registered Preferred Interests - Covenants" and " - Investment and Management Policies - Capital and Leverage Policies."

Liquidity and Capital Resources

     Our principal liquidity need will be to fund the acquisition of additional assets as loans and mortgage-backed securities in the Trust's portfolio are repaid. The acquisition of such additional assets will be funded with the proceeds of principal payments on assets in our portfolio. We expect that the principal provider of such additional assets will be Sovereign Bank. We do not anticipate that we will have any other material capital expenditure requirements. Cash generated from interest on the Trust's portfolio is expected to provide sufficient funds both to meet operating requirements and to make dividend payments in accordance with IRS requirements for the foreseeable future.

Investment and Management Policies


In administering the Trust's assets and operations, Sovereign Bank, as advisor, has a high degree of autonomy. The Administrative Trustees, however, have adopted certain policies to guide administration of the Trust and the advisor with respect to the acquisition and disposition of assets, use of capital and leverage, credit risk management and certain other activities. These policies, which are discussed below, may be revised from time to time at the discretion of the Administrative Trustees without a vote of the Trust's shareholders, including holders of the registered preferred interests. See also " - Dividend Policy."

Acquisition and Disposition Policies


     We anticipate that from time to time we may purchase additional real estate assets (primarily (i) residential mortgage loans, including 100% participation interests in residential mortgage loans, (ii) commercial mortgage loans, including participation interests in commercial mortgage loans, and (iii) mortgage-backed securities representing interests in, or obligations backed by, pools of mortgage loans that will be secured by residential or commercial real estate located



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throughout the United States, including securities either issued or guaranteed by the federal government or government sponsored agencies) from Sovereign Bank or its affiliates, although participation interests in mortgage loans and mortgage-backed securities may be acquired from unaffiliated third parties, out of proceeds received in connection with the repayment or disposition of our assets or the issuance of additional common shares or preferred interests. In addition, we have entered into, and in the future may enter into, agreements with Sovereign Bank or other third parties to securitize certain of the residential mortgage loans we hold by exchanging certain of such residential mortgage loans for government agency certificates backed by such loans, after which exchange we will hold such mortgage-backed certificates. Except for any real estate assets contributed to us from Sovereign Bank, additional real estate assets purchased from Sovereign Bank or its affiliates will be purchased on terms that are substantially identical to those that could be obtained by us from unaffiliated third parties. No arrangements or procedures are currently in place regarding the purchase of additional real estate assets from unaffiliated third parties. We currently anticipate that additional real estate assets that are acquired will be (i) commercial mortgage loans, including participation interests in commercial mortgage loans, (ii) commercial mortgage-backed securities, and (iii) assets of the types described in - "Description of the Assets." However, if Sovereign Bank or its affiliates develop or acquire additional mortgage loan products, we may purchase such additional types of mortgage loan products. In addition, we may from time to time acquire mortgage loans, or mortgage-backed securities representing interests in or obligations backed by pools of mortgage loans, that will be secured by multifamily real estate properties located throughout the United States.

     Although no commercial mortgage loans were included in our portfolio at March 31, 2002, we may from time to time in the future acquire commercial mortgage loans secured by industrial and warehouse properties, recreational facilities, office buildings, retail space and shopping malls, hotels and motels, hospitals, nursing homes or senior living centers. Unlike residential mortgage loans, commercial mortgage loans generally lack standardized terms. In addition, commercial mortgage loans tend to be fixed rate loans having shorter maturities than residential mortgage loans. Commercial mortgage loans may also not be fully amortizing, meaning that they may have a significant principal balance or "balloon" payment due on maturity. Moreover, commercial properties, particularly industrial and warehouse properties, are generally subject to relatively greater environmental risks than noncommercial properties, generally giving rise to increased costs of compliance with environmental laws and regulations. See "Risk Factors - Commercial Mortgage Loans," " - Risks Associated With the Trust's Assets," and " - Environmental Consideration."



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     The credit quality of a commercial mortgage loan may depend on, among other factors, the existence and structure of underlying leases, the physical condition of the property (including whether any maintenance has been deferred), the creditworthiness of tenants, the historical and anticipated level of vacancies and rents on the property and on other comparable properties located in the same region, potential or existing environmental risks, the availability of credit to refinance the commercial mortgage loan at or prior to maturity and the local and regional economic climate in general. Foreclosures of defaulted commercial mortgage loans are generally subject to a number of complicating factors, including environmental considerations, that are generally not present in foreclosures of residential mortgage loans. See "Risk Factors - Commercial Loans" and "Risk Factors - Risks Associated With the Trust's Assets - Environmental Considerations."

Reinvestment Policies


     To the extent consistent with the maintenance of our status as a real estate investment trust, and maintenance of its exemption under the Investment Company Act, we have agreed to reinvest the proceeds from the repayment or disposition of our assets in other income-generating assets to the extent sufficient to generate adjusted consolidated funds from operations over each period of four fiscal quarters at least equal to 150% of the annual dividends payable on the registered preferred interests and all parity securities. Subject to the foregoing, we may, from time to time, use some or all of such proceeds to redeem the registered preferred interests or repurchase the registered preferred interests in the open market. Amendment of the foregoing policy requires the consent of the holders of the registered preferred interests (see "Description of Preferred Interests - Voting Rights").


Capital and Leverage Policies


     To the extent that the Administrative Trustees determine that additional funding is required, we may raise such funds through additional equity offerings, debt financing or retention of cash flow (after consideration of provisions of the Internal Revenue Code requiring the distribution by a real estate investment trust of a certain percentage of its taxable income, taking into account taxes that would be imposed on undistributed taxable income and subject to restrictions imposed by the Federal Home Loan Bank) or a combination of these methods.





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     We will have no debt (other than the Federal Home Loan Bank guaranty)
outstanding immediately following consummation of the exchange offer, although, subject to the restrictions described below, we may incur indebtedness at any time. We are permitted to incur indebtedness to, or guarantee the indebtedness of, an affiliate and pledge our assets to secure such indebtedness or guarantee without restriction. We are restricted, however, in our ability to incur indebtedness to unrelated third parties in an amount greater than 50% of our shareholders' equity as determined in accordance with generally accepted accounting principles. Subject to certain conditions, there is no limit on the amount of indebtedness to the Federal Home Loan Bank, Sovereign Bank or Sovereign REIT Holdings, Inc. that we may incur.

     We may also issue additional series of preferred interests under certain conditions. However, we may not issue senior securities or parity securities, other than Additional Preferred Interests, without the consent of holders of at least two-thirds of the outstanding registered preferred interests at that time, voting together as a single class. It is currently anticipated that we might issue Additional Preferred Interests in the future if such issuance would provide Sovereign Bank with a cost-effective means of raising any additional regulatory capital that may be required for Sovereign Bank at that time. The issuance of Additional Preferred Interests is subject to certain restrictions. See "Description of Preferred Stock - Voting Rights."

Credit Risk Management Policies

     We expect that each mortgage loan or other real estate asset that we acquire from Sovereign Bank or one of its affiliates in the future will be originated or acquired by Sovereign Bank or one of its affiliates or one of their respective predecessors of any such entity or such affiliate. Such loans or real estate assets generally will have complied with the underwriting and investment policies, as applicable, of Sovereign Bank, such affiliate or such predecessor entity, as the case may be, at the time of origination, purchase or investment by Sovereign Bank, such affiliate or such predecessor entity. We also expect that all mortgage loans that we own by the Trust by way of our 100% participation interest will be serviced or master serviced by Sovereign Bank, as servicer, generally in accordance with the Participation and Loan Servicing Agreements or similar agreements with terms appropriate to the servicing of such assets, including but not limited to market rate servicing fees. We may also choose to require Sovereign Bank, as servicer, to cause the sale of any mortgage loan on our behalf at any time for any reason.




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Conflict of Interest Policies


     Because of the nature of our relationship with Sovereign Bank and its affiliates, it is likely that conflicts of interest will arise with respect to inter-affiliate transactions, including, without limitation, our acquisition of assets from, or sales of assets to, Sovereign Bank or its affiliates, the servicing and foreclosure of our mortgage loans and the modification of the advisory agreement or the participation and loan servicing agreements. It is our policy that the terms of any financial dealings with Sovereign Bank and its affiliates will be consistent with those available from unaffiliated third parties in the mortgage lending industry. However, there can be no assurance that any such agreement or transaction will be on terms as favorable to us as would have been obtained from unaffiliated third parties.

     Conflicts of interest between us and Sovereign Bank may also arise in connection with decisions that bear upon credit arrangements that Sovereign Bank or one of its affiliates may have with borrowers of mortgage loans held by us. The participation and loan servicing agreements provide that servicing by Sovereign Bank is performed solely with a view to our interests as owner of the mortgage loans and without regard to the interests of Sovereign Bank or its other affiliates. Conflicts could also arise in connection with actions taken by Sovereign Bank as a controlling person in the Trust.

     There are no provisions in our declaration of trust limiting the right or ability of any officer, trustee, shareholder or affiliate to have any direct or indirect pecuniary interest in any asset to be acquired or disposed of by the Trust or in any transaction in which we have an interest, or from engaging in acquiring, holding and managing assets of the Trust. As described herein, it is expected that Sovereign Bank and its affiliates will have direct interests in transactions with us (including, without limitation, the sale of mortgage loans to us); however, it is not currently anticipated that any of the officers or trustees will have any interests in any of our assets.

Other Policies

         We intend to operate in a manner that will not subject us to regulation under the Investment Company Act. We do not intend to (i) invest in the securities of other issuers for the purpose of exercising control over such issuers, (ii) underwrite securities of other issuers, (iii) actively trade in loans or other investments, (iv) offer securities in exchange for property or
(v) make loans to third parties, including, without limitation,




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officers, trustees or other affiliates of the Trust. We may, under certain circumstances, purchase registered preferred interests and other of our securities in the open market or otherwise. We have no present intention of repurchasing any of our securities, and any such action would be taken only in conformity with applicable federal and state laws and the requirements for qualifying as a real estate investment trust.

     We currently intend to make investments and operate our business at all times in such a manner as to be consistent with the requirements of the Code in order to qualify as a real estate investment trust. However, future economic, market, legal, tax or other considerations may cause the Trust to fail to qualify as a real estate investment trust, or the Administrative Trustees may determine that it is in the best interests of the Trust and its interest holders to revoke the Trust's real estate investment trust status. The Internal Revenue Code prohibits the Trust from electing real estate investment trust status for the four taxable years following the year of such revocation.

                            DESCRIPTION OF THE ASSETS

     The detailed information set forth in this prospectus with respect to the loans and mortgaged backed securities applies only to our current portfolio, and our portfolio of real estate assets in the future may or may not have the characteristics described below.

     Information with respect to the assets included in our portfolio is presented as of March 31, 2002.

     Set forth in the table below is a breakdown of our investments in loans and mortgage-backed securities as of March 31, 2002: (In thousands)


                                                                                 Percentage
                                                                                  of Total
                                                                                  Estimated
                                                    Principal      Estimated         Fair
                                                    Balance(1)   Fair Value(2)      Value
                                                    ----------   -------------   ----------
Residential Mortgage Loans -- Fixed Rate            $  869,440    $  894,608        57.88%
Residential Mortgage Loans -- Adjustable
  Rate                                                 274,906       285,030        18.44%
Mortgage - Backed Securities -- Fixed Rate             213,850       215,905        13.97%
Mortgage - Backed Securities -- Adjustable
  Rate                                                 143,231       144,414         9.34%
Automobile Loans                                         5,017         5,144         0.33%
Home Equity Loans                                          579           579         0.04%

Total Investments in Loans and Mortgage
        Backed Securities                           $1,507,023    $1,545,680       100.00%





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----------

     (1) The principal balance does not include unamortized premiums or discounts on these securities.

     (2) The value of investment in mortgage securities held-to-maturity is estimated based upon bid quotations received from securities dealers and an independent pricing servicing bureau. The value of loans is estimated by discounting cash flows using estimated market discount rates at which similar loans would be made to borrowers and reflect similar credit ratings and interest rate risk for the same remaining maturities.

Residential Mortgage Loans


     All of the residential mortgage loans included in the Trust's portfolio were originated or purchased by either Sovereign Bank or one of its predecessors-in-interest in the ordinary course of their respective real estate lending and loan purchase activities, generally in accordance with the underwriting or purchase standards customarily employed by Sovereign Bank or its predecessors-in-interest during the period in which such mortgage loans were originated or purchased. As of March 31, 2002, approximately 48.6% of residential mortgage loans were conforming and 51.4% were non-conforming. Approximately 100% of the residential mortgage loans were secured by a first deed of trust on the underlying real property.

     As of March 31, 2002, the fixed rate residential mortgage loans included in the Trust's portfolio had a weighted average interest rate after payment of applicable servicing fees of approximately 7.4% and the adjustable rate residential mortgage loans included in the Trust's portfolio had a weighted average interest rate (weighted by outstanding principal balance) after payment of applicable servicing fees of approximately 6.5%. As of March 31, 2002, the fixed rate residential mortgage loans included in the Trust's portfolio had a weighted average remaining maturity (weighted by outstanding principal balance) of approximately 302 months and the adjustable rate residential mortgage loans included in the portfolio had a weighted average remaining maturity of approximately 260 months.


     The interest rate on an "adjustable rate" mortgage loan is typically tied to an index (such as the interest rate on United States Treasury Bills) and is adjusted periodically. Adjustable rate mortgage loans are typically subject to periodic and lifetime interest rate caps on each rate adjustment date. A


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substantial majority of the adjustable rate residential mortgage loans included in the Trust's portfolio have an index tied to United States Treasury obligations.

     In addition, certain types of residential mortgage loans included in the Trust's portfolio may contain an option, which may be exercised by the mortgagor, to convert the adjustable rate mortgage loan into a fixed rate loan for the remainder of the mortgage term. If a residential mortgage loan is converted into a fixed rate loan, the interest rate will be determined at the time of conversion as specified in the mortgage note relating to such mortgage loan and will remain fixed at such rate until the stated maturity of such residential mortgage loan.

     Substantially all of the residential mortgage loans included in the Trust's portfolio allow the borrower to prepay at any time some or all of the outstanding principal balance of the mortgage loan without a fee or penalty.

     All of the adjustable rate mortgage loans in the Trust's portfolio based upon unpaid principal balance are either "5/1 ARMs," "6/1 ARMs," "7/1 ARMs" or "10/1 ARMs".

     5/1 ARMs. The interest rate with respect to each 5/1 ARM is fixed for the first 60 monthly payments and adjusts annually thereafter as if the residential mortgage loan were a one-year treasury rate ARM. There is no ability to continue at a fixed rate after the first rate adjustment date.

     6/1 ARMs. The interest rate with respect to each 6/1 ARM is fixed for the first 72 monthly payments and adjusts annually thereafter as if the residential mortgage loan were a one-year treasury rate ARM. There is no ability to continue at a fixed rate after the first rate adjustment date.

     7/1 ARMs. The interest rate with respect to each 7/1 ARM is fixed for the first 84 monthly payments and adjusts annually thereafter as if the residential mortgage loan were a one-year treasury rate ARM. There is no ability to continue at a fixed rate after the first rate adjustment date.

     10/1 ARMs. The interest rate with respect to each 10/1 ARM is fixed for the first 120 monthly payments and adjusts annually thereafter as if the residential mortgage loan were a one-year treasury rate ARM. There is no ability to continue at a fixed rate after the first rate adjustment date.

     Most of the 5/1 ARMs, 6/1 ARMs, 7/1 ARMs, and 10/1 ARMs were originated sufficiently long ago that they are now adjusted yearly or have a relatively short amount of their fixed rate period remaining.



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     A "one-year treasury rate ARM" is an adjustable rate mortgage loan where the interest rate generally is fixed at an initial rate for the first six or twelve monthly payments and adjusts annually thereafter on the date specified in the related mortgage note to a rate equal to the then-current one-year treasury index (as defined below) plus the gross margin (as defined below) set forth in such mortgage note, subject in certain instances to a maximum semi-annual or annual interest rate increase or decrease and a lifetime interest rate cap. The "one-year treasury index" with respect to each one-year treasury rate ARM is the weekly average yield on U.S. treasury securities adjusted to a constant maturity of one year as published by the Federal Reserve Board in Statistical Release
H.15 (519) or any similar publication or, if not so published, as reported by any Federal Reserve Bank or by any U.S. Government department or agency and made available to the applicable servicer. Should the treasury index not be published or become otherwise unavailable, Sovereign Bank, as servicer, or other applicable servicer or subservicer will select a comparable alternative index over which it has no control and which is readily available.

     "Gross Margin," with respect to a residential mortgage loan, means the applicable fixed percentage which is added to the applicable index to calculate the current interest rate paid by the borrower of such residential mortgage loan (without taking into account any lifetime interest rate caps, periodic interest rate caps, minimum interest rates or payment adjustment caps). Generally the interest rate adjustment on each adjustable rate mortgage loan included in the Trust's portfolio is subject to periodic rate caps, maximum and minimum interest rates and payment adjustment caps, in each case as specified in the related mortgage note. Effective on each rate adjustment date, the adjustable rate residential mortgage loans included in the Trust's portfolio by way of 100% participation interests generally will have a scheduled monthly principal and interest payment adjustment to an amount that will fully amortize the then-outstanding principal balance of such residential mortgage loan over its remaining term to stated maturity based on the adjusted interest rate.

Mortgage-Backed Securities


     At March 31, 2001, approximately 17.8% of the fair value of the Trust's total assets (including cash) was comprised of mortgage-backed securities. This group of mortgage-backed securities consists of approximately $9.4 million of "private label" mortgage-backed securities created out of pools of residential mortgage loans and are not guaranteed by FNMA or FHLMC or any governmental subdivision or agency. The mortgage-backed securities represent beneficial interests in residential mortgage loans, owned by a real estate mortgage investment conduit. A real estate mortgage investment conduit (a "REMIC") is a tax exempt entity that can be a corporation, trust or partnership authorized by the Tax Reform Act of 1986 to hold certain residential and commercial loans and securities and may issue various types of securities. The underlying REMIC certificates provide that distributions thereon will be paid to the holder of the mortgage-backed security monthly. By prioritizing cash flows within the REMIC, various tranches of securities are created with different priority claims on these cash flows. All of the mortgage-backed securities in the Trust's portfolio are rated in the highest rating category by each rating agency. None of such mortgage-backed securities are "interest only" or "principal only" securities.


     The table below sets forth certain information with respect to the mortgage-backed securities included in the Trust's portfolio.


                          Mortgage-Backed Securities in
                         Portfolio as of March 31, 2002

                Estimated Weighted    Weighted Average
Issuer        Average Life in Years     Interest Rate    Principal Balance(1)
------        ---------------------   ----------------   --------------------
                                                            (in thousands)
PHH                   0.17                  5.47%              $  9,442
FHLMC                 3.99                  5.70%               347,639




----------

     (1) The principal balance does not include unamortized premiums or discounts on these securities.

     The weighted average life of a security refers to the average amount of time that will elapse from the date of its purchase by an investor until each dollar of principal has been repaid to the investor. The weighted average life of an issue of mortgage-backed securities depends primarily on the rate at which principal is paid on the related mortgages. In each case, the Trust has calculated the weighted average life by (i) multiplying the assumed net reduction, if any, in the principal amount on each payment date for such mortgage-backed securities by the number of years from the date of contribution to the Trust of such mortgage-backed securities to such payment date, (ii) summing the results and (iii) dividing the sum by the aggregate amount of the assumed net reductions in principal amount.


     The weighted average lives set forth above have been estimated on the basis of an assumed rate of prepayments with respect to the related mortgages, in each case derived using the CMS Bondedge system, which is an external investment analytic software package. This system has a proprietary prepayment model which estimates the prepayment rates on the mortgages underlying each mortgage-backed security. Each mortgage-backed security is individually modeled by the CMS Bondedge system and the data is updated on a monthly basis. There can be no assurance that prepayments will not be substantially different than assumed, and therefore the actual weighted average life may be substantially longer or shorter than estimated. For the year ended December 31, 2001, 86.7% of the mortgage loan payments received were from prepayments compared to 75.9% of the mortgage loan payments for the year ended December 31, 2000. For the three months ended March 31, 2002, 87.3% of the mortgage loan payments received were from prepayments.


Underwriting Standards

     All of the assets included in the portfolio were originated or purchased by either Sovereign Bank or one of its predecessors in interest in the ordinary course of their respective lending, loan purchase or, in the case of the mortgage-backed securities, investment activities. All of the assets included in the Trust's portfolio were originated or purchased generally in accordance with the underwriting, purchase or, in the case of the mortgage-backed securities, investment standards of Sovereign Bank or its predecessors in interest during the period in which such assets were originated or purchased.

     Sovereign Bank transferred the participation interests in the residential mortgage loans to Sovereign REIT Holdings, Inc. pursuant to certain participation and loan servicing agreements. In each of the participation and loan servicing agreements, Sovereign Bank represented to Sovereign REIT Holdings, Inc., with respect to each residential mortgage loan, that:

     - Except for the FHLB's lien, Sovereign Bank had good and marketable title to the residential mortgage loan, and as sole owner had the full right to transfer the participation interest to Sovereign REIT Holdings, Inc. free and clear of all pledges, liens, claims or encumbrances;

     - all of the information provided by Sovereign Bank in the mortgage loan schedule was true and correct in all material respects;

     - the note and related mortgage were enforceable and were not subject to any defenses;

     - all federal, state and local laws applicable to the origination and servicing of the residential mortgage loan had been complied with;

     - the mortgage had not been satisfied or otherwise subordinated, and the related mortgaged property had not been released from the lien of the mortgage;

     - the mortgage was a valid, enforceable perfected first priority lien on the related mortgaged property subject only to matters to which like properties are commonly subject which do not materially interfere with the benefits of the security provided by the mortgage;

     - the note and the related mortgage were genuine and the legal, valid, binding obligation of the mortgagors enforceable against them in accordance with their terms, subject only to bankruptcy, insolvency, reorganization, or similar laws affecting creditors' rights generally;

     - the note and related mortgage were duly and properly executed and delivered by mortgagors who had the legal capacity to execute and deliver those documents;

     - the residential mortgage loan was closed and all proceeds were fully disbursed, and there is no requirement for future advances, nor is the mortgagor entitled to a refund of any amounts paid or due under the mortgage or note; and

     - the mortgage contains customary and enforceable provisions such as would allow the mortgagee to realize the benefits of the security of the mortgaged property in the event of a trustee's sale or judicial foreclosure.

     Sovereign REIT Holdings, Inc. subsequently assigned its interests and rights under the participation and loan servicing agreements and transferred all of the participation interests it acquired from Sovereign Bank to the Trust. Pursuant to these assignment and assumption agreements, Sovereign REIT Holdings, Inc. represented and warranted to the Trust that it was the sole owner of the participation interests and had the full right to transfer its interests therein and in the related participation and loan servicing agreements to the Trust free and clear of all pledges, liens, claims or encumbrances other than the FHLB's lien.

     Pursuant to the participation and loan servicing agreements, Sovereign Bank is obligated to repurchase any mortgage loan transferred by it pursuant to such agreements as to which there is a material breach of any of the above representations and warranties unless Sovereign Bank elects to substitute a qualified mortgage loan for such mortgage loan. Sovereign Bank will also indemnify the Trust for damages or costs resulting from any such breach. The repurchase price for any such mortgage loan shall be the outstanding principal amount plus accrued interest on the date of repurchase.

Servicing

     Sovereign Bank, as an independent contractor, acts, and will continue to act, as servicer under the participation and loan servicing agreements with respect to the loans owned by the Trust by way of 100% participation interests included in the Trust's portfolio and as acquired by the Trust from time to time. The servicer currently receives an annual servicing fee for the performance of the servicing obligations with respect to (i) each fixed rate mortgage loan, equal to 0.25% of the then outstanding principal balance of such mortgage loan, (ii) each adjustable rate mortgage loan, equal to 0.375% of the then outstanding principal balance of such mortgage loan, or (iii) each loan serviced by a servicer other than Sovereign Bank equal to 0.01% of the then outstanding principal balance of the loan.


     For the years ended December 31, 2001, 2000, and 1999, the Trust paid to the Bank $1.4 million, $3.4 million, and $4.7 million under the servicing agreements and $0.3 million for the three months ended March 31, 2002. There were no other material costs paid to Sovereign Bank related to compensation or other expenses paid on behalf of Sovereign. No caps or ceilings exist related to expenses paid to Sovereign Bank.


     As is customary in the mortgage loan servicing industry, the servicer will be entitled to retain the servicing fees from interest payments made by borrowers on the loans and from distributions of interest made in respect of the participation and loan servicing agreements. Additional servicing compensation with respect to the loans, in the form of assumption fees, late payment charges and any other ancillary income, will be retained by Sovereign Bank, as servicer, to the extent not retained by a another servicer pursuant to its respective loan servicing agreement.

     The participation and loan servicing agreements require the servicer, in servicing the loans and mortgage loan participations owned by the Trust, to employ similar procedures (including collection procedures), and to exercise the same degree of care, that it customarily employs and exercises in servicing and administering loans for its own account, giving due consideration to accepted servicing practices of prudent lending institutions and the Trust's reliance on the servicer. Sovereign Bank, as servicer under the participation and loan servicing agreements, has the full power to do any and all things in connection with the servicing and administration of the loans and mortgage loan participations as the servicer may deem necessary or desirable, which may include but not be limited to the collection and remittance of principal and interest payments, administration of mortgage escrow accounts, submission and pursuit of insurance claims and initiation and supervision of foreclosure proceedings on the mortgage loans it services; provided, however, the participation and loan servicing agreements provide that the servicing of the Trust's loans and loan participations is to be performed solely with a view to the interests of the Trust as equitable owner of the loans and mortgage loan participations and without regard to the interests of the servicer; and provided further, however, that the Trust may direct the servicer to take reasonable actions to enforce the rights under, to assert any claims arising out of, or to effectuate the purposes of, the loan documents, which shall include but not be limited to direction relating to collections or foreclosure upon any mortgaged property. The Trust may also require the servicer to sell any loan at any time for any reason.

     With respect to loans serviced by others, Sovereign Bank will act as a master servicer and administer the existing servicing agreements with such other servicers for the benefit of the Trust in good faith and shall exercise its reasonable business judgment; provided, however, that the Trust may direct Sovereign Bank to take (or cause the applicable servicer or subservicer to take) reasonable actions to enforce the rights under, to assert any claims arising out of, or to effectuate the purposes of, the loan documents or the related loan servicing agreements, which shall include but not be limited to direction relating to collections or foreclosure upon any mortgaged property. Sovereign Bank will receive all distributions from such other servicers on behalf of the Trust and will administer such payments in accordance with the participation and loan servicing agreements.

     The participation and loan servicing agreements provide that Sovereign Bank may, with respect to only those loans it services, without the Trust's consent, maintain or enter into one or more agreements with sub-servicers for the servicing and administration of the loans by such sub-servicers; provided further that with respect to any such loan (i) no such agreement between Sovereign Bank and a sub-servicer shall provide that the sub-servicer has any claim for payment or otherwise against the Trust, the loans or the mortgage loan participations for its services or expenses under such agreement and agrees to look exclusively to Sovereign Bank for the same and (ii) no such agreement shall provide directly or indirectly for the collateral documents to be handled by Sovereign Bank or any of its agents in any manner contrary to the provisions of the participation and loan servicing agreements relating to document custody. Notwithstanding the terms of any such agreement between Sovereign Bank and a sub-servicer, Sovereign Bank shall not be relieved of any of the obligations to the Trust by reason of such sub-servicing agreement and shall be obligated to the same extent and under the same terms and conditions as if Sovereign Bank alone was servicing and administering the loans and the mortgage loan participations, and the Trust shall have no obligation to deal with anyone other than Sovereign Bank with respect to the servicing of the loans and the mortgage loan participations.

     Sovereign Bank will, upon request and to the extent available to Sovereign Bank, provide the Trust with such credit information regarding the loans as the Trust reasonably deems necessary for the protection of its interests.

     The Trust may terminate Sovereign Bank in its capacity as servicer of the loans and the mortgage loan participations or as master servicer overseeing the other servicers (i) upon a material breach of any servicing provision of the participation and loan servicing agreements which Sovereign Bank fails to remedy within 5 business days following notice from the Trust of such breach, and (ii) if the Federal Home Loan Bank has a security interest in the assets of the Trust, upon the occurrence of any triggering event described in "Business - Federal Home Loan Bank Agreements."

     The 100% participation interests in the residential mortgage loans, home equity loans and automobile loans evidenced by participation certificates were contributed to the Trust by Sovereign REIT Holdings, Inc. in March of 1998 and on May 15, 2000, in exchange for Trust interests. The applicable 100% participation interests were created pursuant to participation and loan servicing agreements between Sovereign Bank as creator and seller of the participation interests and Sovereign REIT Holdings, Inc. as participant and owner of the participation interests, as set forth below:

     - Participation and Loan Servicing Agreement 1998-2, dated as of March 17, 1998, which provides for the participation and servicing of the automobile loans by Sovereign Bank.


     - Participation and Loan Servicing Agreement 1998-3, dated as of March 17, 1998, which provides for the participation and servicing of certain residential mortgage loans by Sovereign Bank. The loans subject to this agreement include
(i) loans for which Sovereign Bank owns the servicing rights and provides the actual servicing and (ii) loans for which third party servicers own the servicing rights and provide the actual servicing and Sovereign Bank acts as master servicer by reviewing and monitoring such third party servicer and receiving and processing reports and distributions from such third party servicer on behalf of the Trust. This agreement does not create a cap or ceiling on the servicing fees. The Trust paid $1.4 million and $3.4 million in servicing fees to Sovereign Bank for the years ended December 31, 2001, and 2000, respectively and $0.3 million for the three months ended March 31, 2002. This agreement provides for a servicing fee of 0.375% and 0.250% of the outstanding principal balance for variable and fixed rate mortgage loans, respectively, for loans serviced by Sovereign Bank, and 0.010% for loans serviced by third parties. Future servicing fee payments will depend on the outstanding mortgage principal balance, the amount of loans serviced by Sovereign Bank compared to loans serviced by third parties and the mix of fixed and variable rate loans serviced by Sovereign Bank. As of March 31, 2002, Sovereign Bank serviced 27.4% of the outstanding mortgage loans while 72.6% were serviced by third parties. Of the mortgage loans serviced by Sovereign Bank, 46.0% had a fixed rate and 54.0% had a variable rate.


     - Participation and Loan Servicing Agreement 2000-1, dated as of May 15, 2000, which provides for the participation and servicing of certain residential mortgage loans by Sovereign Bank. The loans subject to this agreement are loans for which third party servicers own the servicing rights and provide the actual servicing and Sovereign Bank acts as master servicer by reviewing and monitoring such third party servicer and receiving and processing reports and distributions from such third party servicer on behalf of the Trust.

     Subject to the rights of the Federal Home Loan Bank while it maintains a security interest in the participation interest to take possession, custody and control of the collateral documents (as defined below), Sovereign Bank, as agent and trustee for the benefit of the Trust, has custody and control (to the extent Sovereign Bank has possession of such documents) of the following collateral documents: the mortgage, note, all insurance polices and other instruments and documents relating to each loan prepared by or which come into the possession of Sovereign Bank, and all related documents evidencing such loan and establishing
(i) the lien of the mortgage on the mortgaged property, or (ii) the security interest in the collateral. For those loans where Sovereign Bank does not maintain such collateral documents, such collateral documents are maintained by a third party on behalf of Sovereign Bank. Sovereign Bank is required to appropriately mark each mortgage loan file to clearly reflect the Trust's interest and the Federal Home Loan Bank's interest, if any, in the related mortgage loan, and Sovereign Bank is required to make appropriate entries in its electronic records to reflect the Trust's interest and the Federal Home Loan Bank's interest, if any.

     The Trust and its designees and the Federal Home Loan Bank (if the Federal Home Loan Bank has a security interest in the participation interests or the mortgage loans) have the right, at their own expense and without charge by Sovereign Bank, and following reasonable written notice to Sovereign Bank, to examine and audit, during Sovereign Bank's normal business hours, any and all of the books, records or other information of Sovereign Bank, or held by another for Sovereign Bank or on its behalf or otherwise, pertaining to the mortgage loans or the applicable participation and loan servicing agreement.

     Sovereign Bank may, without the Trust's consent, enter into agreements with third-parties for custodial services. However, any agreement between Sovereign Bank and such custodian shall not provide directly or indirectly for any collateral documents to be handled in any manner contrary to that described above. Notwithstanding the existence of such an agreement, Sovereign Bank will not be relieved from its obligations with respect to the administration of the collateral documents and the Trust will have no obligation to deal with anyone other than Sovereign Bank.

     As a result of the relationship between Sovereign Bank and the Trust, certain conflicts of interest may arise. See "Risk Factors - Relationship with Sovereign Bank and its Affiliates; Conflicts of Interest."

Employees

     The Trust has eleven officers, each of whom is an employee of Sovereign Bank, and two employees. The Trust does not anticipate that it will require any other employees because it has retained Sovereign Bank to perform certain functions pursuant to the advisory agreement and the participation and loan servicing agreements. The Trust will maintain corporate records that are separate from those of Sovereign Bank or any of its affiliates. None of the officers or trustees of the Trust will have any direct or indirect pecuniary interest in any Trust asset to be acquired or disposed of by the Trust or in any transaction in which the Trust has an interest or will engage in acquiring, holding and managing Trust assets.

Legal Proceedings

     The Trust is not the subject of any litigation. None of the Trust, Sovereign Bank or any of its affiliates is currently involved in nor, to the Trust's knowledge, currently threatened with any material litigation with respect to the assets included in its portfolio, other than routine litigation arising in the ordinary course of business, most of which is expected to be covered by liability insurance.

                                   MANAGEMENT

Trustees and Executive Officers


     The Trust's business and affairs are conducted by three individual Administrative Trustees, all of whom are officers or directors of Sovereign Bank. Additionally, David C. Eppes currently serves as Delaware Trustee of the Trust. The Administrative and Delaware Trustees will be elected annually by the holders of the Common Shares. The Trust has twelve officers and two employees and does not anticipate that it will require additional employees in the future. The Administrative Trustees and officers of the Trust expect that they devote less than five percent of their time to the management of the Trust.


Dennis S. Marlo, CPA, President and Administrative Trustee

     Mr. Marlo, 59, came to Sovereign through its acquisition of ML Bancorp, Inc. Previously he served as President and CEO of ML Bancorp, Inc. and its subsidiary, Main Line Bank. Prior to his association with ML Bancorp, Inc. in 1989, Mr. Marlo served for twenty-five years with KPMG Peat Marwick and predecessor organizations where he retired as a partner in the firm. He currently serves as the Chief Risk Management Officer and Executive Vice President of Sovereign Bancorp, Inc. and Sovereign Bank.

     Mr. Marlo serves on the Board of Trustees of Harcum College in Bryn Mawr, Pennsylvania, the Lankenau Hospital Foundation Board Trustees in Wynnewood, Pennsylvania and the Council of President's Associates of LaSalle University in Philadelphia, Pennsylvania. He is a member of both the American and Pennsylvania Institutes of Certified Public Accountants and the Financial Managers Society of which he serves on their national Board of Directors.

David A. Silverman, Administrative Trustee


     Mr. Silverman, 43, is primarily responsible for Sovereign's Legal Department, the Compliance Department, and the Loss Prevention & Security Department. Mr. Silverman joined Sovereign in 1997. Prior to his position at Sovereign Bancorp, Inc. and Sovereign Bank as Senior Vice President and General Counsel, Mr. Silverman was General Counsel of Meridian Mortgage Corporation, Real Estate Counsel of Meridian Bancorp, Inc. and Real Estate Associate at Duane, Morris & Heckscher, LLP.


     Mr. Silverman is a member of the Berks County, Pennsylvania and New Jersey Bar Associations. He is a member of the

Pennsylvania Bankers Association Legal Affairs Advisory Committee. He holds a law degree from the UCLA School of Law.

Mark R. McCollom, CPA, Vice President & Administrative Trustee


     Mr. McCollom, 38, is the Chief Financial Officer of Sovereign Bank and the Managing Director of Strategic Planning of Sovereign Bancorp, Inc. He is responsible for Strategic Planning, Mergers and Acquisitions, Investor Relations, Management Reporting, Facilities and Taxes. Mr. McCollom joined the company in April of 1996 and has contributed to the company's financial management during the most rapid period of growth in the company's history. During Mr. McCollom's tenure, Sovereign Bancorp completed 11 acquisitions which increased the company's assets and market capitalization.


     Mr. McCollom is a member of the American Institute of Certified Public Accountants, the Pennsylvania Institute of Certified Public Accountants and is currently Chairman of the Pennsylvania Banker's Association Accounting Standards Committee.

     Mr. McCollom has over 14 years experience in the financial services industry, previously with Meridian Bancorp and Price Waterhouse, LLP. He graduated with honors from Penn State University.

Compensation of Trustees and Officers

     The Trust will not pay any compensation to its officers or to the Administrative Trustees. The Delaware Trustee is paid $2,500 annually for his services.

Limitations on Liability of Trustees and Officers

     The Trust's declaration of trust eliminates, to the fullest extent permitted by Delaware law, the personal liability of a trustee to the Trust or its shareholders for monetary damages for breach of such trustee's fiduciary duty. The declaration of trust requires the Trust to indemnify, to the fullest extent permitted by Delaware law, any trustee or officer of the Trust. The declaration of trust also empowers the Trust to purchase and maintain insurance to protect any trustee or officer against any liability asserted against him or her, or incurred by him or her, arising out of his or her status as such.

The Advisor

     The Trust has entered into an advisory agreement with Sovereign Bank in its role as advisor to administer the day-to-day operations of the Trust. The advisor is responsible for (i) monitoring the credit quality of the assets held by the Trust and (ii) advising the Trust with respect to the acquisition, management, financing and disposition of the Trust's assets. The advisor may from time to time subcontract all or a portion of its obligations under the advisory agreement to one or more of its affiliates. The advisor will not, in connection with the subcontracting of any of its obligations under the advisory agreement, be discharged or relieved in any respect from its obligations under the advisory agreement.


     The advisor and its affiliates have substantial experience in the mortgage lending industry, both in the origination and in the servicing of mortgage loans. At March 31, 2002 the advisor and its affiliates held approximately $8.47 billion of residential and commercial mortgage loans.

     The advisory agreement has an initial term of five years, and will be renewed automatically for additional five-year periods unless notice of nonrenewal is delivered to the advisor by the Trust. The advisory agreement may be terminated by the Trust at any time upon 60 days' prior notice. The advisor will be entitled to receive an annual advisory fee equal to 103% of such advisor's costs, which the Trust does not expect to exceed $0.5 million for 2002. Advisory fees commenced effective July 1, 2000.


     As a result of the relationship between Sovereign Bank and the Trust, certain conflicts of interest may arise with respect to Sovereign Bank's activities and responsibilities under the advisory agreement. See "Risk Factors
- Relationship with Sovereign Bank and its Affiliates; Conflicts of Interest."

     The principal executive offices of the advisor are located at 1130 Berkshire Boulevard, Wyomissing, Pennsylvania, telephone number 610-320-8400.

                             EXECUTIVE COMPENSATION

     The Trust does not pay any compensation to its officers or to the Administrative Trustees. See "Management - Compensation of Trustees and Officers." Substantially all of the day-to-day operations of the Trust are performed by Sovereign Bank in its capacities as advisor and servicer for the Trust. See "Management - The Advisor."

                               SECURITY OWNERSHIP

     The following table sets forth information regarding the ownership of the Trust's common shares by:

     - the stockholders we know to be beneficial owners of more than five percent (5%) of the outstanding common shares of the Trust

     - each of our trustees;

     - each of our executive officers;

     - all trustees and executive officers of the Trust as a group; and

     - other persons as required.

     The table shows the beneficial ownership interests of the parties listed above as of the date of this prospectus. Unless otherwise indicated, we believe that each of the shareholders listed has sole voting and investment power with respect to their beneficially owned common shares.


                                                       SHARES BENEFICIALLY OWNED
                                                      -------------------------
     NAME OF BENEFICIAL OWNER                         NUMBER           PERCENT
     ------------------------                         ------           -------
Sovereign REIT Holdings, Inc.                         10,000             100%
  103 Foulk Road, Suite 200
  Wilmington, Delaware 19803
Dennis S. Marlo                                            0               0
Mark R. McCollom                                           0               0
David A. Silverman                                         0               0

All executive officers and
  trustees as a group (3 in number)                        0               0
---------------


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Relationship with Sovereign Bank


     Sovereign Bank and its affiliates are involved in virtually every aspect of the Trust's operations. Sovereign Bank is, through Sovereign REIT Holdings, Inc., the sole holder of the common shares of the Trust and acts as advisor to the Trust and as servicer with respect to the Trust's assets. All of the officers and trustees of the Trust (other than the Delaware trustee) are also officers and/or directors of Sovereign Bank or its affiliates. As the holder (indirectly) of all of the outstanding voting shares of the Trust, Sovereign Bank will have the right to elect all of the trustees (other than any preferred trustees). In addition, all of the Trust's assets were contributed indirectly from Sovereign Bank in exchange for interests in the Trust, and the Trust expects that substantially all the assets it acquires in the future will also be acquired from Sovereign Bank or its affiliates. As a result of the relationship between Sovereign Bank and the Trust, certain conflicts of interest may arise with respect to Sovereign Bank's activities and responsibilities under these arrangements.

     Conflicts of interest may arise with respect to transactions, including, without limitation, the selection and acquisition of assets by the Trust from Sovereign Bank or its affiliates, future dispositions of the Trust's assets, payments of dividends and other distributions on the common shares of the Trust, servicing of the Trust's assets and modifications of the advisory agreement or the participation and loan servicing agreements. Although agreements and transactions between the Trust and Sovereign Bank are not the result of arm's length negotiations, it is the intention of the Trust and Sovereign Bank that any agreements and transactions, between the Trust, on the one hand, and Sovereign Bank and its affiliates, on the other hand, be fair to all parties and consistent with market terms, including the prices paid and received upon acquisition or disposition of the Trust's mortgage assets. However, there can be no assurance that such agreements or transactions will be on terms as favorable to the Trust as those that could have been obtained from unaffiliated third parties. Currently, Sovereign Bank, as advisor, is entitled to receive an annual advisory fee equal to 103% of its costs. In addition, Sovereign Bank, as servicer, receives an annual servicing fee for the performance of its servicing obligations with respect to (i) each fixed rate mortgage loan, equal to 0.25% of the then outstanding principal balance of such mortgage loan, (ii) each adjustable rate mortgage loan, equal to 0.375% of the then outstanding principal balance of such mortgage loan, or (iii) each loan serviced by a servicer other than Sovereign Bank, equal to 0.01% of the then outstanding principal balance of the loan. The Trust paid Sovereign Bank $1.4 million in 2001 and $0.3 million for the three months ended March 31, 2002, for services provided as both servicer and advisor.

     The Trust and Sovereign Bank have engaged in the following transactions:

     - Upon formation on March 17, 1998, the Trust issued 10,000 common shares to Sovereign REIT Holdings, Inc. in exchange for its initial portfolio of assets that consisted of (i) 100%




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



participation interests in pools of residential mortgage, home equity and automobile loans with an aggregate principal amount of $3.52 billion, and (ii) fixed rate residential mortgage-backed securities with an aggregate principal amount of $628 million.

     - In January 1999 the Trust issued to Sovereign REIT Holdings, Inc. all of its 1,000 authorized Series C preferred shares for $1,000, of which, 890 shares were retained by Sovereign REIT Holdings, Inc. and 110 shares were resold to employees and directors of Sovereign Bank and their spouses.

     - On May 15, 2000, Sovereign Bank contributed 100% participation interests in pools of residential mortgage loans with a principal balance of $1.26 billion to Sovereign REIT Holdings, Inc. Sovereign REIT Holdings, Inc. contributed these participation interests to the Trust in exchange for the issuance to Sovereign REIT Holdings, Inc. of 100,000 Series A shares, as well as 1,090,047 shares of Series B Variable Rate Dividend Noncumulative Preferred Interests.

     See "Management - The Advisor," "Risk Factors - Relationship with Sovereign Bank and its Affiliates," "Conflicts of Interest," "Transactions with Affiliates
- Agreements with Sovereign Bank," "Investment and Management Policies - Conflict of Interest Policies," "Business - Servicing" and Note 5 and Note 6 to the "Notes to the Financial Statements."





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                DESCRIPTION OF THE REGISTERED PREFERRED INTERESTS

     The following is a brief description of all of the material terms of the registered preferred interests. This description does not purport to be complete and is subject to and qualified in its entirety by reference to the Trust's declaration of trust and to the Delaware Business Trust Act.

General

     The declaration of trust authorizes for issuance a total of 1,291,437 shares of preferred interests divided into four series, and 10,000 common shares. The registered preferred interests are limited to 161,792 shares, all of which are issued and outstanding. The Series B preferred interests are limited to approximately 1.1 million shares, all of which are issued and outstanding and owned by Sovereign REIT Holdings, Inc.. The Series C preferred interests are limited to 1,000 shares (all of which are issued and outstanding), 890 shares of which are owned by Sovereign REIT Holdings, Inc. and 110 shares of which are owned primarily by employees, directors and spouses of employees and directors of Sovereign Bank. The Series D preferred interests are limited to 38,208 shares, none of which are currently issued or outstanding.

     The registered preferred interests are not convertible into any other class or series of interests of the Trust. The registered preferred interests are automatically and mandatorily exchangeable on a one-for-one basis for shares of Sovereign Bank preferred stock under certain circumstances described under " - Automatic Exchange" below.

     The transfer agent, registrar and dividend disbursement agent for the registered preferred shares is Mellon Investor Services LLC.

Ranking

     The registered preferred interests rank with respect to dividend rights and upon liquidation, winding up and dissolution (i) senior to the Series B preferred interests and the common shares and to all classes and series of shares of the Trust now or hereafter authorized, issued or outstanding, which by their terms expressly provide that they are junior to the preferred interests or which do not specify their rank ("Junior Securities"); (ii) equally with the Series D preferred interests, the parity securities and upon liquidation, winding up and dissolution only, the Series C preferred interests; and (iii) junior to the Series C preferred interests, with respect to dividends only, and each class or series of shares issued by the


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Trust after the date hereof the terms of which specifically provide that such class or series will rank senior to the preferred interests as to dividends and distributions upon the liquidation, winding up and dissolution of the Trust, provided that any such senior securities or parity securities (other than any Additional Preferred Shares, as defined below) that were not approved by the holders of the preferred interests in accordance with the Declaration of Trust shall be deemed to be junior securities rather than senior securities or parity securities, as the case may be.

Dividends

     Holders of the registered preferred interests, in preference to the holders of the Junior Securities, shall be entitled to receive when, as and if declared by the Administrative Trustees of the Trust, noncumulative dividends on the registered preferred interests at a rate per annum equal to 12% of the liquidation preference of $1,000 per share.

     If declared, dividends will be payable in arrears in cash in equal semi-annual payments on April 30 and October 31 of each year, commencing on October 31, 2002, to holders of record at the close of business on the 15th day of the month in which the dividend payment date occurs (the "Record Date"); provided that any dividend payable for a period less than a full semi-annual dividend period will be prorated for the period and computed on the basis of a 360-day year of twelve 30-day months and the actual number of days in such period. In the event of an automatic exchange, any accumulated and unpaid dividends on the registered preferred interests for the then-current dividend period will be deemed to be accumulated and unpaid dividends on Sovereign Bank preferred stock. All dividends paid with respect to preferred interests shall be paid pro rata to the holders entitled thereto.

     The right of holders of registered preferred interests to receive dividends on the registered preferred interests is noncumulative. Accordingly, if the Administrative Trustees do not declare a dividend payable in respect of any dividend period, holders of the registered preferred interests will have no right to receive a dividend in respect of that dividend period, and the Trust will have no obligation to pay a dividend in respect of the dividend period, whether or not dividends are declared in respect of any future dividend period.

     The Trust may not pay dividends on its common shares and Junior Securities or redeem or purchase such shares if dividends are not paid in full on the registered preferred interests for the then current dividend period. If the Trust does not pay the dividends on the registered preferred interests in full, then



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each of the registered preferred interests and parity securities shall receive dividends on a pro rata basis to the extent paid.

     If, as a result of any dividend by the Trust, Sovereign Bank would fall below the level of "well capitalized" as defined by Office of Thrift Supervision regulations, Sovereign Bank would be required to file a notice with the Office of Thrift Supervision thirty days prior to such dividend. In such case, and in certain other events, the Office of Thrift Supervision would have the authority to restrict the Trust from paying any dividends.

     Sovereign Bancorp's $700 million senior note indenture and $175 million senior note indenture contain certain covenants limiting the amount of dividends and similar payments that Sovereign Bancorp and certain of its subsidiaries, including the Trust, may pay. These limitations are based on the tangible equity of Sovereign Bank and Sovereign Bancorp's net income, adjusted for stock issuances and other matters and subject to a minimum permitted annual restricted payment basket of $25 million. The Trust does not anticipate that these covenants will limit its ability to pay dividends on the registered preferred interests in accordance with their terms.

     Any accumulated and unpaid dividend payments on the preferred interests for the then-current interest period will be deemed to be accumulated and unpaid dividends on the registered preferred interests.

Redemption

     The registered preferred interests are not redeemable prior to May 16, 2020. At any time on or after May 16, 2020, the registered preferred interests are redeemable at the option of the Trust, in whole or in part on a pro-rata basis, upon payment in cash of a redemption price equal to $1,000 per share, plus accumulated and unpaid dividends for the then-current semi-annual dividend period (but without accumulation in respect of unpaid dividends for prior dividend periods).

     Prior written approval of the Office of Thrift Supervision is required for any such redemption of registered preferred interests.

     The Trust will send a written notice of redemption by first class mail to each holder of record of the registered preferred interests to be redeemed not less than 30 days nor more than 60 days prior to the applicable redemption date. Dividends will cease to accumulate on the registered preferred interests called for redemption, and all rights of holders of such shares will terminate as of the redemption date, except for the right to receive the redemption price, without interest.



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


     The registered preferred interests are not subject to mandatory redemption or to any sinking fund.

Liquidation Rights

     As discussed below, upon the dissolution or liquidation of the Trust each registered preferred interest will be exchanged automatically for one share of Sovereign Bank preferred stock. Accordingly, no liquidation preference would be applicable to the registered preferred interests. For a description of the liquidation rights of Sovereign Bank preferred stock see "Description of Preferred Stock - Liquidation Rights" in the attached Sovereign Bank Offering Circular. Neither the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of the Trust, nor the merger or consolidation of the Trust with any one or more other corporations, shall be deemed to be a voluntary or involuntary dissolution, liquidation or winding up of the Trust, unless such voluntary sale, conveyance, exchange or transfer shall be in connection with a plan of liquidation, dissolution, or winding up of the Trust.

Automatic Exchange

     Each share of registered preferred interest will be exchanged automatically for one newly issued share of Sovereign Bank preferred stock if:

     - the Office of Thrift Supervision directs in writing an exchange of a share of the registered preferred interests for Bank preferred stock because (A) Sovereign Bank becomes "undercapitalized" under regulations established pursuant to the Federal Deposit Insurance Corporation Improvement Act of 1991, as amended, (B) Sovereign Bank is placed into conservatorship or receivership, or
(C) the Office of Thrift Supervision, in its exercise of supervisory authority over Sovereign Bank, requires such automatic exchange;


     - the Federal Home Loan Bank issues a directive in its sole discretion requiring such automatic exchange;

     - the Federal Home Loan Bank forecloses or takes any similar action with respect to more than $500 million of the Trust's assets (including any prohibition by the Federal Home Loan Bank of the payment of any remittance by Sovereign Bank, as servicer, to the Trust of interest or principal payments received by the servicer on such amount of loans serviced for the Trust);



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     - there is a Triggering Event (as described in "Business - Federal Home
Loan Bank Agreements) and the Federal Home Loan Bank exercises its right to dissolve or liquidate the Trust;


     - the Trust is dissolved or liquidated; or

     - Sovereign Bank so elects in the event that the Trust is unable to comply with certain covenants in the Trust's declaration of trust because of a contract or agreement to which Sovereign or an affiliate is party, as described below under " - Covenants".

     Each of the foregoing is an exchange event. The Federal Home Loan Bank may cause the liquidation and dissolution of the Trust and the filing of the certificate of cancellation which was executed and delivered to the Federal Home Loan Bank in connection with the formation of the Trust. Upon an exchange event, each holder of registered preferred interests will be unconditionally obligated to surrender to Sovereign Bank the certificates representing each share of registered preferred interests of such holder, and Sovereign Bank will be unconditionally obligated to issue to such holder in exchange for each share of registered preferred interests a certificate representing one share of Sovereign Bank preferred stock. Any registered preferred interests purchased or redeemed by the Trust prior to the time of exchange shall not be deemed outstanding and shall not be subject to the automatic exchange.

     The automatic exchange will occur as of 8:00 a.m., Eastern Time, on the date for such exchange set forth in the directive issued by the Office of Thrift Supervision or Federal Home Loan Bank, or, if such date is not set forth in such directive, then as of 8:00 a.m., Eastern Time, on the earliest possible date such exchange could occur consistent with such directive, as evidenced by the issuance by Sovereign Bank of a press release prior to such time. As of the time of exchange, all of the registered preferred interests required to be exchanged will be deemed canceled without any further action by the Trust, all rights of the holders of such registered preferred interests as shareholders of the Trust will cease, and such persons will thereupon and thereafter be deemed to be and will be for all purposes the holders of Sovereign Bank preferred stock. The Trust will mail notice of the occurrence of an exchange event to each holder of the registered preferred interests within 30 days after such event, and Sovereign Bank will deliver to each such holder certificates for shares of Sovereign Bank preferred stock upon surrender of certificates for the registered preferred interests required to be exchanged. Until such replacement stock certificates are delivered (or in the event such replacement certificates are not delivered), certificates previously representing the registered preferred interests will be deemed for all purposes to represent corresponding shares of Sovereign



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


Bank preferred stock. All corporate action necessary for Sovereign Bank to issue the shares of Sovereign Bank preferred stock has been completed. Accordingly, once the exchange event occurs, no action will be required to be taken by holders of the registered preferred interests, by Sovereign Bank, or by the Trust in order to effect the automatic exchange as of the time of exchange.

     Upon the occurrence of an exchange event, the shares of Sovereign Bank preferred stock to be issued as part of the automatic exchange would constitute a newly issued series of preferred stock of Sovereign Bank and would constitute 100% of the issued and outstanding shares of such series of preferred stock. Holders of Sovereign Bank preferred stock will have the same dividend rights, liquidation preference, redemption options and other attributes as to Sovereign Bank as holders of registered preferred interests have as to the Trust, except that the holders of Sovereign Bank preferred stock will only have voting rights required by applicable law, if any. Any accumulated and unpaid dividends on the registered preferred interests as of the time of exchange would be deemed to be accumulated and unpaid dividends on Sovereign Bank preferred stock.

     Sovereign Bank preferred stock would rank not less than pari passu in terms of dividend payments and liquidation preference with any shares of preferred stock of Sovereign Bank outstanding at the time of exchange. Currently, there are no issued and outstanding shares of any class or series of preferred stock of Sovereign Bank. The terms of Sovereign Bank preferred stock are described more fully in the attached Sovereign Bank Offering Circular, under the caption "Description of Sovereign Bank Preferred Stock."

     Sovereign Bank preferred stock will not be registered with the Securities and Exchange Commission and will be issued pursuant to an exemption from such registration under Section 3(a)(5) of the Securities Act. However, the Sovereign Bank preferred stock is concurrently being registered with the Office of Thrift Supervision pursuant to Section 563g of the Office of Thrift Supervision's regulations. If any Sovereign Bank preferred stock is issued, Sovereign Bank does not intend to apply for listing of Sovereign Bank preferred stock on any national securities exchange or for quotation of Sovereign Bank preferred stock on the Nasdaq National Market. There can be no assurance as to the liquidity of the trading markets for Sovereign Bank preferred stock, if issued, or that an active public market for Sovereign Bank preferred stock would develop or be maintained.

     Holders of registered preferred interests cannot exchange their registered preferred interests for shares of Sovereign Bank


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



preferred stock prior to the occurrence of an exchange event. In addition, absent the occurrence of the automatic exchange, holders of the preferred interests will have no dividend, voting, liquidation preference or other rights with respect to any security of Sovereign Bank; such rights as are conferred by the preferred interests exist solely as to the Trust.

Voting Rights

     The affirmative vote or consent of holders of two-thirds of the number of registered preferred interests then outstanding, voting as a separate class, is required to:

     (i) amend, alter or repeal any provision of the Trust's declaration of trust (whether by merger, consolidation or otherwise) so as to materially and adversely affect the voting powers, preferences, or special rights of the holders of the registered preferred interests, except that this provision does not apply to steps taken by the Trust to issue, and the issuance by the Trust of, other preferred shares (which actions are subject to clause (iii) below); or

     (ii) effect a consolidation, conversion, or merger of the Trust with or into, or a share exchange with, another person, other than a subsidiary wholly owned, directly or indirectly, by Sovereign Bank, except that the Trust may consolidate or merge with or into another person or enter into a share exchange with another person if (A) such person is a business trust organized under the laws of a state of the United States; (B) such other person expressly assumes all obligations and commitments of the Trust pursuant to such consolidation, merger, or share exchange; (C) the registered preferred interests are exchanged for or converted into shares of the surviving entity having preferences, limitations and relative voting and other rights substantially identical to those of the preferred interests (including limitations on personal liability of the holders thereof); (D) after giving effect to such merger, consolidation or share exchange, no breach, or event which, with the giving of notice or passage of time or both, could become a breach, by the Trust of its obligations under its declaration of trust shall have occurred and be continuing; and (E) the Trust shall have received written notice from each of the rating agencies and delivered a copy of such written notice to the transfer agent confirming that such merger, consolidation or share exchange will not result in a reduction of the rating assigned by any of such rating agencies to the preferred interests (or the preferred interests of the surviving trust issued in replacement thereof). As a condition to effecting any such merger, consolidation or share exchange, the Trust shall deliver to the transfer agent and cause to be mailed to each holder of record of registered preferred interests, at least 30 days prior to such transaction becoming effective, a notice describing such merger, consolidation or


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


share exchange together with a certificate of an officer of the Trust and an opinion of counsel, each stating that such merger, consolidation, or share exchange complies with the requirements of the declaration of trust and that all conditions precedent therein provided for relating to such transaction have been complied with; or

     (iii) authorize or issue, or obligate the Trust to authorize or issue, any senior securities or parity securities other than Additional Preferred Interests.

     If at any time dividends on the registered preferred interests shall be in arrears in an amount equal to three semi-annual dividend periods, the number of administrative trustees of the Trust will be increased by two, and the holders of the registered preferred interests, voting as a class with the holders of shares of parity securities who are likewise affected and who are entitled to exercise similar voting rights, will be entitled to elect two additional persons to fill such newly created positions called preferred trustees. At such time as full dividends on the registered preferred interests shall have been paid for two consecutive semi-annual dividend periods thereafter, the rights of such holders to vote as provided in this paragraph shall cease, subject to renewal from time to time upon the same terms and conditions.

     If at any time the Trust is unable to comply with certain covenants in its declaration of trust with respect to the registered preferred interests because such compliance would violate other agreements to which Sovereign or an affiliate is a party, then the holders of the registered preferred interests may in certain circumstances, at the option of Sovereign Bank (in lieu of exchanging the registered preferred interests for shares of Sovereign Bank preferred stock), be granted the right, voting as a class, to elect additional administrative trustees representing a majority of the Trustees of the Trust. Such voting rights shall end, and the term of any Trustees so elected by the holders of the registered preferred interests shall end, when the Trust is in compliance with such covenants or the Trust is no longer prohibited from complying with such covenants. See "Description of Preferred Interests - Covenants."

     During any period when the holders of the registered preferred interests have the right to vote as a class for preferred trustees as provided above, the preferred trustees so elected by the holders of the registered preferred interests shall continue in office until their successors shall have been elected or until termination of the right of the holders of the preferred interests to vote for preferred trustees as described above.

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




     Registered preferred interests will not be entitled to vote if they are owned, directly or indirectly, by a corporation or other entity in which the Trust, Sovereign Bank or their respective affiliates owns, directly or indirectly, a majority of the shares entitled to vote for directors of such corporation or other entity.

     "Additional Preferred Interests" means parity securities consisting of preferred shares (i) the terms of which (other than the issue price, redemption provisions, and specified dividend rate) are identical to those of the registered preferred interests, and (ii) the issuance of which is subject to the prior confirmation by each of the rating agencies that such issuance shall not cause the reduction or withdrawal by such rating agency of its applicable then-current rating of the registered preferred interests.

Covenants

     The Trust's declaration of trust provides that, so long as any registered preferred interests are outstanding, the Trust covenants and agrees with and for the benefit of the holders of the registered preferred interests that (in addition to the matters set forth in clauses (i) through (iii) under " - Voting Rights"), except with the consent or affirmative vote of the holders of at least two-thirds of the shares of registered preferred interests, voting as a separate class:

     (a) The Trust will not at any time issue additional common shares in an amount that would result in Sovereign Bank, directly or through one or more affiliates, owning of record and beneficially less than 80% of the outstanding common shares;

     (b) The Trust will not make (or permit any of its direct or indirect subsidiaries to make) any payment, in cash or in kind, with respect to any indebtedness (as defined herein) of the Trust (or any of its direct or indirect subsidiaries), to Sovereign Bank or any direct or indirect subsidiary (other than the Trust and its subsidiaries) or affiliate of Sovereign Bank, or with respect to any capital stock of the Trust (or any of its direct or indirect subsidiaries) owned directly or indirectly by Sovereign Bank or its affiliates (other than by the Trust, its subsidiaries or the issuer of such stock) (i) at any time when the Trust would be precluded from paying dividends on its junior securities in accordance with the provisions described under "Dividends" above or (ii) in anticipation of any voluntary or involuntary liquidation, dissolution or winding up of the Trust. At any time any event described in clause (i) or
(ii) above occurs, and for so long as such event is continuing, Sovereign Bank and its direct or indirect subsidiaries and affiliates may not transfer any such indebtedness or capital stock to an unaffiliated third party;


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     (c) The Trust will not at any time incur indebtedness other than certain
Permitted Indebtedness which may be secured by granting a security interest in the Trust's assets to the holder of such Permitted Indebtedness;

     (d) The Trust will make no payment of interest or repayment of principal with respect to indebtedness of the Trust to Sovereign Bank or its affiliates (other than the Trust and its subsidiaries) unless the Trust's adjusted consolidated funds from operations for the four preceding fiscal quarters equals at least 150% of the amount that would be required to pay full annual dividends on the registered preferred interests and all parity securities;

     (e) The Trust will not pay dividends on its common shares unless the Trust's adjusted consolidated funds from operations for the four preceding fiscal quarters equals at least 150% of the amount required to pay full annual dividends on the registered preferred interests and all parity securities, unless the failure to pay such dividend on its common shares would cause the Trust not to qualify as a real estate investment trust under the Internal Revenue Code or would cause the Trust to be subject to registration as an investment company under the Investment Company Act; and

     (f) The Trust will not amend or otherwise change its policy of reinvesting the proceeds of its assets in other income-earning assets such that the Trust's adjusted consolidated funds from operations over any period of four fiscal quarters will be anticipated to at least equal 150% of the amount that would be required to pay full annual dividends on the registered preferred interests as well as any other parity securities, except as may be necessary to maintain its status as a REIT and its exemption under the Investment Company Act.

     In the event that the provisions of paragraphs (b), (d), or (e) above would prohibit the Trust from making a dividend payment on its common shares or an interest or principal payment on any indebtedness of the Trust to Sovereign Bank or any of its affiliates, and the terms of any contract or agreement to which Sovereign or any affiliate is a party prohibits any such restriction on the payment of dividends or indebtedness by the Trust, then the Trust shall not be required to comply with the applicable covenant in its declaration of trust to the extent that to do so would violate such other contract or agreement of Sovereign or any affiliate. In such event, Sovereign Bank may at its option, with the consent of the Office of Thrift Supervision and the Federal Home Loan Bank if necessary, exchange all of the registered preferred interests for Sovereign Bank preferred stock. If Sovereign Bank does not elect to (or is not permitted to) exchange the registered preferred interests for Sovereign



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Bank preferred stock, then the holders of the preferred interests, voting as a class, shall have the right to elect additional administrative trustees representing a majority of the trustees of the Trust, provided, however, that the term of office of any trustees so elected shall end when the provisions of paragraphs (b), (d), or (e) above no longer prohibit the Trust from making such payments on its common shares or indebtedness or would no longer violate such other contract or agreement of Sovereign or its affiliates. Sovereign's $700 million senior note indenture and $175 million senior note indenture prohibit the restrictions on the payment of dividends or indebtedness provided for in clauses (b), (d) and (e) above. Sovereign and its affiliates are not restricted from entering into any other agreements or contracts prohibiting such restrictions in the future.

     The term "indebtedness" of any person, as used in this prospectus, means (i) all indebtedness for borrowed money of such person and (ii) all indebtedness of others for borrowed money that is guaranteed by such person.

     The term "Permitted Indebtedness", as used in this prospectus, means (i) indebtedness incurred by the Trust to unaffiliated third parties in an aggregate amount not to exceed 50% of the Trust's stockholders' equity as determined in accordance with generally accepted accounting principles, (ii) indebtedness to the Federal Home Loan Bank, and (iii) indebtedness to Sovereign Bank or Sovereign REIT Holdings, Inc..

Reacquired Interests

     Registered preferred interests that have been redeemed, purchased or otherwise acquired by the Trust are not subject to reissuance or resale as preferred interests. Such shares shall revert to the status of authorized but unissued preferred shares, undesignated as to series, until the administrative trustees shall designate them again for issuance as part of a series.

                          DESCRIPTION OF COMMON SHARES

     The Trust has the authority to issue, and has issued, 10,000 common shares. Each common share entitles the holder thereof to one vote. Holders of the common shares are not entitled to cumulative voting. The common shares are junior in all respects to the rights (except voting rights) of the registered preferred shares.

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                          TRANSACTIONS WITH AFFILIATES

Agreements with Sovereign Bank

     Pursuant to the Advisory Agreement, dated as of July 1, 2000, Sovereign Bank, as advisor, agreed to maintain the books and records of, and administers the day-to-day operations and affairs of, the Trust, monitor the credit quality of the Trust's assets, advise the Trust with respect to its assets, investments, financial planning, and contracts, and represent the Trust in its dealings with persons with whom the Trust interacts, including without limitation, servicers, custodians, insurers, banks, transfer agents, attorneys, and accountants, all subject to periodic consultation with, and the control and discretion of, the Administrative Trustees. Additionally, Sovereign Bank maintains, upon consultation with the Trustees, relations and communications with the shareholders of the Trust, including but not limited to, responding to inquiries, proxy solicitations, providing reports to shareholders and arranging and coordinating meetings of shareholders. In accordance with the Advisory Agreement, the Trust is required to indemnify Sovereign Bank and its representatives for all expenses, damages, liabilities, or demands which are not the result of Sovereign Bank's bad faith, gross negligence, or willful misconduct in the performance of its duties as advisor.

     Sovereign Bank is also the master servicer with respect to the financial assets underlying the participation certificates issued in connection with the Participation and Loan Servicing Agreements. See "Business - Servicing."

No Personal Liability of Directors, Officers, Employees, Affiliates and Stockholders

     No director, officer, employee, affiliate, incorporator or stockholder of the Trust, solely by reason of this status, has any liability for any obligations of the Trust under the registered preferred interests, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of preferred interests by accepting a registered preferred interest waives and releases all this liability. The waiver and release are part of the consideration for issuance of the registered preferred interests. The waiver may not be effective to waive liabilities under the federal securities laws.

                              BOOK-ENTRY PROCEDURES

     The registered preferred interests initially will be represented by one or more securities in registered, global form. These global securities will be deposited upon issuance with the transfer agent as custodian for The Depository Trust Company ("DTC"), in New York, New York, and registered in the name of DTC


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or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

     Except as set forth below, the global securities may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global securities may not be exchanged for securities in certificated form except in the limited circumstances described below. See " - Exchange of Book-Entry Registered Preferred Interests for Certificated Registered Preferred Interests."

     Transfer of beneficial interests in the global securities will be subject to the applicable rules and procedures of DTC and its direct or indirect participants, which may change from time to time.

Depository Procedures

     DTC has advised the Trust that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, "Participants"), and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to indirect participant's which are other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (collectively, "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or Indirect Participants. The ownership interest and transfer of ownership interest of each actual purchaser of each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

     DTC has also advised the Trust that, pursuant to procedures established by it, ownership of interests in the global securities will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the participants) or by the Participants and Indirect Participants (with respect to other owners of beneficial interests in the global securities).

     Investors in the global securities may hold their interests directly through DTC if they are Participants in such system, or indirectly through organizations which are participants in such system. All interests in a global security may be subject to the procedures and requirements of DTC. The laws of some states


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require that certain persons take physical delivery in certificated form of securities that they own. Consequently, the ability to transfer beneficial interests in a global security to such persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants and certain banks, the ability of a person having beneficial interests in a global security to pledge such interests to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests. For certain other restrictions on the transferability of the preferred interests, see " - Exchange of Book-Entry Registered Preferred Interests for Certificated Registered Preferred Interests" below.

     Except as described below, owners of interests in the global securities will not have registered preferred interests registered in their name, will not receive physical delivery of registered preferred interests in certificated form and will not be considered the registered owners or holders thereof for any purpose.

     Payments in respect of the global securities registered in the name of DTC or its nominee will be payable by the Trust to DTC in its capacity as the registered holder. The Trust will treat the persons in whose names the registered preferred interests, including the global securities, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither the Trust nor any agent thereof has or will have any responsibility or liability for (i) any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interests in the global securities, or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the global securities, or (ii) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants. DTC has advised the Trust that its current practice, upon receipt of any payment in respect of securities such as the registered preferred interests, is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Payments by the Participants and the Indirect Participants to the beneficial owners of registered preferred interests will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC or the Trust. The Trust will not be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the registered preferred interests, and the Trust may conclusively


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rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

     Interests in the global securities will trade in DTC's Same-Day Funds Settlement System, and secondary market trading activity in such interests therefore will settle in immediately available funds, subject in all cases to the rules and procedures of DTC and its Participants.

     DTC has advised the Trust that it will take any action permitted to be taken by a holder of registered preferred interests only at the direction of one or more Participants to whose account with DTC interests in the global securities are credited.

     The information in this section concerning DTC and its book-entry system has been obtained from sources that the Trust believes to be reliable, but the Trust does not take responsibility for the accuracy thereof.

Exchange of Book-Entry Registered Preferred Interests for Certificated Registered Preferred Interests

     If DTC is at any time unwilling or unable to continue as a depository for the global securities and a successor depository is not appointed by the Trust within 90 days, registered preferred interests in registered, certificated form will be issued in exchange for the global securities.


            MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS


     The following is a summary of the principal federal income tax considerations regarding (i) the exchange of outstanding preferred interests for registered preferred interests, and (ii) the ownership and disposition of registered preferred interests, and is for general information only. This summary does not address all tax consequences that may be applicable to a beneficial owner of outstanding preferred interests or registered preferred interests, such as tax considerations that arise from rules of general application to all taxpayers or to certain classes of investors or that are generally assumed to be known by investors. Thus, for example, except where otherwise noted, the discussion below is addressed to holders that are "U.S. persons" that hold outstanding preferred interests or registered preferred interests as capital assets. It does not discuss state, local or foreign tax consequences, and does not address (i) persons that may be subject to special treatment or special circumstances under United States federal income tax law, such as non-U.S. holders (as defined below), individuals, banks and other financial institutions, insurance companies, thrift institutions, regulated investment companies, real estate investment trusts,


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tax-exempt entities, dealers in securities or currencies, or traders in securities that elect mark to market treatment, (ii) persons that hold outstanding preferred interests or registered preferred interests as part of a position in a "straddle" or as part of a "hedging," "conversion" or other integrated investment transaction for United States federal income tax purposes, or (iii) persons whose functional currency is not the U.S. dollar. The discussion below is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, Internal Revenue Service rulings and pronouncements and judicial decisions as of the date hereof, all of which are subject to change (possibly with retroactive effect).

     EACH HOLDER OF OUTSTANDING PREFERRED INTERESTS AND EACH PROSPECTIVE HOLDER OF REGISTERED PREFERRED INTERESTS IS ENCOURAGED TO CONSULT ITS TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE EXCHANGE OF OUTSTANDING PREFERRED INTERESTS FOR REGISTERED PREFERRED INTERESTS, THE RETENTION OF OUTSTANDING PREFERRED INTERESTS, THE OWNERSHIP, SALE OR EXCHANGE OF OUTSTANDING PREFERRED INTERESTS AND REGISTERED PREFERRED INTERESTS, AND THE COMPANY'S ELECTION TO BE TAXED AS A REAL ESTATE INVESTMENT TRUST, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES OF SUCH EXCHANGE, RETENTION, OWNERSHIP, SALE OR EXCHANGE, AND OF SUCH ELECTION AND POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

Tax Treatment of the Exchange of Outstanding Preferred Interests For Registered Preferred Interests

     In the opinion of Stevens & Lee, P.C., special tax counsel to the Trust, holders of outstanding preferred interests who exchange outstanding preferred interests for an equal number of registered preferred interests will not recognize any gain or loss for United States federal income tax purposes solely as a result of such exchange. A copy of the opinion of Stevens & Lee, P.C., has been filed as an exhibit to the registration statement of which this prospectus is a part.

Background


     The Trust elected to be taxed as a real estate investment trust (a "REIT") under Sections 856 through 860 of the Code and the applicable Treasury Regulations, which contain the requirements for qualifying as a REIT, commencing with its taxable year ended December 31, 1998. Based on the opinion of the Trust's special tax counsel, the Trust believes that, commencing with its taxable year ended December 31, 1998, the Trust was owned, organized, and operated in such a manner as to qualify for taxation as a REIT under the Code, and that it will hereafter be owned and organized, and will operate, in such a



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manner as to qualify for taxation as a REIT under the Code. The Trust intends to continue to operate in such a manner, but no assurance can be given that it will operate in a manner so as to qualify or remain qualified as a REIT.


     Stevens & Lee, P.C., as special tax counsel to Sovereign Bank and the Trust, has delivered its opinion to the Board of Trustees of the Trust that, subject to the conditions, assumptions, qualifications and caveats set forth therein: (a) for the taxable years ended December 31, 1998, 1999, 2000 and 2001, the Trust was organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code; and (b) the Trust's organization and its proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code. Special tax counsel's opinion is based on certain factual assumptions relating to the organization and operation of the Trust and is conditioned upon certain representations made by the Trust and Sovereign Bank as to factual matters, such as the organization, historic operation and expected manner of operation of the Trust. In addition, special tax counsel's opinion is based upon the factual representations of the Trust concerning its business and assets as set forth herein and in the Offering Memorandum dated August 21, 2000. Qualification and taxation as a REIT depends upon the Trust's historic compliance with, and future ability to meet, through actual annual operating results, distribution levels and diversity of stock ownership, the various qualification tests imposed under the Code, the results of which have not been and will not be reviewed by Stevens & Lee, P.C. Accordingly, no assurance can be given that the actual results of the Trust's operation for any taxable year satisfy such requirements. Finally, a legal opinion is not binding on the Internal Revenue Service or the courts. A copy of the opinion of Stevens & Lee, P.C., has been filed as an exhibit to the registration statement of which this prospectus is a part. A ruling has not been and will not be sought from the Internal Revenue Service with respect to the Trust's qualification as a REIT. See " - Failure to Qualify."

     The REIT provisions are technical and complex. The following discussion sets forth only certain material aspects of those provisions and is qualified in its entirety by the applicable provisions of the Code, rules and regulations promulgated thereunder, and administrative and judicial interpretations thereof.

Taxation of the Trust as a Real Estate Investment Trust

     As long as the Trust qualifies for taxation as a REIT, it generally will not be subject to federal corporate income taxes on that portion of its ordinary income or capital gain that is currently distributed to holders of interests in the Trust. Such




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treatment substantially eliminates the federal "double taxation" on earnings
(that is, tax at both the corporate and the shareholder or investor levels) that generally results from investment in a corporation.

     Even when the Trust qualifies for taxation as a REIT, the Trust may be subject to federal income and excise tax as follows:

     - the Trust will be taxed at regular corporate rates on any undistributed real estate investment trust taxable income, including undistributed net capital gains;

     - under certain circumstances, the Trust may be subject to the "alternative minimum tax" on certain of its items of tax preferences, if any;

     - if the Trust has (a) net income from the sale or other disposition of "foreclosure property" that is held primarily for sale to customers in the ordinary course of business or (b) other nonqualifying net income from foreclosure property, it will be subject to tax at the highest corporate rate on such income;

     - if the Trust has net income from prohibited transactions (which are, in general, certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business, other than sales of foreclosure property and sales that qualify for a statutory safe harbor), such income will be subject to a 100% tax;

     - if the Trust should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), but has nonetheless maintained its qualifications as a REIT because certain other requirements have been met, it will be subject to a 100% tax on the income attributable to the greater of the amount by which the Trust fails the 75% or 95% test, multiplied by a fraction (no greater than 1.00) intended to reflect the Trust's profitability; and

     - if the Trust should fail to distribute, or fail to be treated as having distributed, with respect to each calendar year at least the sum of (a) 85% of its REIT ordinary income for such year, (b) 95% of its REIT capital gain net income for such year, and (c) any undistributed taxable income from prior periods, the Trust would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed.

     The Trust does not presently intend to acquire any appreciated assets from a corporation generally subject to full corporate-level tax in a transaction in which any gain on the transfer is not fully recognized. However, in the event the Trust acquired such assets, the Trust could be subject to tax at



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the highest corporate rate upon disposition of such assets under certain circumstances.

Organizational Requirements

     The Code defines a REIT as a corporation, trust, or association:

     (i) that is managed by one or more trustees or directors;

     (ii) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

     (iii) that would be taxable as a domestic corporation, but for the provisions of the Code (sections 856 through 860) that are applicable to REITs;

     (iv) that is neither a financial institution nor an insurance company subject to certain provisions of the Code;

     (v) the beneficial ownership of which is held by 100 or more persons;

     (vi) not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) at any time during the last half of each taxable year; and

     (vii) meets certain other tests, described below, regarding the nature of its income and assets.

     The Code provides that conditions (i) through (iv) inclusive must be met during the entire taxable year and that condition (v) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions (v) and (vi) do not apply until after the first taxable year for which an election is made to be taxed as a REIT.

     The Trust believes that it has issued sufficient shares to allow it to satisfy conditions (v) and (vi) above. In addition, the Trust's declaration of trust, as amended, together with the bylaws of the Trust, includes certain restrictions and procedures regarding transfer of Series C preferred interests, which restrictions are intended to assist the Trust in continuing to satisfy the share ownership requirements described in (v) and (vi) above. These restrictions and procedures provide, among other things, that (i) no transfer of the Series C preferred interests is effective until such transfer is entered on the books of the Trust; (ii) any transfer of the Series C preferred



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interests that would disqualify the Trust as a REIT under the Code is null and void; and (iii) the Administrative Trustees are authorized to cancel any such transfer.

     In addition, a corporation may not elect to become a REIT unless its taxable year is the calendar year. The Trust satisfies this requirement.

Income Tests

     The Trust must annually satisfy two gross income requirements. First, at least 75% of the Trust's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including interest on obligations secured by mortgages on real property, certain "rents from real property" or gain on the sale or exchange of such property and certain fees with respect to agreements to make or acquire mortgage loans), from certain types of temporary investments or certain other types of gross income. Second, at least 95% of the Trust's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments as aforesaid and from dividends, interest, and gain from the sale or other disposition of stock or securities and certain other types of gross income (or from any combination of the foregoing).

     For interest to qualify as "interest on obligations secured by mortgages on real property or on interests in real property," the obligation must be secured by real property having a fair market value at the time of acquisition by the Trust at least equal to the principal amount of the loan or certain apportionment rules must be satisfied. The term "interest" includes only an amount that constitutes compensation for the use or forbearance of money. For example, a fee received or accrued by a lender which is in fact a charge for services performed for a borrower rather than a charge for the use of borrowed money is not includable as interest; amounts earned as consideration for entering into agreements to make loans secured by real property, although not interest, are otherwise treated as within the 75% and 95% classes of gross income so long as the determination of those amounts does not depend on the income or profits of any person. By statute, the term interest does not include any amount based on income or profits, except that the Code provides that (i) interest "based on a fixed percentage or percentages of receipts or sales" is not excluded, and (ii) when a REIT makes a loan that provides for interest based on the borrower's receipts or sales and the borrower leases under one or more leases based on income or profits, only a portion of the contingent interest paid by the borrower will be disqualified as interest.



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     Rents received or deemed to be received by the Trust will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if certain statutory conditions are met that limit rental income essentially to rentals on investment-type properties. In the event that a REIT acquires by foreclosure property that generates income that does not qualify as "rents from real property," such income will be treated at the REIT's election as qualifying until the close of the third full tax year following foreclosure (which period may be extended by the Internal Revenue Service for up to three additional years), but only if (i) all leases entered into after foreclosure generate only qualifying rent, (ii) only limited construction takes place, and (iii) within 90 days of foreclosure, any trade or business in which the property is used is conducted by an independent contractor from which the REIT derives no income. In the event the special foreclosure property rule applies to qualify otherwise unqualified income, the net income that qualifies only under the special rule for foreclosure property will be subject to tax, as described above.

     The Trust expects to satisfy these requirements.

Relief Provisions

     If the Trust fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. These relief provisions will be generally available if the Trust's failure to meet such tests was due to reasonable cause and not due to willful neglect, the Trust attaches a schedule of the sources of its income to its return, and any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances the Trust would be entitled to the benefit of these relief provisions. As discussed above in " - Taxation of the Trust as a Real Estate Investment Trust," even if these relief provisions apply, the Trust will, however, still be subject to a special tax based upon the greater of the amount by which it fails either the 75% or 95% gross income test for that year.

Asset Tests


     At the close of each quarter of its taxable year, the Trust must satisfy two tests relating to the nature of its assets. First, at least 75% of the value of the Trust's total assets must be represented by real estate assets (including stock or debt instruments held for not more than one year that were purchased with the proceeds of a stock offering or long-term (at least five years) debt offering of the Trust), cash, cash items, and government securities. Second, although not more than 25% of the Trust's total assets may be represented by securities other than




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those in the 75% asset class, (i) the value of any one issuer's securities owned by the Trust may not exceed 5% of the value of the Trust's total assets, and
(ii) the Trust may not own more than 10% of the total voting power of the issuer's outstanding securities (and, after December 31, 2000, 10% of the total value of the issuer's outstanding securities). Notwithstanding the foregoing, 20% of the Trust's total assets can be represented by securities of one or more taxable REIT subsidiaries.


     After initially meeting the asset tests at the close of any quarter, the Trust will not lose its status as a REIT if it fails to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient nonqualifying assets within 30 days after the close of that quarter. The Trust intends to maintain adequate records of the value of its assets to ensure compliance with the asset tests, and to take such action within 30 days after the close of any quarter as may be required to cure any noncompliance (but no assurance can be given that such asset tests will be met).



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Annual Distribution Requirements

     In order to qualify as a REIT, the Trust is required to distribute dividends (other than capital gain dividends) to shareholders in an amount at least equal to (A) the sum of (i) 95% (90% in taxable years beginning after December 31, 2000) of the Trust's "taxable income" (which is defined generally as the taxable income of the Trust computed without regard to the dividends paid deduction and the Trust's net capital gain), plus (ii) 95% (90% in taxable years beginning after December 31, 2000) of the net income (after tax), if any, from foreclosure property, minus (B) the sum of certain items of noncash income. Such distributions must be paid in the taxable year to which they relate or in the following taxable year if declared before the Trust timely files its tax return for such year and if paid on or before the first regular dividend payment after such declaration. To the extent that the Trust does not distribute (or is not treated as having distributed) all of its net capital gain or distributes (or is treated as having distributed) at least 95% (90% in taxable years beginning after December 31, 2000), but less than 100%, of its taxable income, as adjusted, it will be subject to tax thereon at regular ordinary income and capital gains corporate tax rates, as the case may be. The Code permits certain shareholders to elect to be treated for U.S. federal income tax purposes as having (i) received a distribution in the amount specified in the election, and
(ii) contributed the amount thereof to the capital of the Trust, in which event the Trust will be treated as having made a distribution for U.S. federal income tax purposes. In the event the Trust fails to make a cash distribution of 100% of its income and capital gains, Sovereign REIT Holdings, Inc. may elect to be so treated. Furthermore, if the Trust should fail to distribute during each calendar year at least the sum of (i) 85% of its real estate investment trust ordinary income for such year, (ii) 95% of its capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, the Trust would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. The Trust intends to make timely distributions sufficient to satisfy the annual distribution requirement.

     It is possible that, from time to time, the Trust may not have sufficient cash or other liquid assets to meet the 90% (in taxable years beginning after December 31, 2000) distribution requirement due to timing differences between the actual receipt of income and actual payment of deductible expenses. In the event that such an insufficiency or such timing differences occur, in order to meet the 90% distribution requirement, the Trust may find it necessary to arrange for borrowings or to pay dividends in the form of taxable stock dividends if it is practicable to do so.


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



     Under certain circumstances, the Trust may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to interest holders in a later year, which may be included in the Trust's deduction for dividends paid for the earlier year. Thus, the Trust may be able to avoid being taxed on amounts distributed as deficiency dividends; however, the Trust will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

Failure to Qualify

     If the Trust fails to qualify for taxation as a REIT in any taxable year, and the relief provisions described above do not apply, the Trust will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to shareholders in any year in which the Trust fails to qualify will not be deductible by the Trust nor will they be required to be made under the REIT rules. In such event, to the extent of current and accumulated earnings and profits, all distributions to interest holders will be taxable as ordinary income, and subject to certain limitations under the Code, corporate distributees may be eligible for the dividends-received deduction. Unless entitled to relief under specific statutory provisions, the Trust will also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost.

Possible Legislation

     Congress has from time to time considered proposed amendments to the Code which, if enacted, could prevent the Trust from being treated as a REIT. There can be no assurance that amendments to the Code affecting REITS will not be included in subsequent legislation or that such legislation would not have a retroactive effect that would disqualify the Trust from electing or continuing to qualify for REIT status.

Taxation of United States Shareholders

     This summary addresses the tax consequences to a person that is a beneficial owner of outstanding preferred interests or registered preferred interests and, except where otherwise noted, is a citizen or resident of the United States, a U.S. domestic corporation, or any other person that is subject to U.S. federal income tax on a net income basis in respect of its investment in preferred interests. In exchanging outstanding preferred interests for registered preferred interests, each holder of outstanding preferred interests that acquires registered preferred interests in exchange for outstanding preferred interests agrees with Sovereign Bank, Sovereign REIT Holdings, Inc. and the Trust, that Sovereign Bank, the Trust, Sovereign


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REIT Holdings, Inc. and the holders of outstanding preferred interests or registered preferred interests will treat the holders of outstanding preferred interests or registered preferred interests as holders of an interest in the Trust, and not as holders of a direct interest in Sovereign Bank or in any other person, and the following discussion is based on the assumption that such treatment will apply for United States federal income tax purposes.

Distributions Generally

     As long as the Trust qualifies as a REIT, distributions to a U.S. holder out of the Trust's current or accumulated earnings and profits will be taken into account as ordinary income and will not be eligible for the dividends-received deduction for corporations. The Trust will not designate any distributions to U.S. holders as capital gains dividends. A distribution in excess of current or accumulated earnings and profits will first be treated as a tax-free return of capital, reducing the tax basis in the U.S. holder's preferred interests, and a distribution in excess of the U.S. holder's tax basis in its preferred interests will be treated as taxable gain realized from the sale of such shares. Dividends declared by the Trust in October, November or December of any year payable to a shareholder of record on a specified date in any such month shall be treated as both paid by the Trust and received by the shareholder on December 31 of such year, provided that the dividend is actually paid by the Trust during January of the following calendar year. Shareholders may not claim the benefit of any tax losses of the Trust on their own income tax returns.

     The Trust will be treated as having sufficient earnings and profits to treat as a dividend any distribution by the Trust up to the amount required to be distributed in order to avoid imposition of the 4% excise tax discussed under " - Taxation of the Trust as a Real Estate Investment Trust" " - Annual Distribution Requirements" above. As a result, holders of preferred interests may be required to treat as taxable dividends certain distributions that would otherwise result in a tax-free return of capital. Moreover, any "deficiency dividend" will be treated as a "dividend," regardless of the Trust's earnings and profits.

Tax Treatment of Redemption Premium

     Section 305(c) of the Code and the Treasury Regulations thereunder require, generally, that certain holders of preferred stock that is issued subject to the issuer's right to redeem the stock ("Callable Preferred Stock") at a price that is higher than the issue price (the difference being "Redemption Premium") treat the Redemption Premium as a series of constructive distributions on the Callable Preferred Stock. Under the Treasury Regulations,


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


unless the Redemption Premium is de minimis, the holders of such Callable Preferred Stock are required to include the Redemption Premium in gross income over the period commencing on the issue date up to the date on which the Callable Preferred Stock is first callable, under accounting principles similar to the economic accrual rules that apply to the recognition of original issue discount under section 1272 of the Code (the "Accrual Rule"), unless the holder elects to accrue the Redemption Premium ratably. If the Accrual Rule applies to Callable Preferred Stock, the holder of such stock is required to include the Redemption Premium in the holder's gross income in advance of receiving cash distributions on account of the Redemption Premium. However, the Treasury Regulations also provide that the Accrual Rule applies to stock by reason of the issuer's right to redeem the stock only if, based on all of the facts and circumstances as of the issue date, redemption pursuant to that right is more likely than not to occur.

     The Trust believes that the outstanding preferred interests were issued with Redemption Premium and that registered preferred interests that are issued in exchange for outstanding preferred interests will be treated as issued with Redemption Premium. Accordingly, if the Accrual Rule applies to the outstanding preferred interests and the registered preferred interests, holders of the preferred interests will be required to include the Redemption Premium attributable to the outstanding preferred interests in gross income on an economic accrual or ratable basis over the period commencing on the original issue date of the preferred interests, August 28, 2000, up to May 16, 2020, the date on which the preferred interests are first callable by the Trust.

     The Trust believes, and the Trust intends to take the position that, the Accrual Rule does not apply to the outstanding preferred interests and the Accrual Rule will not apply to the registered preferred interests, because, in the Trust's opinion, based on all of the facts and circumstances known and reasonably foreseeable on the original issue date and on the date hereof, it is not more likely than not that the Trust will call the preferred interests for redemption on or as of any reasonably foreseeable date.

     The Treasury Regulations include a consistency rule under which the Trust's determination as to whether a constructive distribution has occurred on the preferred interests is binding on all holders of the preferred interests, except for a holder who discloses a different determination on its federal income tax return for the year in which the holder acquires preferred interests. Nevertheless, the Trust's determination is not binding on the Internal Revenue Service, which could assert that any Redemption Premium attributable to shares of preferred interests is includable in a U.S. holder's income, for example,


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over the period commencing on the original issue date and ending on the date that the preferred interests are first callable by the Trust. Holders of preferred interests should consult their tax advisors concerning the possible application of these rules.

Tax Treatment of the Automatic Exchange

     Upon the occurrence of an exchange event, the registered preferred interests will be automatically exchanged on a one-for-one basis for Sovereign Bank preferred stock. See "Description of the Registered Preferred Interests - Automatic Exchange." The automatic exchange will be a taxable exchange with respect to which each holder of registered preferred interests will have a gain or loss, as the case may be, measured by the difference between the basis of such holder in the registered preferred interests and the fair market value of Sovereign Bank preferred stock received in the automatic exchange. Assuming that such holder's preferred interests were held as a capital asset for more than one year prior to the automatic exchange, any gain or loss will be long-term capital gain or loss. The basis of the holder in Sovereign Bank preferred stock will be the fair market value of Sovereign Bank preferred stock at the time of the automatic exchange.


     Because it is unlikely that such shares of Sovereign Bank preferred stock will be actively traded, it may be difficult for a holder of such shares to determine the fair market value of such shares for federal income tax purposes. Because any automatic exchange will probably occur at a time when Sovereign Bank is experiencing financial difficulties, the fair market value of such shares may have little relationship to the price paid by a holder for the registered preferred interests surrendered in such automatic exchange. The holders of such shares of Sovereign Bank preferred stock may be required to obtain the opinion of an investment banker as to the fair market value such shares in order to determine any gain or loss recognized for federal income tax purposes upon an automatic exchange.


Sale, Exchange, or Redemption of the Registered Preferred Interests

     Gain or loss upon a sale or exchange of the registered preferred interests will be treated as long-term capital gain or loss, if such interests have been held as a capital asset for more than one year. In the event the registered preferred interests are redeemed, such redemption will be a taxable event to U.S. holders. Generally, redemption of the registered preferred interests for cash will be treated as a sale or exchange if the redemption (i) results in a "complete termination" of the U.S. holder's interest in the Trust under

Section 302(b)(3) of the Code, (ii) is "substantially disproportionate" with respect to the U.S. holder under Section 302(b)(2) of the Code, or (iii) is "not essentially equivalent to a dividend" with respect to the U.S. holder under
Section 302(b)(1) of the Code. If the redemption of registered preferred interests satisfies any of the foregoing tests with respect to a U.S. holder of registered preferred interests, such holder will recognize gain or loss based on the difference between the amount of cash or fair market value of property received and the U.S. holder's tax basis in the redeemed interests. If the redemption does not satisfy any of the foregoing tests, the gross proceeds will be treated as a distribution taxable as a dividend to the extent of the Trust's current and accumulated earnings and profits, and any excess will be treated first as a return of capital, to the extent of the U.S. holder's tax basis in the redeemed registered preferred interests, and then as a gain from the sale or exchange of such interests.

Taxation of Foreign Shareholders

     This summary does not discuss the U.S. federal income and estate tax consequences of the ownership and disposition of the registered preferred interests applicable to non-U.S. holders of such interests, except to the extent provided in the following sentence. Non-U.S. holders of the registered preferred interests may be subject to U.S. withholding tax on distributions in respect of the registered preferred interests and, under certain circumstances, upon the sale, exchange, redemption or other disposition of the registered preferred interests. A "non-U.S. holder" is any person that holds registered preferred interests other than (i) a citizen or resident of the United States, (ii) a corporation or partnership created or organized in the United States or under the laws of the United States or of any state thereof, or (iii) an estate or trust whose income is includable in gross income for United States federal income tax purposes regardless of its source.

     EACH NON-U.S. HOLDER OF OUTSTANDING PREFERRED INTERESTS AND EACH PROSPECTIVE NON-U.S. HOLDER OF REGISTERED PREFERRED INTERESTS IS ENCOURAGED TO CONSULT ITS TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE EXCHANGE OF OUTSTANDING PREFERRED INTERESTS FOR REGISTERED PREFERRED INTERESTS, THE RETENTION OF OUTSTANDING PREFERRED INTERESTS, THE OWNERSHIP, SALE OR EXCHANGE OF OUTSTANDING PREFERRED INTERESTS AND REGISTERED PREFERRED INTERESTS, AND THE COMPANY'S ELECTION TO BE TAXED AS A REIT, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES OF SUCH EXCHANGE, RETENTION, OWNERSHIP, SALE OR EXCHANGE, AND OF SUCH ELECTION AND POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

Information Reporting Requirements and Backup Withholding Tax

     The Trust will report to its shareholders and the Internal Revenue Service the amount of dividends paid or deemed paid during each calendar year, and the amount of tax withheld, if any.

     Under certain circumstances, a U.S. holder of registered preferred interests may be subject to backup withholding at a rate of 30% on payments made with respect to, or cash proceeds of a sale or exchange of, preferred interests. Backup withholding will apply only if the holder (i) fails to furnish the person required to withhold with its taxpayer identification number which, for an individual, would be his or her social security number, (ii) furnishes an incorrect taxpayer identification number, (iii) is notified by the Internal Revenue Service that it has failed properly to report payments of interest and dividends, or (iv) under certain circumstances, fails to certify, under penalty of perjury, that it has furnished a correct taxpayer identification number and has not been notified by the Internal Revenue Service that it is subject to backup withholding for failure to report interest and dividend payments. Backup withholding will not apply with respect to payments made to certain exempt recipients, such as corporations and tax-exempt organizations. A U.S. holder should consult with a tax advisor regarding qualification for exemption from backup withholding and the procedure for obtaining such an exemption. Backup withholding is not an additional tax. Rather, the amount of any backup withholding with respect to a payment to a U.S. holder will be allowed as a credit against such U.S. holder's United States federal income tax liability and may entitle such U.S. holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

                              ERISA CONSIDERATIONS

     The purchase and holding of registered preferred interests by certain employee benefit plans, programs or arrangements subject to ERISA or to Section 4975 of the Internal Revenue Code may result in prohibited transactions or the imposition of excise taxes or civil penalties. Consequently, registered preferred interests may not be purchased by or transferred to any such plans, programs or arrangements. Each holder of registered preferred interests and each subsequent transferee of any registered preferred interests, shall be deemed to have represented, for the benefit of Sovereign Bank and its affiliates, for the entire period of time during which such holder or transferee holds its interest in the registered preferred interests, that such holder or transferee either (i) is neither (A) an employee benefit plan, program or arrangement subject to
Section 406 of ERISA or to Section 4975 of the Internal Revenue Code (whether or not subject to Title I of ERISA, including any U.S. or foreign governmental pension plan) nor (B) a person acting on behalf of or using the assets of any such plan, program or arrangement or (ii) it is an insurance company purchasing the registered preferred interests with funds contained in an "insurance company general account" (as that term is defined in Section V(e) of Prohibited Transaction Class Exemption 95-60 ("PTCE 95-60")) and its purchase and holding of the registered preferred interests are covered under Section I of PTCE 95-60. In the event that this representation is violated, or any attempt to transfer to such a plan, program or arrangement or to a person acting on behalf of or using the assets of such a plan, program or arrangement is made, the attempted transfer or acquisition shall be null and void.

                              PLAN OF DISTRIBUTION

     Except as described below, a broker-dealer may not participate in the exchange offer in connection with a distribution of the registered preferred interests. Each broker-dealer that receives registered preferred interests for its own account in accordance with the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the registered preferred interests. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of registered preferred interests received for its own account in exchange for outstanding preferred interests where those outstanding preferred interests were acquired as a result of market-making activities or other trading activities. We have agreed that for a period of 180 days after the expiration date of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any resale.

     We will not receive any proceeds from any sale of registered preferred interests by broker-dealers. Registered preferred interests received by broker-dealers for their own account in accordance with the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the registered preferred interests or a combination of those methods or resale, at market prices prevailing at the time of resale, at prices related to the prevailing market prices, or negotiated prices. Any resale may be made directly to purchasers or through brokers or dealers who may receive compensation in the form of commission or concessions from any broker-dealer and/or to the purchasers of any registered preferred interests. Any broker or dealer that participates in a distribution of the registered preferred interests may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933, and any profit on the resale of registered preferred interests and any commissions or concessions received by those persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

                                  LEGAL MATTERS

     The validity of the registered preferred interests will be passed upon for the Trust by Stevens & Lee, Philadelphia and Reading, Pennsylvania.

                                     EXPERTS


     Ernst & Young LLP, independent auditors, have audited our financial statements at December 31, 2001, and 2000, and for each of the three years in the period ended December 31, 2001, as set forth in their report. We have included our financial statements in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                              AVAILABLE INFORMATION

     We have filed with the Securities and Exchange Commission a registration statement on Form S-4 pursuant to the Securities Act and the rules and regulations promulgated under the securities laws covering the exchange offer contemplated by this prospectus. This prospectus does not contain all the information set forth in the registration statement. For further information with respect to us and the exchange offer, see the registration statement (file number 333-81150). Information can also be obtained from the Securities and Exchange Commission by calling the Commission at 1-800-SEC-0330 or visiting the Commission's website, www.sec.gov.


     Until the registration statement becomes effective, we are not subject to the periodic reporting and other informational requirements of the Exchange Act. During the fiscal year in which the registration statement becomes effective and for any subsequent year that the Trust has 300 or more shareholders of record for the registered preferred interests at the beginning of such year, we will file with the Commission copies of the financial and other information that would be contained in the annual reports and quarterly reports that we would be required to file with the Securities and Exchange Commission if we were subject to the requirements of the Exchange Act.

                          INDEX TO FINANCIAL STATEMENTS

                                                                            PAGE

AUDITED FINANCIAL STATEMENTS:

Report of Independent Auditors............................................   F-2

Statements of Operations for the three years
     ended December 31, 2001..............................................   F-3

Balance Sheets as of December 31, 2001,
     and 2000.............................................................   F-4

Statements of Changes in Stockholders' Equity for
     the three years ended December 31, 2001..............................   F-5

Statements of Cash Flows for the three years
     ended December 31, 2001..............................................   F-7

Notes to Financial Statements.............................................   F-8

UNAUDITED FINANCIAL STATEMENTS:

Statements of Operations for the three
     months ended March 31, 2002 and 2001.................................  F-22

Balance Sheets as of March 31, 2002, and
     December 31, 2001....................................................  F-23

Statements of Changes in Stockholders' Equity for
     the three months ended March 31, 2002................................  F-24

Statements of Cash Flows for the three months
     ended March 31, 2002 and 2001........................................  F-25

Notes to Unaudited Financial Statements...................................  F-26

                         Report of Independent Auditors


To the Board of Trustees and Shareholders,
Sovereign Real Estate Investment Trust


     We have audited the accompanying balance sheets of Sovereign Real Estate Investment Trust as of December 31, 2001 and 2000, and the related statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Trust's management. Our responsibility is to express an opinion on these financial statements based on our audits.


     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Sovereign Real Estate Investment Trust at December 31, 2001 and 2000, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States.


                                                     /s/ Ernst & Young LLP
Philadelphia, Pennsylvania

May 9, 2002

                     Sovereign Real Estate Investment Trust
                            Statements of Operations
                  (dollars in thousands, except per share data)



                                                Year Ended December 31,
                                         ---------------------------------------
                                          2001          2000          1999
                                         -----------   -----------   -----------
Interest Income
  Interest on loans                      $125,505      $166,138      $149,034
  Interest on interest earning
    deposits                               15,582             -             -
  Interest on investment securities
    Available-for-sale                      7,536             -             -
    Held-to-maturity                       31,276        18,710        18,013
                                         --------      --------      --------
Total interest income                     179,899       184,848       167,047

Net provision for loan losses              (1,907)        1,225         1,215
                                         --------      --------      --------
Interest income after
  provision for loan losses              $181,806      $183,623      $165,832
                                         --------      --------      --------
Expenses
  Advisory fee paid to affiliate                -           920             -
  Compensation                                182           215           186
                                         --------      --------      --------
Total Expenses                                182         1,135           186
                                         --------      --------      --------
Income before loss on
  sale of properties                      181,624       182,488       165,646

Other real estate owned
  losses, net                                (220)         (151)            -
                                         --------      --------      --------
Net Income                               $181,404      $182,337      $165,646
                                         ========      ========      ========
Net Income Available
  to Common Stockholder                  $ 70,481      $138,731      $165,566
                                         ========      ========      ========
Earnings per common share
Basic and diluted                     $  7,048.10   $ 13,873.10   $ 16,556.60
                                      ===========   ===========   ===========

Dividends Declared Per:
Common Share                          $100,276.30   $ 68,165.00   $114,409.20
Preferred Share - Series A                 124.81         81.00             -
Preferred Share - Series B                  81.99         27.52             -
Preferred Share - Series C                  80.00         80.00         80.00



                     Sovereign Real Estate Investment Trust
                                 Balance Sheets
                             (dollars in thousands)


                                                                         December 31,
                                                                  -------------------------
                                                                      2001          2000
                                                                  -----------   -----------
ASSETS (1)
Cash                                                              $   41,351    $  274,641
Investment in loans                                                1,342,953     2,036,786
Allowance for loan losses                                             (5,215)       (8,519)
Investment in Mortgage-Backed Securities,
  Available-for-sale                                                  67,606             -
  Held-to-maturity (approximate fair value of
  $393,026 and $685,484 at December 31, 2001,
  and 2000, respectively)                                            388,047       686,635
Accrued interest receivable                                           12,646        21,015
Other real estate owned                                                2,893         1,436
Due from affiliates - payments in process                            108,964        69,846
                                                                  ----------    ----------
    Total Assets                                                  $1,959,245     3,081,840
                                                                  ==========    ==========
LIABILITIES
Dividends payable                                                    139,771       332,158
Accrued liabilities                                                       19           450
                                                                  ----------    ----------
   Total Liabilities                                                 139,790       332,608

STOCKHOLDERS' EQUITY
 Preferred stock;
   $1,000 liquidation preference:
      Series A - 161,792 shares authorized, issued
         and outstanding at December 31, 2001, and
         2000                                                        161,792       161,792
      Series B - 1,090,437 shares authorized, issued
         and outstanding at December 31, 2001,
         and 2000                                                  1,090,437     1,090,437
      Series C - 1,000 shares authorized, issued and
         outstanding at December 31, 2001, and 2000                    1,000         1,000
      Series D - 0 shares authorized, issued and
         outstanding at December 31, 2001, and 2000                        -             -
 Common Stock; $0.01 par value, 10,000
   shares authorized, issued and outstanding
   at December 31, 2001, and 2000                                          -             -
 Additional paid in capital                                          564,969     1,496,003
 Accumulated other comprehensive income                                1,257             -
 Retained earnings                                                         -             -
                                                                  ----------    ----------
   Total Stockholders' Equity                                      1,819,455     2,749,232
                                                                  ----------    ----------
 Total Liabilities & Stockholders' Equity                         $1,959,245    $3,081,840
                                                                  ==========    ==========

*(1) All of the Trust's assets are pledged to the FHLB to secure borrowings of Sovereign Bank.

                     Sovereign Real Estate Investment Trust
                  Statements of Changes in Stockholders' Equity
                             (dollars in thousands)



                                 Number
                                   of
                                 Common      Common                Preferred Stock
                                 Shares      Stock       Series A      Series B      Series C
                                 ------      ------      --------     ----------     -------
Balance, December 31,
  1998                          10,000     $      -   $        -     $       -      $        -
Net income                                        -            -             -               -
Series C Preferred Share
  Offering (1,000 Shares)                         -            -             -           1,000
Capital Contribution                              -            -             -               -
Dividends declared on                             -            -             -               -
  common stock
Dividends declared on
  preferred shares                                -            -             -               -
                                ------     --------   ----------     ---------      ----------
Balance, December 31,
  1999                          10,000            -            -             -           1,000
                                ------     --------   ----------     ---------      ----------
Net income                                        -            -             -               -
Series A Preferred
  Share Offering
  (161,792 shares)                                       161,792             -               -
Series B Preferred
  Share Offering
  (1,090,437 shares)                              -            -     1,090,437               -
Dividends declared on
  common stock                                    -            -             -               -
Amortization of
  Discount on
  preferred shares                                -            -             -               -
Dividends declared on
  preferred shares                                -            -             -               -
                                ------     --------   ----------    ----------      ----------
Balance, December 31,
  2000                          10,000     $      -   $  161,792    $1,090,437      $    1,000
                                ------     --------   ----------    ----------      ----------

Net income                                        -            -             -               -
Change in accounting policy
  - Adoption of FAS 133                           -            -             -               -
Change in unrealized gain
  on investment securities
  available-for-sale                              -            -             -               -
                                ------     --------   ----------    ----------      ----------

Total Comprehensive Income                        -            -             -               -
                                ------     --------   ----------    ----------      ----------

Amortization of Discount on
  preferred shares                                -            -             -               -
Dividends declared on common
  stock                                           -            -             -               -
Dividends declared on preferred
  shares                                          -            -             -               -
                                ------     --------     --------    ----------      ----------
Balance, December 31, 2001      10,000     $      -     $161,792    $1,090,437      $    1,000
                                ======     ========     ========    ==========      ==========


                                                 Accumulated
                                  Additional        Other
                                   paid in       Comprehensive       Retained
                                   Capital          Income           Earnings         Total
                                  ----------     -------------       --------      ----------
Balance, December 31, 1998        $2,977,058     $           -       $      -      $2,977,058
Net income                                 -                 -        165,646         165,646
Series C Preferred Share
  Offering (1,000 Shares)                  -                 -              -           1,000
Capital Contribution                     855                 -              -             855
Dividends declared on
  common stock                      (978,526)                -       (165,566)     (1,144,092)
Dividends declared on
  preferred shares                         -                 -            (80)            (80)
                                  ----------     -------------      ---------      ----------
Balance, December 31,
  1999                            $1,999,387     $           -      $       -      $2,000,387
                                  ----------     -------------      ---------      ----------

Net income                                 -                 -        182,337         182,337
Series A Preferred
  Share Offering
  (161,792 shares)                   (26,817)                -              -         134,975
Series B Preferred
  Share Offering
  (1,090,457 shares)                  65,939                 -              -       1,156,376
Dividends declared on
  common stock                      (542,919)                -       (138,731)       (681,650)
Amortization of
  Discount on
  preferred shares                       413                 -           (413)              -
Dividends declared on
  preferred shares                         -                 -        (43,193)        (43,193)
                                  ----------     -------------      ---------      ----------
Balance, December 31, 2000        $1,496,003     $           -      $       -      $2,749,232
                                  ----------     -------------      ---------      ----------
Net income                                 -                 -        181,404         181,404
Change in accounting policy
  - Adoption of FAS 133                    -            (3,055)             -          (3,055)
Change in unrealized gain
  on investment securities
  available-for-sale                       -             4,312              -           4,312
                                  ----------     -------------      ---------      ----------

Total Comprehensive Income                 -             1,257        181,404         182,661
Amortization of Discount on
  preferred shares                     1,248                 -         (1,248)              -
Dividends declared on common
  stock                             (932,282)                -        (70,481)     (1,002,763)
Dividends declared on preferred
  shares                                   -                 -       (109,675)       (109,675)
                                  ----------     -------------      ---------      ----------
Balance, December 31, 2001        $  564,969     $       1,257      $       -      $1,819,455
                                  ==========     =============      =========      ==========

                     Sovereign Real Estate Investment Trust
                            Statements of Cash Flows
                             (dollars in thousands)



                                                                   Year ended December 31,
                                                           -------------------------------------
                                                              2001           2000            1999
                                                          -----------    -----------     -----------
Cash Flow From Operating Activities:
  Net income                                              $   181,404    $   182,337    $   165,646
  Adjustments to reconcile net income to net cash
  provided by operating activities:
    Net provision for loan losses                              (1,907)         1,225          1,215
    Other real estate owned losses, net                           220            151              -
  Change in:
    Accrued interest receivable                                 8,369         (2,632)         8,505
    Due from affiliates - payments in process                 (39,118)        21,651         54,900
    Other real estate owned                                    (1,677)        (1,587)             -
    Accrued liabilities                                          (431)           450              -
                                                           ----------    -----------      ---------
Net cash provided by operations                               146,860        201,595        230,266

Cash Flows From Investing Activities
  Proceeds from repayment of investment securities:
    Available-for-sale                                         80,580              -              -
    Held-to-maturity                                          151,659         65,780        190,254
  Proceeds from sale of loans                                   4,478            635         46,490
  Net change in loans other than purchase and sales           687,958        455,789        740,404
                                                           ----------    -----------    -----------
Net cash provided by investing activities                     924,675        522,204        977,148

Cash Flow From Financing Activities
  Net proceeds from issuance of preferred stock                     -         35,357          1,000
  Dividends paid on common stock                           (1,185,054)      (481,037)    (1,209,189)
  Dividends paid on preferred stock                          (119,771)        (3,478)           (80)
  Capital Contribution                                              -              -            855
                                                           ----------    -----------    -----------
Net cash used by financing activities                      (1,304,825)      (449,158)    (1,207,414)

Net (decrease)/increase in cash and cash equivalents         (233,290)       274,641              -

Cash and cash equivalents at beginning of period              274,641              -              -
                                                           ----------    -----------    -----------
Cash and cash equivalents at end of period                     41,351        274,641              -
                                                          ==========    ===========    ===========

Supplemental Disclosures to Statements of Cash Flows

         On May 15, 2000, the Trust received 100% participation interests in pools of residential mortgage loans with a principal balance of $1.26 billion in exchange for the issuance of 100,000 Series A Shares, as well as 1,090,437 shares of Series B variable rate dividend noncumulative preferred shares. In October 2000, the Trust securitized residential loans with a book balance of $548 million and retained 100% of the securitized interests.

                     SOVEREIGN REAL ESTATE INVESTMENT TRUST

                          NOTES TO FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


The Sovereign Real Estate Investment Trust (the "Trust") was created on March 17, 1998, as a Delaware statutory business trust. The Trust is a subsidiary of Sovereign REIT Holdings, Inc. ("Holdings"), which is a wholly-owned subsidiary of Sovereign Bank (the "Bank"), which is a wholly-owned subsidiary of the Trust's ultimate parent, Sovereign Bancorp Inc., ("SBI"). The Trust elected to be treated as a real estate investment trust ("REIT") under the Internal Revenue Code of 1986, as amended ("Code"), and intends to continue to operate as a REIT. The Trust's principal business objective is to acquire, hold and manage real estate and real estate-related assets that will generate net income for distribution to shareholders. All loan participation interests and investment securities are the result of contributions from the Bank. The Bank services the loans in exchange for a fee, which are netted against interest income. Absent the Trust's relationship with the Bank, the results of its operations could be materially different.


The following is a summary of significant accounting policies of the Trust. Such accounting policies are in accordance with accounting principles generally accepted in the United States (GAAP) and have been followed on a consistent basis.

a.  Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ significantly from those estimates.

b.  Investments In Loans and Loan Interest Income



The Trust invests in 100% participation interests in smaller balance homogenous residential mortgage, home equity and automobile loans originated or purchased from third parties by the Bank. Interest on loans is credited to income as it is earned and is reported net of servicing fees. Interest income is not recognized on loans when the loan payment is 90 days or more delinquent except for loans with loan to values less than 50% which are placed on non-accrual after 120 days. A non-accrual loan is a loan in which it is probable that scheduled payments of principal and interest will not be paid when due according to the contractual terms of the loan agreement. When a loan is placed on non-accrual status, all accrued yet uncollected interest is reversed through income. Payments received on non-accrual loans are generally applied to the outstanding principal balance. In order for a non-accrual loan to return to accruing status, all delinquent interest must be paid and Sovereign, as servicer, must approve a repayment plan.

Loans delinquent 180 days or more (120 days for consumer auto loans) are charged-off unless it can be clearly demonstrated that repayment will occur regardless of the delinquency status. Examples of this would include: a loan which is secured by collateral and is in the process of collection; a loan supported by a valid guarantee or insurance; or a loan supported by a valid claim against a solvent estate.

The Trust does not have the ability to originate loans.

c.  Allowance for Loan Losses



An allowance for loan losses is maintained at a level that management considers adequate to provide for losses based upon an evaluation of known and inherent risks in the loan portfolio. Management's evaluation takes into consideration the risks inherent in the loan portfolio, past loan loss experience, specific loans which have losses, geographic and industry concentrations, delinquency trends, economic conditions, the level of originations and other relevant factors. While management uses the best information available to make such evaluations, future adjustments to the allowance may be necessary if conditions differ substantially from the assumptions used in making the evaluations. See i. for the accounting policy related to transferred allowances.

Prior to May 2000, Sovereign Bank, as servicer, repurchased any defaulted residential loan participation interests from the Trust at book value, although not contractually obligated to do so. After May of 2000, Sovereign Bank, as servicer, ceased to repurchase defaulted residential loans, and, consequently, residential charge-offs increased from May 2000 through December 31, 2000, as compared to any period prior to May 2000.

Sovereign Bank, as servicer to the Trust, did not retain the records related to charge-offs of residential loans transferred to the Trust during the period from the inception of the Trust through May 2000. Management of the Trust, however, estimates that the charge-offs of residential loans did not exceed

$0.6 million for the period January, 2000 through May, 2000, and $1.2 million in 1999, including $0.8 million related to the accelerated disposition of non-performing loans in 1999.

d.  Investment In Mortgage-Backed Securities


Investments in mortgage-backed securities that the Trust has the intent and ability to hold to maturity are classified as held-to-maturity and reported at amortized cost. Securities expected to be held for an indefinite period of time are classified as available-for-sale and are carried at fair value with unrealized gains and losses reported as a component of accumulated comprehensive income within stockholders' equity. Gains or losses on the sales of securities are recognized at trade date utilizing the specific identification method. Interest on mortgage-backed securities is credited to income as it is earned. Fair values of mortgage-backed securities are determined using quoted market process from a third party pricing source.

When a decline in fair value is deemed to be other-than-temporary, impairment loss is recognized in the current period operating results to the extent of the decline. In determining if and when a decline in market value below amortized cost is other-than-temporary, the Trust evaluates the market conditions, offering prices, trends of earnings, price multiples, and other key measures for investments in debt instruments.


e.  Cash and Cash Equivalents

The Trust classifies as cash and cash equivalents cash in banks and temporary investments in short-term instruments with original maturity dates equal to or less than three months.

f.  Other Real Estate Owned

Other real estate owned ("OREO") consists of properties acquired by or in lieu of foreclosure. OREO is stated at the lower of cost or estimated fair value minus estimated costs to sell. Write-downs of OREO which occur after the initial transfer from the loan portfolio and costs of holding the property are recorded as other real estate owned losses, net, except for significant property improvements which are capitalized to the extent that carrying value does not exceed estimated fair value.


g.  Income Taxes

The Trust has qualified as a REIT under Sections 856 through 860 of the Code. A REIT is generally not subject to federal income tax on a corporate level on that portion of its REIT taxable income ("Taxable Income") that is distributed to its shareholders provided that at least 90% (95% for taxable years prior to January 1, 2001) of Taxable Income is distributed and provided that gross income meets two conditions. First, at least 75% of the Trust's gross income for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property, from certain types of temporary investments or certain other types of gross income. Second, at least 95% of the Trust's gross income for each taxable year must be derived from such real property investments as aforesaid and from dividends, interest, and gain from the sale or other disposition of stock or securities and certain other types of gross income. The Trust has satisfied the aforesaid criteria, and accordingly, no provision for federal income taxes is required. The Trust must satisfy certain asset, income and stock ownership tests to sustain its status as a REIT. Failure to meet the requirements in a taxable year will subject the Trust to federal income tax in that year and the subsequent four years. The Trust is not subject to state taxes.


During 2001, the Trust declared distributions on common stock of $1,002,763 in the aggregate. For federal income tax purposes, $70,481 and $932,282 of the distributions were reported as ordinary income and return of capital, respectively, to shareholders.


h.  Asset Securitizations


When the Trust securitizes loans and retains 100% of the beneficial interests created, the book value of the loans securitized is transferred to investment securities.


i.  Accounting For the Initial Transfer of Assets


The sole source of the Trust's assets has been contributions through Holdings from its parent, the Bank. The Trust records assets transferred by the Bank at the Bank's carryover basis. In return, the Trust issued equity to Holdings equal to the book value of the assets, less any credit related reserves that had been established by the Bank previous to the transfer. Because the consideration paid to the Bank, or the equity given, has no public market price, the Trust values the consideration given at the carryover basis of the assets received, unless the securities are issued concurrently to a third party, which then establishes their fair value. See Note 5. Through December 31, 2001, there have been two transfers of assets to the Trust (in thousands):

Book Value of
                     Fair Value                           Investment       Allowance for
                     of Loans        Book Value of      Securities and       Loan Loss
Date                 Transferred   Loans Transferred     Other Assets       Transferred     Total Equity
----                 -----------   -----------------    --------------     -------------    ------------
March 16, 1998       4,193,000        $3,519,371          $605,042          $8,765          $4,115,648
May 15, 2000         1,190,137        $1,257,952                 -          $2,516          $1,255,436

j.  Recent Accounting Pronouncements


The Trust adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended as of January 1, 2001, and reclassified $150 million of securities from held-to-maturity to available-for-sale as provided by SFAS No.
133. These securities had an unrealized loss of ($3.0) million at January 1, 2001. The Trust had no derivative instruments or any embedded derivative instruments that required bifurcation as of January 1, 2001.


NOTE 2 - INVESTMENT IN LOANS

The Trust's investment in loans includes the following:
(in thousands)


                                                            at December 31,
                                                       -------------------------
                                                          2001           2000
                                                       ----------     ----------
Residential real estate loans                          $1,334,703     $2,009,995
Consumer loans                                              8,250         26,791
                                                       ----------     ----------
Total Loans                                            $1,342,953     $2,036,786
                                                       ==========     ==========

Maturities of residential real estate loans are presented as follows (in thousands):

                                                            at December 31, 2001
                                                            --------------------
Maturing:
In one year or less                                              $      828
One to five years                                                     9,153
After five years                                                  1,324,722
                                                                 ----------
Total                                                            $1,334,703
                                                                 ==========

The activity for the allowance for loan losses is as follows (in thousands):

                                                                  Year ended December 31,
                                                                ---------------------------
                                                                  2001      2000      1999
                                                                -------   -------   -------
Allowance, beginning of year(1)                                 $8,519    $6,169    $8,421
Charge-offs:
  Residential                                                      837       202         -
  Consumer                                                         608     1,213     3,615
                                                                ------    ------    ------
    Total charge-offs                                            1,445     1,415     3,615

Recoveries:
  Residential                                                        1         5
  Consumer                                                          47        19       148
                                                                ------    ------    ------
    Total recoveries                                                48        24       148

Charge-offs, net of recoveries                                   1,397     1,391     3,467
Provision for loan losses                                       (1,907)    1,225     1,215
Acquired allowance and other additions                               -     2,516         -
                                                                ------    ------    ------
Allowance, end of year                                          $5,215    $8,519    $6,169
                                                                ======    ======    ======
Charge-offs, net of recoveries to average total loans            0.081%    0.062%    0.160%



NOTE 3 - INVESTMENT IN MORTGAGE-BACKED SECURITIES AVAILABLE-FOR-SALE

     The following table presents the composition and fair value of investment securities available-for-sale at the dates indicated (in thousands).

                                             December 31, 2001
                              --------------------------------------------------
                              Amortized    Unrealized    Unrealized      Fair
                                Cost      Appreciation   Depreciation    Value
                              ---------   ------------   ------------    -----
Total collateralized
  mortgage obligations
  available-for-sale          $66,349     $1,257                -        $67,606
                              =======     ======         ========        =======

The amortized cost and estimated fair value of investment securities available-for-sale at December 31, 2001, by contractual maturity are shown below (in thousands).


                                                              Amortized     Fair
                                                               Cost        Value
                                                            ---------    -------
Investment Securities Available-For-Sale:
   Due in one year or less                                   $66,349     $67,606
                                                             -------     -------
                                                             $66,349     $67,606
                                                             =======     =======

NOTE 4 - INVESTMENT IN MORTGAGE-BACKED SECURITIES HELD-TO-MATURITY

     The following table presents the composition and fair value of investment securities held-to-maturity at the dates indicated (in thousands).


                                            December 31, 2001                                     December 31, 2000
                                ------------------------------------------------     -----------------------------------------------
                                Amortized    Unrealized    Unrealized      Fair      Amortized    Unrealized   Unrealized    Fair
                                  Cost      Appreciation   Depreciation    Value       Cost      Appreciation  Depreciation  Value
                                ---------   ------------   ------------    -----     ---------   ------------  -----------   -------
U.S. government
  agencies                      $388,047     $6,658         $1,679        $393,026   $536,800     $5,377        $3,498      $538,679
Collateralized
  mortgage obligations
  Held-To-Maturity                     -          -               -              -    149,835          -         3,030       146,805
                                --------     ------         -------       --------   --------     ------        ------       -------
Total investment
  and mortgage-
  backed securities
  held-to-maturity              $388,047     $6,658         $1,679        $393,026   $686,635     $5,377        $6,528      $685,484
                                ========     ======         ======        ========   ========     ======        ======      ========


The amortized cost and estimated fair value of investment securities held-to-maturity at December 31, 2001, by contractual maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties (in thousands):



                                                            Amortized    Fair
                                                              Cost       Value
                                                            ---------   --------
Investment Securities Held to Maturity:
  Due in one year or less                                    $ 61,234   $ 62,175
  Due after one year through five years                       236,854    240,456
  Due after five years through ten years                       76,580     77,247
  Due after ten years                                          13,379     13,148
                                                             --------   --------
Total investment securities held-to-
  maturity                                                   $388,047   $393,026
                                                             ========   ========


NOTE 5 - PREFERRED STOCK

On May 15, 2000, the Bank contributed 100% participation interests in pools of residential mortgage loans with a principal balance of $1.26 billion to Holdings. Holdings contributed these participation interests to the Trust in exchange for the issuance to Holdings of 100,000 Series A shares, as well as 1,090,437 shares of Series B Variable Rate Dividend Noncumulative Preferred Interests.

On August 28, 2000, the Trust received from third party investors approximately $52 million of net proceeds from the issuance of 61,792 shares of 12% Series A Noncumulative Exchangeable Preferred Interests with a face value of $61.8 million. On the same date, Holdings received approximately $83 million for the sale to third parties of the 100,000 shares of the Trust's 12% Series A Noncumulative Exchangeable Preferred

Interests it owned with a face value of $100 million. The preferred interests were sold at a discount, which is being amortized by the Trust over the life of the preferred shares using the effective yield method. The entire discount and expenses of the offering for the Trust and Holdings totaling $26.8 million were charged to the Trust. The preferred interests may be redeemed at any time on or after May 16, 2020, at the option of the Trust, subject to the approval of the Office of Thrift Supervision ("OTS"). Under certain circumstances, the OTS and Federal Home Loan Bank ("FHLB") can require an automatic exchange of the preferred interests into preferred stock of the Bank. The aforementioned circumstances include the decline in the performance and capital levels of the Bank, the placement of the Bank into conservatorship or receivership, or the Trust's dissolution or the foreclosure on all or a significant portion of the Trust's assets.

On January 11, 1999, the Trust issued to Holdings all of its 1,000 authorized Series C preferred shares for $1,000, of which, 890 shares were retained by Holdings and 110 shares were resold to employees and directors of the Bank and their spouses.


The 12% Series A Noncumulative Exchangeable Preferred Interests have a liquidation preference of $1,000 per share. Dividends, if declared, are paid semi-annually at a per annum rate of 12% of the liquidation preference. Shares are redeemable at the Trust's option subsequent to May 16, 2020, subject to OTS approval.

The Series B Variable Rate Noncumulative Preferred Interests have a liquidation preference of $1,000 per share which is payable upon liquidation before any payment to common shareholders of the Trust. Dividends, if declared, are paid quarterly at a per annum rate equal to the 90 day LIBOR established two days before the commencement of the dividend period. Shares are redeemable at the discretion of the Trust.

Shares of the Series C Preferred Interests have a liquidation preference of $1,000 per share which is payable upon liquidation before any payment to common shareholders of the Trust and any other class or series of securities of the Trust. Dividends are cumulative and are paid annually at a per annum rate of 8% of the liquidation preference.


NOTE 6 - COMMON STOCK

Upon formation on March 17, 1998, the Trust issued 10,000 common shares to Holdings in exchange for its initial portfolio of assets that consisted of (i) 100% participation interests in pools of residential mortgage, home equity and automobile loans with an aggregate principal amount of $3.52 billion, and (ii) fixed rate residential mortgage-backed securities with an aggregate principal amount of $628 million.

NOTE 7 - REGULATORY MATTERS

As discussed in Note 5 and Note 9, certain events can result in each share of registered preferred stock in the Trust automatically being exchanged for one newly issued share of the Bank preferred stock.


Additionally, the Trust must satisfy certain asset, income and stock ownership tests to sustain its status as a REIT. Failure to meet the requirements in a taxable year will subject the Trust to federal income tax in that year and the subsequent four years.


NOTE 8 - FAIR VALUE OF FINANCIAL INSTRUMENTS

The following table presents disclosures about the fair value of financial instruments as defined by SFAS No. 107, "Fair Value of Financial Instruments." These fair values are presented based upon subjective estimates of relevant market conditions at a specific point in time and information about each financial instrument. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. These techniques involve uncertainties resulting in variability in estimates affected by changes in assumptions and risks of the financial instruments at a certain point in time. Therefore, the derived fair value estimates presented below cannot be substantiated by comparison to independent markets. In addition, the fair values do not reflect any premium or discount that could result from offering for sale at one time an entity's entire holdings of a particular financial instrument nor does it reflect potential taxes and the expenses that would be incurred in an actual sale or settlement. Accordingly, the aggregate fair value amounts presented do not necessarily represent the underlying value of the Trust (in thousands):

                                                                                     December 31
                                                                  -------------------------------------------------
                                                                        2001                      2000
                                                                  -----------------------   -----------------------
                                                                   Carrying       Fair       Carrying       Fair
                                                                     Value        Value        Value        Value
                                                                  ----------   ----------   ----------   ----------
Financial Assets:
Cash                                                              $  41,351    $   41,351   $  274,641   $  274,641
Investment in mortgage-backed securities:
  available-for-sale                                                 67,606        67,606            -            -
  held-to-maturity                                                  388,047       393,026      686,635      685,484
Investment in loans (net of allowance)                            1,337,738     1,363,798    2,028,267    1,944,814
                                                                 ----------    ----------   ----------   ----------
                                                                 $1,834,742    $1,865,781   $2,989,543   $2,904,939
                                                                 ==========    ==========   ==========    =========


The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

Cash. For these short-term instruments, the carrying amount is a reasonable estimate of fair value.


Investment in mortgage-backed securities. The fair value of investment in mortgage-backed securities available-for-sale and held-to-maturity is estimated based upon bid quotations received from securities dealers and an independent pricing servicing bureau.


Investment in loans. Fair value is estimated by discounting cash flows using estimated market discount rates at which similar loans would be made to borrowers and reflect similar credit ratings and interest rate risk for the same remaining maturities.

The primary market risk to the Trust is interest rate risk. Interest rates are highly sensitive to many factors, including governmental monetary and tax policies, domestic and international economic and political considerations and other factors beyond the Trust's control. Changes in the level of interest rates also can affect the value of the mortgage-backed securities and the Trust's ability to realize gains from the sale of these assets. Changes in interest rates may also have an effect on the rate of mortgage principal prepayments and, as a result, prepayments on mortgage-backed securities.


NOTE 9 - GUARANTEE OF DEBT

All of the Trust's assets are pledged to the FHLB to secure borrowings of the Bank. As of December 31, 2001, the Bank had outstanding FHLB borrowings of approximately $6.03 billion. The Trust has entered into a number of security and other agreements with the FHLB in connection with such borrowings and guarantee. In the event the FHLB forecloses or takes any similar action with respect to more than $500 million of the Trust's assets, including prohibiting any remittance by the Bank, in its capacity as servicer, to the Trust of payments received in respect of such assets, each share of registered preferred interests will automatically be exchanged for one newly issued share of the Bank's preferred stock. No vote, approval or consent of the holders of the registered preferred interests is required for the FHLB to exercise any of its rights under the FHLB agreements, including causing the dissolution of the Trust.


The Bank, in its capacity as servicer, may not remit any interest or principal payments received on mortgage loans it services for the Trust if prohibited by the FHLB. Additionally, the Trust has covenanted to refrain from taking certain actions without the FHLB's prior consent, including entering into certain contracts that would obligate the Trust to make payments above nominal levels to persons other than the FHLB. Accordingly, the FHLB could prevent the Trust from entering into service or acquisition agreements that might be beneficial to the Trust or necessary in order to reinvest the proceeds from interest and principal payments on the Trust's assets. In addition, in connection with its security interest in the Trust's assets, the FHLB has been granted certain rights that it may exercise in the event of a default under the Bank's loan agreements with the FHLB, including the ability to cause the dissolution of the Trust. In such event, an automatic exchange will be deemed to occur immediately before the filing of a certificate of cancellation of the Trust.


NOTE 10 - RELATED PARTY TRANSACTIONS


Sovereign Bank, as servicer under the participation and loan servicing agreements with respect to the loans, currently receives an annual servicing fee for the performance of the servicing obligations with respect to (i) each fixed rate mortgage loan, equal to 0.25% of the then outstanding principal balance of such mortgage loan, (ii) each adjustable rate mortgage loan, equal to 0.375% of the then outstanding principal balance of such mortgage loan, or (iii) each loan serviced by a servicer other than Sovereign Bank, equal to 0.01% of the then outstanding principal balance of the loan.


The servicing fee netted against gross interest income was $1.4 million, $3.4 million and $4.7 million for the years ended December 31, 2001, 2000 and 1999, respectively.

The Bank is, through Holdings, the sole holder of common shares of Trust. The Bank provides operations, management and administrative support services to the Trust. All of the officers and trustees of Trust (other than the Delaware Trustee) are also officers and/or directors of the Bank. Included in the 2000 expenses are $920,000 of costs for advisory services provided by the Bank that ultimately resulted in the securitization of residential loans. The Bank may charge the Trust 103% of all direct and indirect costs incurred by the Bank on the Trust's behalf. To date, the Bank has not charged the Trust for any such costs. All the Trust's cash accounts are held at the Bank. In 2001, the Bank paid the Trust $15.6 million for interest on cash balances maintained in depository accounts at the Bank.

NOTE 11 - EARNINGS PER SHARE

The Trust has a simple capital structure. Diluted earnings per share are the same as basic earnings per share. The following table presents the computation of the earnings per share for the periods indicated (in thousands, except share counts and per share values):

                                                            Year ended December 31
                                                   ---------------------------------------
                                                       2001          2000          1999
                                                   -----------   -----------   -----------
Calculation of income for EPS:
Net income                                         $181,404      $182,337      $165,646
Less preferred dividends                            109,675        43,193            80
Amortization of discount on preferred shares          1,248           413             -
                                                   --------      --------      --------
Net income for basic and diluted EPS               $ 70,481      $138,731      $165,566
                                                   ========      ========      ========
Weighted average common shares outstanding           10,000        10,000        10,000
                                                   ===========   ===========   ===========
Basic and diluted earnings per share               $  7,048.10   $ 13,873.10   $ 16,556.60



NOTE 12 - COMPREHENSIVE INCOME

The following table presents the components of comprehensive income for the periods indicated (in thousands):



                                                      Year Ended December 31,
                                                   -----------------------------
                                                     2001                 2000
                                                   --------              -------
Net Income                                         $181,404             $182,337

Cumulative effect of change of
  accounting principle                               (3,055)                   -

Net unrealized gain recognized
  in other comprehensive income                       4,312                    -
                                                   --------             --------
Comprehensive Income                               $182,661             $182,337
                                                   ========             ========


                     Sovereign Real Estate Investment Trust
                            Statements of Operations
              (dollar amounts in thousands, except per share data)
                                   (Unaudited)

                                                 Three Months Ended March 31,
                                               ------------------------------
                                                  2002                 2001
                                               --------              --------
Interest Income
  Interest on loans                             $21,585               $36,799
  Interest on interest earning deposits           1,605                     -
  Interest on investment securities:
    Available-for-sale                              370                 2,453
    Held-to-maturity                              5,975                 8,896
                                               --------              --------
    Total Interest Income                        29,535                48,148

Net provision for loan losses                        73                (2,434)
                                               --------              --------
Interest income after provision
  for loan losses                                29,462                50,582

Compensation expense                                 56                    45
                                                -------              --------
Income before loss on sale of properties         29,406                50,537
Other real estate owned losses, net                (575)                    -
                                               --------              --------
Net Income                                      $28,831               $50,537
                                               ========              ========
Net income available to
  common stockholders                           $11,858               $23,578
                                               ========              ========

Basic and diluted earnings per                $1,185.80            $ 2,357.80
  common share                               ==========           ===========
Dividends Declared Per:
Common Share                                  $       -            $ 2,357.80
Preferred Share - Series A                            -                     -
Preferred Share - Series B                        15.28                 24.44
Preferred Share - Series C                            -                     -

                     Sovereign Real Estate Investment Trust
                                 Balance Sheets
                          (dollar amounts in thousands)

                                                          March 31, 2002      December 31, 2001
                                                            (Unaudited)
                                                        ------------------   ------------------
ASSETS
Cash                                                        $  377,352           $   41,351
Investment in loans                                          1,149,942            1,342,953
Allowance for loan losses                                       (4,522)              (5,215)
Investment in mortgage-backed securities,
  Available for sale                                             9,442               67,606
  Held-to-maturity (approximate fair value of
  $350,877 and $393,026 at March  31, 2002, and
  December 31, 2001, respectively)                             347,639              388,047
Accrued interest receivable                                     10,063               12,646
Other real estate owned                                          2,908                2,893
Due from affiliates - payments in process                       93,469              108,964
                                                            ----------           ----------
    Total Assets                                            $1,986,293           $1,959,245
                                                            ==========           ==========
LIABILITIES

 Dividends payable                                          $  156,056           $  139,771
 Accrued liabilities                                               245                   19
                                                            ----------           ----------
   Total Liabilities                                           156,301              139,790
                                                            ==========           ==========
STOCKHOLDERS' EQUITY
 Preferred stock;
   $1,000 liquidation preference:
 Series A - 161,792 shares authorized, issued and
   outstanding at March 31, 2002, and December 31,
   2001                                                        161,792              161,792
 Series B - 1,090,437 shares authorized;
   issued and outstanding at March 31, 2002, and
   December 31, 2001                                         1,090,437            1,090,437
 Series C - 1000 shares authorized; 1000 shares
   issued and outstanding at March 31, 2002, and
   December 31, 2001                                             1,000                1,000
 Series D - 0 shares authorized, issued
   and outstanding at March 31, 2002, and
   December 31, 2001                                                 -                    -
 Common Stock; $0.01 par value, 10,000
   shares authorized, 10,000 shares issued
   and outstanding at March 31, 2002, and
   December 31, 2001                                                 -                    -
 Additional paid in capital                                    564,710              564,969
 Accumulated other comprehensive income                            195                1,257
 Retained earnings                                              11,858                    -
                                                             ---------            ---------
   Total Stockholders' Equity                                1,829,992            1,819,455
                                                             ---------            ---------

 Total Liabilities & Stockholders' Equity                   $1,986,293           $1,959,245
                                                             =========            =========

                     Sovereign Real Estate Investment Trust
                  Statements of Changes in Stockholders' Equity
                          (dollar amounts in thousands)
                                   (Unaudited)

                                                       Number
                                                         of
                                                       Common        Common                Preferred Stock
                                                       Shares        Stock        Series A      Series B      Series C
                                                     ----------   -----------    ----------    ----------    ----------
Balance, December 31, 2001                               10,000   $         -    $  161,792    $1,090,437    $    1,000

Net Income                                                    -             -             -             -             -

Change in unrecognized gain/(loss) on
    investment securities available-for sale                 -              -             -             -             -
                                                     ----------   ----------     ----------    ----------    ----------
Total Comprehensive Income                                    -             -             -             -             -

Amortization of Discount on Preferred                         -             -             -             -             -
Dividends declared on preferred stock                         -             -             -             -             -
                                                     ----------    ----------    ----------    ----------    ----------
Balance, March 31, 2002                                  10,000    $        -    $  161,792    $1,090,437    $    1,000
                                                     ==========    ==========    ==========    ==========    ==========

                                                       Accumulated
                                                       Additional        Other
                                                       Paid in           Comprehensive     Retained
                                                       Capital           Income            Earnings          Total
                                                       ----------        ----------        ----------        ----------
Balance, December 31, 2001                             $  564,969        $    1,257        $        -        $1,819,455

Net Income                                                      -                              28,831            28,831

Change in unrecognized gain/(loss) on
    investment securities available-for sale                    -            (1,062)                -            (1,062)
                                                       ----------        ----------        ----------        ----------
Total Comprehensive Income                                      -            (1,062)           28,831            27,769

Registration costs                                           (574)                -                 -              (574)
Amortization of discount on preferred                         315                 -              (315)                -
Dividends declared on preferred stock                           -                 -           (16,658)          (16,658)
                                                       ----------        ----------        ----------        ----------
Balance, March 31, 2002                                $  564,710        $      195        $   11,858        $1,829,992
                                                       ==========        ==========        ==========        ==========

                     Sovereign Real Estate Investment Trust
                             Statement of Cash Flows
                             (dollars in thousands)
                                   (Unaudited)

                                                          Three months ended March 31,
                                                          ---------------------------
                                                               2002          2001
                                                             -------       --------
Cash Flow from Operating Activities:
  Net income                                                 $ 28,831      $ 50,537
  Adjustments to reconcile net income to
   net cash provided by operating activities:
    Net provision for loan losses                                  73        (2,434)
    Other real estate owned losses, net                           575             -
  Net Change in:
    Accrued interest receivable                                 2,583           157
    Due from affiliates - payments in process                  15,495       (20,138)
    Other real estate owned                                      (590)         (334)
    Accrued liabilities                                          (348)            -
                                                             --------      --------
Net cash provided by operations                                46,619        27,788

Cash Flows From Investing Activities
  Proceeds from repayment of investment
   securities:
    Available-for-sale                                         57,102         8,967
    Held-to-maturity                                           40,408        33,118
  Proceeds from sale of loans                                   3,542           671
  Net change in loans other than
   purchase and sales                                         188,703       123,201
                                                             --------      --------
Net cash provided investing activities                        289,755       165,957

Cash Flow From Financing Activities
  Dividends paid on common stock                                    -      (226,115)
  Dividends paid on preferred stock                              (373)      (30,007)
                                                             --------      --------
Net cash used by financing activities                            (373)     (256,122)
                                                             --------      -------
Net increase/(decrease) in cash and
  cash equivalents                                            336,001       (62,377)
                                                             --------       -------
Cash and cash equivalents at beginning of period               41,351       274,641
                                                             --------      --------
Cash and cash equivalents at end of period                   $377,352       212,264
                                                             ========      ========

                     Sovereign Real Estate Investment Trust
                          Notes to Financial Statements
                                   (Unaudited)

NOTE 1 - BASIS OF PRESENTATION AND ACCOUNTING POLICIES

Basis of Presentation

     Sovereign Real Estate Investment Trust ("Trust") is a subsidiary of Sovereign REIT Holdings, Inc. ("Holdings"), which is a wholly-owned subsidiary of Sovereign Bank (the "Bank"), which is a wholly-owned subsidiary of the Company's ultimate parent, Sovereign Bancorp, Inc. ("SBI").

     The accompanying financial statements have been prepared in accordance with the instructions for Form 10-Q and therefore do not include certain information or footnotes necessary for the presentation of financial condition, results of operations, stockholders' equity, and cash flows in conformity with generally accepted accounting principles. However, in the opinion of management, the financial statements reflect all adjustments (which consist of normal recurring accruals) necessary for the fair presentation of the results for the unaudited periods.

     The preparation of these financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

         The results of operations for the three-month period ended March 31, 2002, are not necessarily indicative of the results which may be expected for the entire year. The financial statements should be read in conjunction with the Trust's audited financial statements for the year ended December 31, 2001.

         The Trust adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended as of January 1, 2001, and reclassified $150 million of securities from held-to-maturing to available-for-sale as provided by SFAS No.
133. These securities had an unrealized loss of $3.0 million at January 1, 2001. The Trust has no derivative instruments or any embedded derivative instruments that require bifurcation.

NOTE 2 - EARNINGS PER SHARE

         The Trust has a simple capital structure with no dilutive interests. Diluted earnings per share are the same as basic earnings per share.

     The following table presents the computation of earnings per share for the periods indicated (in thousands, except share counts and per share values).


                                                           Period Ended March 31,
                                                        ---------------------------
                                                            2002          2001
                                                           --------     --------
Calculation of income for EPS:
Net income                                                  $28,831      $50,537
Less preferred dividends                                     16,658       26,648
Amortization of discount on preferred shares                    315          311
                                                            -------      -------
Net income for basic and fully diluted shares               $11,858      $23,578
                                                            =======      =======
Weighted average common shares outstanding                   10,000       10,000
                                                            =======      =======

Basic and diluted earnings per share                        $1,185.80    $2,357.80

NOTE 3 - INVESTMENT IN MORTGAGE-BACKED SECURITIES AVAILABLE-FOR-SALE

     The following table presents the composition and fair value of investment securities available-for-sale at the dates indicated (in thousands).

Note 3:  Investment in Mortgage-Backed Securities Available-for-Sale

                                       March 31, 2002                                             December 31, 2001
                          -------------------------------------------------       --------------------------------------------------
                          Amortized  Unrealized     Unrealized       Fair         Amortized   Unrealized     Unrealized      Fair
                            Cost    Appreciation   Depreciation      Value          Cost     Appreciation   Depreciation     Value
                          --------  ------------   ------------     -------       --------   ------------   ------------   ---------
Total collateralized
  mortgage obligations
  available-for-sale      $  9,247      $    196      $      1      $  9,442      $6 6,349      $  1,257      $     -       $ 67,606
                          ========      ========      ========      ========      ========      ========      ========      ========

NOTE 4 - INVESTMENT IN SECURITIES HELD-TO-MATURITY

         The following table presents the composition and fair value of investment securities held-to-maturity at the dates indicated (in thousands).

Note 4:  Investment in Mortgage-Backed Securities Held-to-Maturity


                                       March 31, 2002                                             December 31, 2001
                          -------------------------------------------------       --------------------------------------------------
                          Amortized  Unrealized     Unrealized       Fair         Amortized   Unrealized     Unrealized      Fair
                            Cost    Appreciation   Depreciation      Value          Cost     Appreciation   Depreciation     Value
                          --------  ------------   ------------     -------       --------   ------------   ------------   ---------
Total investment and
 mortgage-backed
 securities held-to-
 maturity                 $347,639      $  5,482      $  2,243      $350,878      $388,047      $  6,658      $  1,679      $393,026
                          ========      ========      ========      ========      ========      ========      ========      ========

NOTE 5 - COMPOSITION OF LOAN PORTFOLIO

     The following table represents the composition of the loan portfolio by type of loan at the dates indicated: (dollars in thousands).

Note 5:  Composition of Loan Portfolio

                                            March 31,          December 31,
                                              2002                  2001
                                         --------------       --------------
                                            Balance               Balance
                                           ----------           ----------
Total residential real estate loans         $1,144,346           $1,334,703
Total consumer loans                             5,596                8,250
                                              --------             --------
    Total Loans                             $1,149,942           $1,342,953
                                            ==========           ==========


NOTE 6 - COMPREHENSIVE INCOME

         The following table presents the components of comprehensive income for the periods indicated (in thousands):

                                                      Three Month Period
                                                       Ended March 31,
                                                --------------------------
                                                  2001              2000
                                                --------          --------
Net Income                                      $ 28,831          $ 50,537

Cumulative effect of change of accounting
  principle                                            -            (3,055)

Net unrealized gain recognized
  in other comprehensive income                   (1,062)              130
                                                --------          --------
Comprehensive Income                            $ 27,769          $ 47,612
                                                ========          ========

_____________________, 2002
                                  $161,792,000

                     SOVEREIGN REAL ESTATE INVESTMENT TRUST

                        OFFER TO EXCHANGE ALL OUTSTANDING
           12% SERIES A NONCUMULATIVE EXCHANGEABLE PREFERRED INTERESTS
         FOR 12% SERIES A NONCUMULATIVE EXCHANGEABLE PREFERRED INTERESTS

                         -------------------------------

                                   PROSPECTUS

                        --------------------------------

--------------------------------------------------------------------------------

     We have not authorized any dealer, salesperson or other person to give you written information other than this prospectus or to make representations as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or our solicitation of your offer to buy these securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sales made hereunder after the date of this prospectus shall create an implication that the information contained herein or the affairs of the Trust have not changed since the date hereof.
--------------------------------------------------------------------------------

     Until __________________, 2002, all dealers that effect transactions in these securities, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

--------------------------------------------------------------------------------

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 3817 of Title 12 of the Delaware Code provides that indemnification of trustees and officers of a Delaware trust may be provided to the extent specified or authorized by its declaration of trust or a bylaw provision adopted by its shareholders.

     Under Section 4.10 of the Amended and Restated Declaration of Trust of the Registrant, the Registrant is required to indemnify and hold harmless each Trustee to the fullest extent required or permitted by Delaware law for any loss, damage or claim incurred by such Trustee by reason of any act or omission performed or omitted by such Trustee on behalf of the Trust, except that no Trustee is entitled to indemnification in respect of any loss, damage, or claim incurred by such Trustee by reason of such Trustee's bad faith, willful negligence, gross negligence, or reckless disregard of such Trustee's duties. In addition, the Trust is required to advance to the fullest extent permitted by law, expenses (including legal fees) incurred by a Trustee in defending any claim, demand, action, suit or proceeding prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Trust of an undertaking by or on behalf of such Trustee to repay such amount if it shall be determined that such Trustee is not entitled to be indemnified as authorized in
Section 4.10 of the Amended and Restated Declaration of Trust. The rights accruing to the Trustee under such provisions do not exclude any other rights established in the Amended and Restated Declaration of Trust, or any other right to which a Trustee lawfully may be entitled and nothing in the Amended and Restated Declaration of Trust and the Business Trust Act restricts the right of the Trust to indemnify or reimburse a Trustee in any proper cause even though not specifically provided for therein.

ITEM 21.  EXHIBITS and FINANCIAL STATEMENT SCHEDULES

(a)  EXHIBITS

 EXHIBIT
 NUMBER           DESCRIPTION

  3.1             Certificate of Trust, as corrected, dated
                  March 17, 1998, of Sovereign Real Estate
                  Investment Trust*

  3.2 Amended and Restated Declaration of Trust dated August 15, 2000, of Sovereign Real
                  Estate Investment Trust*

  3.3             Bylaws of Sovereign Real Estate Investment
                  Trust*


  5.1             Opinion of Stevens & Lee, P.C.*

  8.1             Tax Opinion of Stevens & Lee*

  10.1 Registration Rights Agreement dated as of August 25, 2000 among Sovereign Real Estate Investment Trust, Sovereign Bank, and Lehman Brothers Inc. and Salomon Smith Barney Inc.*

  12.1            Ratio of Earnings to Fixed Charges and
                  Preferred Dividends

  23.1            Consent of Stevens & Lee, P.C.*

  23.2            Consent of Ernst & Young LLP

  24.1            Power of Attorney*

  99.1            Preliminary Offering Circular, dated
                  June 25, 2002, regarding Sovereign Bank Preferred
                  Stock

  99.2            Letter of Transmittal*

  99.3            Notice of Guaranteed Delivery*


----------
*  previously filed

ITEM 22.  UNDERTAKINGS.


     (A) The undersigned registrant hereby undertakes(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by
     Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and
     (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (B) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form; and

     (C) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (B) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (D) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 20, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (E) The undersigned hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the date of the registration statement through the date of responding to the request.

     (F) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 2 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Borough of Wyomissing, Commonwealth of Pennsylvania on June 26, 2002.

                                                SOVEREIGN REAL ESTATE INVESTMENT
                                                TRUST

                                                     By:/S/ Dennis S. Marlo*
                                                        ------------------------
                                                            Dennis S. Marlo
                                                            President

         Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to Registration Statement has been signed by the following persons in the capacities indicated on June 26, 2002.

SIGNATURES                       TITLE                              DATE

/s/ Dennis S. Marlo*             Administrative                     June 26,2002
-----------------------            Trustee (Principal
Dennis S. Marlo                    Executive Officer)


/s/ Mark R. McCollom*            Administrative                     June 26,2002
-----------------------            Trustee (Principal
Mark R. McCollom                   Financial and
                                   Accounting Officer)

/s/ David A. Silverman*          Administrative                     June 26,2002
-----------------------            Trustee
David A. Silverman


*By /s/ Wesley R. Kelso
-----------------------
Wesley R. Kelso,
Attorney-in-Fact

                                    EXHIBITS

 EXHIBIT
  NUMBER             DESCRIPTION

   3.1               Certificate of Trust, as corrected, dated
                     March 17, 1998, of Sovereign Real Estate
                     Investment Trust*

   3.2 Amended and Restated Declaration of Trust dated August 15, 2000, of Sovereign Real
                     Estate Investment Trust*

   3.3               Bylaws of Sovereign Real Estate Investment
                     Trust*


   5.1               Opinion of Stevens & Lee, P.C.*

   8.1               Tax Opinion of Stevens & Lee*


   10.1 Registration Rights Agreement dated as of August 28, 2000 among Sovereign Real Estate Investment Trust, Sovereign Bank, and Lehman Brothers Inc. and Salomon Smith Barney Inc.*

   12.1              Ratio of Earnings to Fixed Charges and
                     Preferred Dividends


   23.1              Consent of Stevens & Lee, P.C.*

   23.2              Consent of Ernst & Young LLP

   24.1              Power of Attorney*

   99.1              Preliminary Offering Circular, dated
                     June 25, 2002, regarding Sovereign Bank
                     Preferred Stock

   99.2              Letter of Transmittal*

   99.3              Notice of Guaranteed Delivery*



----------
*  previously filed

                                  June 27, 2002



VIA EDGAR

Securities and Exchange Commission
Division of Corporation Finance
450 Fifth Street, N.W.
Washington, D.C.  20549

Re:  Sovereign Real Estate Investment Trust
     Amendment No. 2 to Registration Statement on Form S-4

Ladies and Gentlemen:

     Enclosed for filing by EDGAR is Amendment No. 2 to Registration Statement No. 333-81150 on Form S-4 ("Amendment No. 2") of Sovereign Real Estate Investment Trust, originally filed on January 22, 2002, with exhibits. In accordance with the Commission's rules, Amendment No. 2 has been marked to indicate any changes made.

     We are filing Amendment No. 2 primarily to update the Financial Statements, Management's Discussion and Analysis and the Selected Financial Data to include the required information as of and for the three months ended March 31, 2002. We call to your attention that our Memorandum of Supplemental Information and Documentation of Changes dated and sent to you on May 14, 2002, responds to the comments contained in your comment letter dated February 6, 2002. Courtesy copies of Amendment No. 2 will be sent by Federal Express together with a copy of this transmittal letter to J.J. Matthews, Linda Van Dorn, Paul Fischer, and Elaine Wolff.

     If you have any questions regarding this filing, please contact the undersigned at (610) 478-2112 or Wesley R. Kelso at (717) 399-6632.

                                Very truly yours,

                                  STEVENS & LEE


                              /s/ Frank M. Macerato
                              ---------------------
                                  Frank M. Macerato

FMM:mm
Enclosures

cc:   Mr. J.J. Matthews
      Ms. Linda Van Dorn
      Mr. Paul Fischer
      Ms. Elaine Wolff
      Mr. Jay S. Sidhu (w/o enc.)
      Mr. Dennis S. Marlo (w/enc.)
      Mr. Mark R. McCollom (w/enc.)
      Mr. John Merva, Esquire (w/enc.)
      Mr. Larry Davis (w/enc.)
      Steven Wanner, CPA (w/enc.)
      Wesley R. Kelso, Esquire (w/enc.)
      Joseph M. Harenza, Esquire (w/o enc.)